Exhibit 2.1

AGREEMENT AND PLAN OF MERGER dated as of January 28, 2011, among MOUNTAIN MERGER SUB, INC., ALPHA NATURAL RESOURCES, INC. and MASSEY ENERGY COMPANY

TABLE OF CONTENTS

 Page

ARTICLE I

The Merger

SECTION 1.01.	The Merger	2
SECTION 1.02.	Closing	2
SECTION 1.03.	Effective Time	3
SECTION 1.04.	Effects of the Merger	3
SECTION 1.05.	Certificate of Incorporation and Bylaws	3
SECTION 1.06.	Directors	3
SECTION 1.07.	Officers	3

ARTICLE II

Effect of the Merger on the Capital Stock of the Constituent Corporations; Exchange of Certificates

SECTION 2.01.	Effect on Capital Stock	3
SECTION 2.02.	Exchange of Certificates	5
SECTION 2.03.	Company Incentive Awards	9

ARTICLE III

Representations and Warranties

SECTION 3.01.	Representations and Warranties of the Company	13
SECTION 3.02.	Representations and Warranties of the Buyer Entities	35

ARTICLE IV

Covenants Relating to Conduct of Business

SECTION 4.01.	Conduct of Business	55
SECTION 4.02.	No Solicitation by the Company; Board of Directors of the Company Recommendation	65
SECTION 4.03.	No Solicitation by Parent; Board of Directors of Parent Recommendation	70

ARTICLE V

Additional Agreements

ARTICLE VI

Conditions Precedent

SECTION 6.01.	Conditions to Each Party’s Obligation to Effect the Merger	91
SECTION 6.02.	Conditions to Obligations of the Buyer Entities	92
SECTION 6.03.	Conditions to Obligation of the Company	93
SECTION 6.04.	Frustration of Closing Conditions	94

ARTICLE VII

Termination, Amendment and Waiver

ARTICLE VIII

General Provisions

SECTION 8.01.	Nonsurvival of Representations and Warranties	98
SECTION 8.02.	Notices	98
SECTION 8.03.	Definitions	99
SECTION 8.04.	Interpretation	102

ii

Annex I	Index of Defined Terms
Exhibit A	Certificate of Incorporation of the Surviving Corporation
Exhibit B	Tax Certificate

iii

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of January 28, 2011, among MOUNTAIN MERGER SUB, INC., a Delaware corporation (“MergerCo”), ALPHA NATURAL RESOURCES, INC., a Delaware corporation (“Parent” and, together with MergerCo, the “Buyer Entities”), and MASSEY ENERGY COMPANY, a Delaware corporation (the “Company”).

WHEREAS, the respective Boards of Directors of each of Parent, MergerCo and the Company have approved this Agreement and determined that the terms of this Agreement, including the Merger of MergerCo with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth herein, are in the best interests of Parent, MergerCo or the Company, as the case may be, and their respective stockholders.

WHEREAS, the respective Boards of Directors of each of MergerCo and the Company have declared the advisability of this Agreement, recommended adoption of this Agreement by their respective stockholders and directed that this Agreement be submitted to their respective stockholders for adoption.

WHEREAS, the Board of Directors of Parent has resolved to recommend approval by the stockholders of Parent of the amendment of Parent’s certificate of incorporation to increase the number of authorized shares of common stock, par value $0.01 of Parent (“Parent Common Stock”) and the issuance of shares of Parent Common Stock in connection with the Merger, upon the terms and subject to the conditions set forth herein.

WHEREAS, for U.S. Federal income tax purposes, the Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”), and this Agreement is intended to be, and is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

WHEREAS, the Company, Parent and MergerCo desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

The Merger

                      SECTION 1.01.  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), MergerCo shall be merged with and into the Company at the Effective Time.  Following the Effective Time, the separate corporate existence of MergerCo shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

                      SECTION 1.02.  Closing.

(a)  The closing of the Merger (the “Closing”) will take place at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York 10006 (i) at 10:00 a.m., New York time, on the later of (A) the second business day after satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions) and (B) the earlier of (1) a date during the Marketing Period to be specified by the Parent on no fewer than two business days’ notice to the Company and (2) the final day of the Marketing Period; provided, however, that if the Closing would otherwise occur on or after the 20th day of a particular month, then Parent may postpone the Closing until the last business day of such month so long as the last business day of such month is no later than the Outside Date, or (ii) such other time or date as agreed to in writing by the Company and the Buyer Entities.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

(b)  The term “Marketing Period” means the first period of 20 consecutive business days after the date hereof throughout which: (i) the Buyer Entities shall have the Required Financial Information that the Company is required to provide to the Parent pursuant to Section 5.09(b) in connection with any portion of the Financing to be consummated on the Closing Date; provided, that if the Company shall in good faith reasonably believe it has delivered the Required Financial Information, it may deliver to the Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Marketing Period shall be deemed to have commenced on the date of such notice unless the Parent in good faith reasonably believes the Company has not completed delivery of the Required Financial Information or cannot obtain from the financing sources confirmation that the Required Financial Information has been provided and, within four business days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating to the extent reasonably possible which Required Financial Information the Company has not delivered) and (ii) the conditions set forth in Section 6.01 and Section 6.02 shall be satisfied (other than those conditions that by their nature can only be satisfied at the Closing) and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 6.01 and Section 6.02 to fail to be satisfied assuming the Closing were to be scheduled for any time during such 20-consecutive-business-day period; provided that if the Marketing Period has not been completed (i) prior to August 22, 2011, the Marketing Period shall commence no earlier than September 7, 2011 and (ii) prior to December 19, 2011, the Marketing Period shall commence no earlier than January 3, 2012; provided, further, that November 24-25, 2011 shall not be considered business days for purposes of the definition of “Marketing Period” but a period including such days shall be considered a consecutive period for purposes of the definition of “Marketing Period”; provided, further, that the Marketing Period shall not be deemed to have commenced if, prior to the completion of such 20-consecutive-business-day period, (A) the Company’s auditor shall have withdrawn its audit opinion with respect to any year end audited financial statements set forth in the Company SEC Documents, (B) the financial statements included in the Required Financial Information that is available to the Buyer Entities on the first day of any such 20-consecutive-business-day period would be required to be updated under Rule 3-12 of Regulation S-X in order to be sufficiently current on any day during such 20-consecutive-business-day period to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such 20-consecutive-business-day period, in which case the Marketing Period shall not be deemed to commence until the receipt by Parent of updated Required Financial Information that would be required under Rule 3-12 of Regulation S-X to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such new 20-consecutive-business-day period, (C) the Company shall have publicly announced any intention to restate any material financial information included in the Required Financial Information or that any such restatement is under consideration, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the Company SEC Documents have been amended or the Company has determined that no restatement shall be required or (D) the Company shall have been delinquent in filing any annual, quarterly or periodic report with the SEC that would have been required to be filed by it with the SEC, in which case the Marketing Period will not be deemed to commence until all such delinquencies have been cured; and provided, further, that the Marketing Period shall end on any earlier date on which the entire Financing is consummated.

                      SECTION 1.03.  Effective Time.  Subject to the provisions of this Agreement, as promptly as practicable on the Closing Date, the parties shall file a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL and shall make all other filings and recordings required under the DGCL.  The Merger shall become effective at such date and time as the Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such subsequent date and time as the Company and MergerCo shall agree and specify in the Certificate of Merger.  The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

                      SECTION 1.04.  Effects of the Merger.  The Merger shall have the effects set forth in Section 259 of the DGCL.

                      SECTION 1.05.  Certificate of Incorporation and Bylaws.  (a)  The Amended and Restated Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time (the “Company Certificate of Incorporation”), shall be amended at the Effective Time to be in the form of Exhibit A and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b)  The Amended and Restated Bylaws of the Company, as in effect immediately prior to the Effective Time (the “Company Bylaws”), shall be amended at the Effective Time to be in the form of the bylaws of MergerCo as in effect immediately prior to the Effective Time and, as so amended, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

                      SECTION 1.06.  Directors.  The directors of MergerCo immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                      SECTION 1.07.  Officers.  The officers of MergerCo immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II

Effect of the Merger on the Capital Stock of the
Constituent Corporations; Exchange of Certificates

                      SECTION 2.01.  Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, MergerCo, the Company or the holder of any shares of common stock, par value $0.625 per share, of the Company (“Company Common Stock”) or any shares of capital stock or other equity interests of Parent or MergerCo:

                   (a)  Capital Stock of MergerCo.  Each share of common stock, par value $0.01, of MergerCo (the “MergerCo Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

                   (b)  Cancellation of Treasury Stock and Certain Other Stock.  Each share of Company Common Stock that is directly owned by the Company, including as treasury stock, or by Parent, MergerCo or any Subsidiaries of Parent immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

                   (c)  Conversion of Company Common Stock.  Subject to Sections 2.01(d) and 2.02(f), each share of Company Common Stock (including Company Restricted Stock) issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.01(b) and as provided in Section 2.01(e) with respect to the Appraisal Shares) shall be converted into the right to receive (i) that number of fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio (the “Stock Merger Consideration”) and (ii) $10.00 in cash, without interest (the “Cash Merger Consideration” and together with the Stock Merger Consideration, the “Merger Consideration”).  All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) that immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor pursuant to Section 2.02(f) and any dividends or other distributions to which holders become entitled upon the surrender of such Certificate in accordance with Section 2.02(d), without interest.  For purposes of this Agreement, the “Exchange Ratio” means 1.025.  Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time (and solely as, and to the extent, permitted by Article IV) the outstanding shares of Parent Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class of shares, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, reverse split, combination or exchange of shares, or any similar event shall have occurred, then the Exchange Ratio, the Cash Merger Consideration and the consideration payable pursuant to Section 2.03 will be appropriately adjusted to provide to Parent and the holders of Company Common Stock (including Company Restricted Stock), Company Stock Options, Company Restricted Unit Awards, Company Performance Unit Awards and Director Fee Units, the same economic effect as contemplated by this Agreement.  As provided in Section 2.02(k), the right of any holder of a Certificate to receive the Merger Consideration shall be subject to and reduced by the amount of any withholding under applicable Tax Law.

(d)  Restructuring.  If a change in the direction of the Merger is necessary to enable counsel to provide the opinions referred to in Sections 6.02(c) and 6.03(c), then the Company shall be merged with and into MergerCo, with MergerCo continuing as the Surviving Corporation and, if Parent so determines, MergerCo shall be converted into a limited liability company prior to the Effective Time; provided, that neither the Buyer Entities nor the Company shall be deemed to have breached any of its representations, warranties, covenants or agreements set forth in this Agreement by reason of the taking of the measures described in this Section 2.01(d).

                   (e)  Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, shares (the “Appraisal Shares”) of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in this Section 2.01, but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262.  At the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262.  Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in this Section 2.01.  The Company shall give prompt notice to the Buyer Entities of any demands for appraisal of any shares of Company Common Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands.  Prior to the Effective Time, the Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

                      SECTION 2.02.  Exchange of Certificates.  (a)  Exchange Agent.  Prior to the Effective Time, Parent shall appoint Computershare or another bank or trust company reasonably acceptable to the Company to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration in accordance with this Article II and, in connection therewith, shall enter into an agreement with the Exchange Agent in a form reasonably acceptable to the Company.  At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this Article II through the Exchange Agent, certificates representing the shares of Parent Common Stock to be issued as Stock Merger Consideration, cash sufficient to pay the aggregate Cash Merger Consideration and shares of Parent Common Stock and to make payments in lieu of fractional shares pursuant to Section 2.02(f).  All such Parent Common Stock and cash deposited with the Exchange Agent is hereinafter referred to as the “Exchange Fund”.

               (b)  Exchange Procedures.  As promptly as practicable after the Effective Time, but in any event within two business days thereafter, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of Company Common Stock a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form (including customary provisions with respect to delivering of an “agent’s message” with respect to shares held in book-entry form) and have such other provisions as Parent may specify, subject to the Company’s approval), together with instructions for use in effecting the delivery of Certificates in exchange for Merger Consideration

                   (c)  Merger Consideration Received in Connection with Exchange.  Upon the later of the Effective Time and the surrender of a Certificate for cancellation to the Exchange Agent, together with the letter of transmittal, duly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (i) the Merger Consideration into which the shares of Company Common Stock theretofore represented by such Certificate have been converted pursuant to Section 2.01 and (ii) any cash in lieu of fractional shares that the holder has the right to receive pursuant to Section 2.02(f) and in respect of any dividends or other distributions that the holder has the right to receive pursuant to Section 2.02(d).  In the event of a transfer of ownership of any share of Company Common Stock that is not registered in the transfer records of the Company, a certificate representing the Stock Merger Consideration with respect to such share pursuant to Section 2.01, the Cash Merger Consideration with respect to such share pursuant to Section 2.01, any cash in lieu of fractional shares which the holder of such share has the right to receive pursuant to Section 2.02(f) and any dividends and distributions which the holder of such share has the right to receive pursuant to Section 2.02(d) may be issued or paid to a transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid.

                   (d)  Treatment of Unexchanged Shares.  No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock issuable upon surrender thereof, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(f), until the surrender of such Certificate in accordance with this Article II.  Subject to escheat, Tax or other applicable Law, following surrender of any such Certificate, there shall be paid to the holder of such Certificate, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock that such holder has the right to receive pursuant to Section 2.02(f) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to Section 2.01 and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to Section 2.01.

(e)  No Further Ownership Rights in Company Common Stock.  The shares of Parent Common Stock issued and cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates, subject, however, to the Surviving Corporation’s obligation to pay all dividends that may have been declared by the Company (solely as permitted by Article IV) and that remain unpaid at the Effective Time.  At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.  If, after the close of business on the day on which the Effective Time occurs, any Certificate is presented to the Surviving Corporation for transfer, it shall be canceled against delivery to the holder thereof of Parent Common Stock and cash as provided in this Article II.

                   (f)  Fractional Shares.  No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the conversion of Company Common Stock pursuant to Section 2.01, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of Parent Common Stock.  Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional amount multiplied by the average of the volume weighted average price per share of Parent Common Stock (the “Parent Closing Price”) on the New York Stock Exchange (as reported by The Wall Street Journal or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) on each of the 5 consecutive trading days ending prior to the date of the Effective Time, weighted by the total volume of trading in Parent Common Stock on each such trading day, calculated to the nearest one-tenth of one cent.

(g)  Termination of the Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for 12 months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for, and the Surviving Corporation shall remain liable for, payment of their claims for the Merger Consideration, any cash in lieu of fractional shares and any dividends and distributions to which such holder is entitled pursuant to the provisions of this Article II.

(h)  No Liability.  None of the Company, the Surviving Corporation, Parent, MergerCo or the Exchange Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official in compliance with any applicable state, Federal or other abandoned property, escheat or similar Law.  If any Certificate shall not have been surrendered prior to the date on which the related Merger Consideration would escheat to or become the property of any Governmental Entity, any such Merger Consideration shall, to the extent permitted by applicable Law, immediately prior to such time become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(i)  Investment of Exchange Fund.  The Exchange Agent shall invest the cash in the Exchange Fund as directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1.0 billion (based on the most recent financial statements of such bank that are then publicly available).  Any interest and other income resulting from such investments shall be paid solely to Parent.  Nothing contained herein and no investment losses resulting from investment of the Exchange Fund shall diminish the rights of any holder of Certificates to receive (i) the applicable Merger Consideration and (ii) any cash in lieu of fractional shares that the holder has a right to receive pursuant to Section 2.02(f) or in respect of any dividends or distributions that the holder has a right to receive pursuant to Section 2.02(d).

                   (j)  Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond or surety in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate (i) the applicable Merger Consideration and (ii) any cash in lieu of fractional shares that the holder has a right to receive pursuant to Section 2.02(f) or in respect of any dividends or distributions that the holder has a right to receive pursuant to Section 2.02(d).

                   (k)  Withholding Rights.  The Surviving Corporation or the Exchange Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as the Surviving Corporation or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under any Tax Law.  To the extent that amounts are so withheld and paid over to the appropriate taxing authority by the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Exchange Agent.

(l)  Uncertificated Shares.  In the case of any outstanding shares of Company Common Stock that are not represented by Certificates, the parties shall make such adjustments to this Section 2.02 as are necessary or appropriate to implement the same purpose and effect that this Section 2.02 has with respect to shares of Company Common Stock that are represented by Certificates.

                      SECTION 2.03.  Company Incentive Awards.  (a) Except as provided in Section 2.03(b):

              (i)  each Company Stock Option that is outstanding immediately prior to the Effective Time shall become vested (to the extent then unvested) and nonforfeitable, and shall be converted at the Effective Time into an option (such option, an “Adjusted Option”) to acquire, on substantially the same terms and conditions as were applicable under such Company Stock Option, the number of shares of Parent Common Stock (rounded down to the nearest whole share), determined by multiplying the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time by the Rollover Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Company Common Stock otherwise purchasable pursuant to such Company Stock Option divided by (B) the Rollover Exchange Ratio;

                      (ii)  each share of Company Restricted Stock that is outstanding immediately prior to the Effective Time shall become vested and nonforfeitable, and shall be treated in the same manner as a share of Company Common Stock under Section 2.01;

      (iii)  each Company Restricted Unit Award that is outstanding immediately prior to the Effective Time shall be canceled, with the holder thereof becoming entitled to receive an amount in cash, without interest, equal to (A) the Equity Award Settlement Amount multiplied by (B) the number of shares of Company Common Stock subject to such Company Restricted Unit Award at the Effective Time;

                      (iv)  each Company Performance Unit Award that is outstanding immediately prior to the Effective Time shall be canceled, with the holder thereof becoming entitled to receive an amount in cash, without interest, equal to (A) the Equity Award Settlement Amount multiplied by (B) the number of shares of Company Common Stock subject to such Company Performance Unit Award, assuming attainment of target performance levels; and

                      (v)  each Director Fee Unit shall be canceled, with the holder thereof becoming entitled to receive an amount in cash, without interest, equal to (A) the Equity Award Settlement Amount multiplied by (B) the number of shares of Company Common Stock subject to such Director Fee Unit at the Effective Time.

(b)  Notwithstanding anything to the contrary in Section 2.03(a):

  (i)  with respect to each Company Stock Option that is granted after January 27, 2011 (each, a “Post Signing Company Stock Option”), at the Effective Time by virtue of the Merger and without any action on the part of the holder thereof, each such Post Signing Company Stock Option that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted at the Effective Time into an option (such option, an “Adjusted Post Signing Company Stock Option”) to purchase shares of Parent Common Stock (rounded down to the nearest whole share), on terms and conditions substantially the same as those applicable under such Post Signing Company Stock Option, except that (A) the number of shares of Parent Common Stock subject to each such Adjusted Post Signing Company Stock Option shall be determined by multiplying the number of shares of Company Common Stock underlying such Post Signing Company Stock Option immediately prior to the Effective Time by the Rollover Exchange Ratio and (B) the exercise price per share of Parent Common Stock subject to such Adjusted Post Signing Company Stock Option (rounded up to the nearest whole cent) shall equal (x) the per share exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Post Signing Company Stock Option immediately prior to the Effective Time divided by (y) the Rollover Exchange Ratio;

                      (ii)  with respect to each Company Restricted Stock Award, Company Restricted Unit Award and Director Fee Unit (but not any Company Performance Unit Award) that is granted after January 27, 2011 (each, a “Post Signing Company Unit Award”), each such Post Signing Company Unit Award that is outstanding immediately prior to the Effective Time, whether or not then vested or earned, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted at the Effective Time into an award (such award, an  “Adjusted Post-Signing Company Unit Award”) based upon or in respect of shares of Parent Common Stock, on terms and conditions substantially the same as those applicable under such Post Signing Company Unit Award, except that the number of shares of Parent Common Stock underlying or subject to each such Adjusted Post Signing Company Unit Award shall be (A) the number of shares of Company Common Stock underlying or subject to such Post Signing Company Unit Award prior to the Effective Time multiplied by (B) the Rollover Exchange Ratio (rounded up to the nearest whole share); and

                      (iii)  with respect to each Company Performance Unit Award that is granted after January 27, 2011 (each, a “Post Signing Performance Unit Award”), each such Post Signing Performance Unit Award that is outstanding immediately prior to the Effective Time, whether or not then vested or earned, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted at the Effective Time into an award (such award, an “Adjusted Post Signing Performance Unit Award”) based upon shares of Parent Common Stock, on terms and conditions substantially the same as those applicable to such Post Signing Company Performance Unit Award, except that the number of shares of Parent Common Stock underlying each such Adjusted Post Signing Company Performance Unit Award shall be (A) the number of shares of Company Common Stock underlying such Post Signing Company Performance Unit Award immediately prior to the Effective Time multiplied by (B) the Rollover Exchange Ratio (rounded up to the nearest whole share); provided, that such Adjusted Post Signing Performance Unit Award shall be settled (if at all, and at such time as provided under the applicable grant agreement awarding such Post Signing Performance Unit Award) based upon actual performance (with applicable performance goals being adjusted as the Parent shall deem necessary and appropriate, acting in good faith, for the effects of the Merger).

(c)  As soon as reasonably practicable following the date of this Agreement, and in any event prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee administering the Company Stock Plans or the Deferred Directors’ Fees Program) shall adopt such resolutions and take such other actions as may be reasonably required to effectuate the foregoing provisions of this Section 2.03.

(d)  At the Effective Time, Parent shall assume all cash incentive awards granted under the Company Stock Plans and that are not denominated in Company Common Stock (the “Incentive Awards”), in each case, on substantially the same terms and conditions as were in effect immediately prior to the Effective Time; provided that with respect to Incentive Awards for which the performance period is scheduled to end following the Effective Time, (i) the performance goals with respect thereto shall be deemed, as of the Effective Time, to have been attained at the maximum performance level (except that, with respect to any Incentive Awards that are granted on or after January 27, 2011, the performance goals with respect thereto shall be deemed met, if at all, based upon actual performance (with applicable performance goals being adjusted as the Parent shall deem necessary and appropriate, acting in good faith, for the effects of the Merger)) and (ii) all service-based vesting requirements shall remain in effect without modification hereby.

(e)  Notwithstanding anything to the contrary under the terms of the applicable Company Restricted Stock Award, Company Restricted Unit Award, Company Performance Unit Award or Director Fee Unit, all amounts payable pursuant to Section 2.03(a) shall be paid, without interest, as promptly as practicable following the Effective Time, except as may be (x) necessary to avoid the imposition of any additional taxes or penalties in respect thereof pursuant to Section 409A of the Code or (y) required under a payment election made by an individual award holder in respect of the applicable Company Restricted Stock Award, Company Restricted Unit Award, Company Performance Unit Award or Director Fee Unit.

(f)  The adjustments provided in Section 2.03(a)(i) and 2.03(b)(i) with respect to any Company Stock Options that are “incentive stock options” (as defined in Section 422 of the Code) are intended to be effected in a manner that is consistent with Section 424(a) of the Code.  For the avoidance of doubt, the exercise price of, and the number of shares subject to, each Adjusted Option and  Adjusted Post Signing Company Stock Option shall be determined in a manner necessary to comply with Section 409A of the Code and the Treasury Regulations thereunder.

(g)  Parent shall either (i) prior to the Effective Time, file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of shares of Parent Common Stock equal to the number of shares subject to the Adjusted Options, the Adjusted Post Signing Company Stock Options, the Adjusted Post Signing Company Unit Awards and the Adjusted Post Signing Performance Unit Awards (collectively, the “Assumed Awards”), or (ii) assume such Assumed Awards under an existing equity incentive plan of Parent or any of its affiliates with respect to which a registration statement on Form S-8 (or another appropriate form) is currently effective.  Any such registration statement shall be effective on the Closing Date and Parent shall use its reasonable best efforts to maintain the effectiveness of any such registration statement (and the current status of the prospectus or prospectuses required thereby shall be maintained) for as long as any Assumed Award shall remain outstanding.  Notwithstanding anything in this Agreement to the contrary, Parent shall not be required to issue any shares of Parent Common Stock in respect of any Assumed Award unless a registration form on Form S-8 under clause (i) or (ii) above is effective at the time of issuance.

                   (h)  At the Effective Time, Parent shall assume the obligations and succeed to the rights of the Company under the Company Stock Plans with respect to the Assumed Awards.  Prior to the Effective Time, the Company and Parent shall take all actions reasonably determined by the Company or Parent (as applicable) to reflect the transactions contemplated by this Section 2.03, including the assumption of the Assumed Awards.  From and after the Effective Time, all references to the Company (other than any references relating to a “change in control” of the Company) in each Company Stock Plan and in each agreement evidencing any award of the Assumed Awards shall be deemed to refer to Parent.

                   (i)  as used in this Agreement, the following items shall have the meanings specified below:

(A)  “Company Performance Unit Award” means a Company Performance RSU or a Company Performance Restricted Cash Unit.

(B)  “Company Restricted Stock Award” means an award of Company Restricted Stock.

            (C)  “Company Restricted Unit Award” means a Company RSU or a Company Restricted Cash Unit.

(D)  “Company Stock Price” means the average of the volume weighted average price per share of Company Common Stock on the New York Stock Exchange (as reported by The Wall Street Journal or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) on each of the 5 consecutive trading days ending prior to the date of the Effective Time, weighted by the total volume of trading in Company Common Stock on each such trading day, calculated to the nearest one-tenth of one cent.

            (E)  “Director Fee Unit” means a deferred stock unit held by a non-employee director under the Deferred Directors’ Fees Program.

            (F)  “Equity Award Settlement Amount” means an amount equal to the sum of (A) (x) the Stock Merger Consideration multiplied by (y) the Parent Closing Price plus (B) the Cash Merger Consideration.

(G)  “Parent Stock Price” means the average of the volume weighted average price per share of Parent Common Stock on the New York Stock Exchange (as reported by The Wall Street Journal or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) on each of the 5 consecutive trading days ending prior to the date of the Effective Time, weighted by the total volume of trading in Parent Common Stock on each such trading day, calculated to the nearest one-tenth of one cent.

(H)  “Rollover Exchange Ratio” means a fraction, the numerator of which is the Company Stock Price and the denominator of which is the Parent Stock Price.

ARTICLE III

Representations and Warranties

                      SECTION 3.01.  Representations and Warranties of the Company.  Except (A) as disclosed in the Company SEC Documents or any other reports, schedules, forms, statements or other documents (including exhibits and other information incorporated therein), in each case, filed with or furnished by the Company to the Securities and Exchange Commission (the “SEC”) since January 1, 2009 and publicly available prior to the date of this Agreement (collectively, the “Company Filed SEC Documents”) (but excluding any forward-looking disclosures set forth in any risk factor section, any disclosure in any section relating to forward-looking statements and any other disclosures included in such Company Filed SEC Document to the extent they are predictive or forward-looking in nature); provided that in no event shall any disclosure in any Company Filed SEC Document qualify or limit the representations and warranties of the Company set forth in Sections 3.01(c), 3.01(d), 3.01(u), 3.01(v), 3.01(w) or 3.01(x), or (B) as set forth in the corresponding section of the Company Disclosure Letter (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the representation and warranty set forth in this Agreement to which it corresponds in number and each other representation and warranty set forth in this Section 3.01 to the extent that it is reasonably apparent on its face that such information is relevant to such other representation and warranty), the Company represents and warrants to the Buyer Entities as follows:

                   (a)  Organization, Standing and Corporate Power.  The Company and each of its Significant Subsidiaries is duly organized and validly existing under the Laws of its jurisdiction of organization and has all requisite corporate, company or partnership power and authority to own its properties and carry on its business as presently conducted.  The Company and each of its Significant Subsidiaries is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.  The Company has made available to Parent true, correct and complete copies of the Company Certificate of Incorporation and Company Bylaws as in effect on the date hereof, including all amendments thereto.

                   (b)  Subsidiaries.  All the outstanding shares of capital stock of, or other equity interests in, each Significant Subsidiary of the Company (i) have been validly issued and are fully paid and nonassessable, and (ii) are owned, directly or indirectly, by the Company free and clear of all pledges, liens (statutory or other), charges, mortgages, security interests, easements, rights-of-way, claims, covenants, conditions, restrictions (including transfer restrictions), options, rights of first offer or refusal, third-party rights, limitations on voting rights, easements, rights-of-way, encroachments, title defects or encumbrances of any kind or nature whatsoever (collectively, “Liens”), other than Company Permitted Liens.  All outstanding shares of capital stock (or equivalent equity interests of entities other than corporations) of each Subsidiary of the Company are beneficially owned, directly or indirectly, by the Company.  As of the date of this Agreement, the Company does not, directly or indirectly, own more than 5% but less than 100% of the capital stock or other equity interest in any person other than the Subsidiaries of the Company.

                   (c)  Capital Structure.  The authorized capital stock of the Company consists of 300,000,000 shares of Company Common Stock and 20,000,000 shares of preferred stock, without par value (the “Company Preferred Stock”).  At the close of business on January 27, 2011, (i) 103,376,189 shares of Company Common Stock were issued and outstanding (which number includes (x) 861,439 shares of Company Common Stock held by the Company in its treasury) and (y) 390,884 shares of Company Common Stock subject to restricted stock awards (whether subject to service-based or performance-based vesting) granted under the Company Stock Plans (the “Company Restricted Stock”)), (ii) 2,536,450 shares of Company Common Stock were reserved and available for issuance pursuant to the Company’s 1988 Executive Stock Plan, 1996 Executive Stock Plan, 2006 Stock and Incentive Compensation Plan, Stock Plan for Non-Employee Directors and 1997 Restricted Stock Plan for Non-Employee Directors (the foregoing plans, collectively, the “Company Stock Plans”), of which (A) 1,352,341 shares of Company Common Stock were subject to outstanding options to acquire shares of Company Common Stock from the Company (such options, collectively with any similar options granted after January 27, 2011, the “Company Stock Options”), (B) no shares of Company Common Stock were subject to outstanding restricted stock unit awards subject to service-based vesting (such restricted stock unit awards, collectively with any similar restricted stock units granted after January 27, 2011, the “Company RSUs”) and (C) no shares of Company Common Stock were subject to outstanding restricted stock unit awards subject to performance-based vesting (assuming settlement of outstanding awards based on maximum achievement of applicable performance goals) (such restricted stock unit awards, collectively with any similar restricted stock units granted after January 27, 2011, the “Company Performance RSUs” and, collectively with the Company Stock Options, the Company Restricted Stock and the Company RSUs, the “Company Stock Awards”), (iii) 8,160,427 shares of Company Common Stock were reserved and available for issuance upon conversion of the Company Convertible Notes, and (iv) no shares of Company Preferred Stock were issued or outstanding or held by the Company in its treasury.  At the close of business on January 27, 2011, there were outstanding (i) 189,701 restricted units subject to service-based vesting under the Company Stock Plans that were settleable only in cash (such restricted units, collectively with any similar restricted units granted after January 27, 2011, the “Company Restricted Cash Units”), (ii) 12,934 restricted units subject to performance-based vesting (assuming settlement of outstanding awards based on maximum achievement of applicable performance goals) (such restricted unit awards, collectively with any similar restricted unit awards granted after January 27, 2011, the “Company Performance Restricted Cash Units”) and (iii) 27,382 shares of phantom stock subject to deferred stock units under the Company’s Deferred Directors’ Fees Program (the “Deferred Directors’ Fees Program”).  Except as set forth above, at the close of business on January 27, 2011, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding.  Since January 27, 2011 to the date of this Agreement, (x) there have been no issuances by the Company of shares of capital stock or other voting securities of the Company, other than issuances of shares of Common Stock pursuant to the Company Stock Awards, in each case outstanding as of January 27, 2011, the Deferred Directors’ Fees Program (in accordance with its terms in effect on January 27, 2011), the Coal Company Salary Deferral and Profit Sharing Plan (the “Company 401(k) Plan”) (in accordance with its terms in effect on January 27, 2011) or the Company Convertible Notes, and (y) there have been no issuances by the Company of options, warrants, other rights to acquire shares of capital stock of the Company or other rights that give the holder thereof any economic benefit accruing to the holders of any Company Common Stock other than pursuant to the Company Stock Plans, the Deferred Directors’ Fees Program, the Company 401(k) Plan or the Company Convertible Notes.  All outstanding shares of Company Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.  Except for the Company Convertible Notes and the Company Convertible Notes Indentures, there are no bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of any Company Common Stock may vote (“Voting Company Debt”).  Except for any obligations pursuant to this Agreement, the Company Convertible Notes, the Company Convertible Notes Indentures, any Company Stock Plan or as otherwise set forth above, as of January 27, 2011, there are no options, warrants, rights, convertible or exchangeable securities, stock-based performance units, Contracts or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound (1) obligating the Company or any such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exchangeable for any capital stock of or other equity interest in, the Company or any of its Subsidiaries or any Voting Company Debt, (2) obligating the Company or any such Subsidiary to issue, grant or enter into any such option, warrant, right, security, unit, Contract or undertaking or (3) that give any person the right to receive any economic benefit accruing to the holders of any Company Common Stock.  As of the date of this Agreement, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any such Subsidiary, other than pursuant to the Company Stock Plans or the Company 401(k) Plan.

                   (d)  Authority.  The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, subject, solely in the case of the Merger, to receipt of the Company Stockholder Approval.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject, solely in the case of the Merger, to receipt of the Company Stockholder Approval, and except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, the other filings required under the DGCL by the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business.  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.  The Board of Directors of the Company, at a meeting duly called and held at which a quorum was present, unanimously duly adopted resolutions (i) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) declaring that it is in the best interests of the stockholders of the Company that the Company enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein, (iii) directing that the adoption of this Agreement be submitted to a vote at a duly held meeting of the stockholders of the Company and (iv) recommending that the stockholders of the Company adopt this Agreement (the “Company Board Recommendation”), which resolutions have not been rescinded, modified or withdrawn in any way.

                   (e)  Noncontravention.  The execution and delivery by the Company of this Agreement do not, and the performance by it of its obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any breach, violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under (other than any such Lien created in connection with the Financing or otherwise from any action taken by either Buyer Entity), any provision of (A) the Company Certificate of Incorporation or the Company Bylaws or (B) subject to the filings and other matters referred to in the immediately following sentence, (1) any material contract, lease, license, indenture, note, bond, mortgage, instrument or other agreement that is in force and effect (a “Contract”) to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound, other than any lease of real property under which the Company or any of its Subsidiaries is a tenant or a subtenant (x) that is subject to an annual minimum royalty of less than $500,000 and on which no active preparation plant site or active mine is located, or (y) that had an annual production royalty of less than $750,000 in the immediately preceding fiscal year and on which no active preparation plant site or active mine is located, or (2) assuming the receipt of the Company Stockholder Approval and the Parent Stockholder Approval, and that this Agreement is adopted by Parent, as sole stockholder of MergerCo, any statute, law, ordinance, rule or regulation of any Governmental Entity (“Law”) or any judgment, order, writ, injunction, determination, stipulation, award or decree of any Governmental Entity (“Judgment”), in each case applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clause (B) above, any such conflicts, breaches, violations, defaults, rights, losses or Liens that have not had and are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect (without giving effect to clause (ix) of the definition thereof) and will not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.  No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Federal, state, local or foreign government, any court of competent jurisdiction or any administrative, regulatory (including any stock exchange) or other governmental agency, commission or authority (each, a “Governmental Entity”) is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger or the other transactions contemplated by this Agreement, except for (I) compliance with, and the filing of a premerger notification and report form by the Company under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under any other applicable competition, merger control, trade regulation, antitrust or similar Law (“Antitrust Law”), (II) the filing with the SEC of the Joint Proxy Statement in definitive form, (III) the filing with the SEC, and declaration of effectiveness under the Securities Act of 1933, as amended (the “Securities Act”), of the registration statement on Form S-4 in connection with the issuance by Parent of the Stock Merger Consideration, in which the Joint Proxy Statement will be included as a prospectus (the “Form S-4”), (IV) the filing with the SEC of such reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (V) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, the other filings required under the DGCL by the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (VI) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the Stock Issuance, (VII) any filings required under the rules and regulations of the New York Stock Exchange and (VIII) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices the failure of which to be obtained or made has not had and are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect (without giving effect to clause (ix) of the definition thereof) and will not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

   (f)  Company SEC Documents.  (i) The Company has timely filed all reports, schedules, forms, statements and other documents with the SEC required to be filed by the Company since January 1, 2009 (the “Company SEC Documents”).  As of their respective dates of filing or, in the case of a registration statement under the Securities Act, as of the date such registration statement is declared effective by the SEC, or, if amended, as of the date of the last amendment prior to the date hereof, the Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable thereto.  None of the Company SEC Documents, including any financial statements or schedules included or incorporated by reference therein, at the time filed or transmitted (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Company has made available to the Buyer Entities copies of all comment letters received by the Company from the SEC since January 1, 2009 and relating to the Company SEC Documents, together with all written responses of the Company thereto.  No executive officer of the Company or any of its Subsidiaries has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Documents.  As of the date of this Agreement, to the Knowledge of the Company there are no outstanding or unresolved comments in such comment letters received by the Company from the SEC.  As of the date of this Agreement, to the Knowledge of the Company, none of the Company SEC Documents is the subject of any ongoing review by the SEC.  None of the Company’s Subsidiaries is, or since January 1, 2009 has been, required to file periodic reports with the SEC pursuant to the Exchange Act.

  (ii)  The audited consolidated financial statements and the unaudited quarterly financial statements (including, in each case, the notes thereto) of the Company included in the Company SEC Documents when filed complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments).

  (iii)  Except for matters reflected or reserved against in the audited consolidated balance sheet of the Company as of December 31, 2009 (or the notes thereto) included in the Company Filed SEC Documents, neither the Company nor any of its Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise) of any nature that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of the Company (including the notes thereto), except liabilities and obligations that (A) were incurred since the date of such balance sheet in the ordinary course of business consistent with past practice, (B) are incurred in connection with the transactions contemplated by this Agreement or (C) are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

  (iv)  The Company (A) has implemented and maintains disclosure controls and procedures (as required by Rule 13a-15(a) of the Exchange Act) designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s Board of Directors (1) any significant deficiencies or material weakness in the design or operation of internal controls which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.  As and to the extent described in the Company Filed SEC Documents, the Company and the Subsidiaries of the Company have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

  (v)  Since January 1, 2009, (i) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) to the Knowledge of the Company, no attorney representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Company’s Board of Directors or any committee thereof.

 (g)  Information Supplied.  None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it is declared effective under the Securities Act, contains any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to each of Parent’s stockholders and the Company’s stockholders or at the time of each of the Parent Stockholders Meeting and the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of either Buyer Entity for inclusion or incorporation by reference therein.

 (h)  Absence of Certain Changes or Events.  From December 31, 2009 through the date of this Agreement, there has not been any change, effect, event, occurrence or state of facts that has had or is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.  From such date through the date of this Agreement, the Company and its Subsidiaries have conducted their businesses only in the ordinary course of business consistent with past practice, and none of the Company or any of its Subsidiaries has taken any action that if taken after the date of this Agreement would constitute a violation of Sections 4.01(a)(i), (ii), (iii), (xii), (xvi), (xvii), (xviii), (xix) or, to the extent related to the foregoing sections, Section 4.01(a)(xx).

                   (i)  Litigation.  There is no claim, suit, action, litigation, arbitration, mediation or proceeding (each, a “Proceeding”) pending or, to the Knowledge of the Company, threatened nor, to the Knowledge of the Company, is any investigation by any Governmental Entity pending or threatened (other than any such Proceeding or governmental investigation that challenges or seeks to prohibit the execution, delivery or performance of this Agreement or any of the transactions contemplated hereby) against the Company or any of its Subsidiaries or any of its or their properties or assets that is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.  As of the date hereof, there are no Proceedings pending or, to the Knowledge of the Company, threatened, nor, to the Knowledge of the Company, are there any investigations by any Governmental Entity pending or threatened, against the Company or any of its Subsidiaries challenging or seeking to prohibit the execution, delivery or performance of this Agreement or any of the transactions contemplated hereby.  There is no Judgment outstanding against the Company or any of its Subsidiaries that is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, (x) no officer or director of the Company or any of its Subsidiaries is a defendant in any Proceeding or governmental investigation in connection with his or her status as an officer or director of the Company or any of its Subsidiaries, and (y) no such Proceeding or governmental investigation is threatened in writing, in each case that is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or a material adverse effect on the ability of the Company to timely perform its obligations under this Agreement or to timely consummate the transactions contemplated hereby.  This Section 3.01(i) does not relate to environmental matters, which are the subject of Section 3.01(l).

(j)  Material Contracts.  Section 3.01(j) of the Company Disclosure Letter sets forth a true and correct list, and the Company has made available to Parent prior to the date of this Agreement true, correct and complete copies, of each contract, arrangement, commitment or understanding to which the Company or any of its Subsidiaries is a party to or is bound:

  (i)  that would be required to be filed by the Company or any of its Subsidiaries as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K of the SEC or disclosed by the Company or any of its Subsidiaries on a Current Report on Form 8-K;

  (ii)  that contains covenants that limit the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, could restrict the ability of the Surviving Corporation or any of its Affiliates) to compete in any business or with any person or in any geographic area or distribution or sales channel, or to sell, supply or distribute any service or product, in each case, that could reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole (or which, following the consummation of the Merger, could restrict the ability of the Surviving Corporation or any of its Affiliates);

  (iii)  that involves any exchange traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or any other derivative financial instrument or contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including commodities, emissions allowances, renewable energy credits, currencies, interest rates, foreign currency and other indices, in each case, that is material to the business of the Company and its Subsidiaries, taken as a whole, other than, for the avoidance of doubt, Contracts for the purchase or sale of coal;

  (iv)  under which (A) to the Knowledge of the Company, any person (other than the Company and its Subsidiaries) has directly or indirectly guaranteed any liabilities or obligations of the Company or its Subsidiaries, including any deposit, letter of credit, trust fund, bid bond, performance bond, reclamation bond or surety bond (or any similar undertaking), in case of each such liability or obligation, in an amount in excess of $5 million, or (B) the Company or any of its Subsidiaries has directly or indirectly guaranteed any liabilities or obligations of any other person (other than the Company or any of its Subsidiaries);

  (v)  to which a person listed on Section 3.01(s) of the Company Disclosure Letter is a party;

  (vi)  that indemnifies or exculpates any director, officer, employee or agent of the Company, any of its Subsidiaries or any of their respective predecessors; and

  (vii)  that would or would reasonably be expected to prevent or materially delay the Company’s ability to consummate the Merger or the other transactions contemplated by this Agreement (each Contract of the type described in clauses (i) through (vii), a “Company Material Contract”).

Each Company Material Contract is valid and binding on the Company or the Subsidiary of the Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or a material adverse effect on the ability of the Company to timely perform its obligations under this Agreement or to timely consummate the transactions contemplated hereby.  There is no default under any such Company Material Contract by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, in each case except as is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.  This Section 3.01(j) does not relate to Company Real Property Leases, which are the subject of Section 3.01(p).

                  (k)  Compliance with Laws.  Each of the Company and its Subsidiaries is and since January 1, 2009 has been in compliance with all Laws applicable to its assets, properties, business or operations (including the Sarbanes-Oxley Act), except for instances of noncompliance that are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.  Except as is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect:

  (i)  (A) each of the Company and its Subsidiaries has in effect all approvals, authorizations, applications, certificates, franchises, licenses, permits, registrations, requests for exemption, clearances and consents of Governmental Entities (collectively, “Permits”) necessary for it to conduct its business as presently conducted, (B) all such Permits are in full force and effect, and (C) each of the Company and its Subsidiaries is and since January 1, 2009 has been in compliance with all such Permits;

  (ii)  neither the Company nor any of its Subsidiaries has received any written notice since January 1, 2009 from any Governmental Entity threatening to suspend, revoke, withdraw, modify in any adverse respect or limit any Permit of the Company or its Subsidiaries and, to the Knowledge of the Company, there are no circumstances or conditions providing grounds for any suspension, revocation, withdrawal, adverse modification or limitation on any Permit of the Company or its Subsidiaries;

  (iii)  neither the Company nor any of its Subsidiaries has been notified by any Governmental Entity since January 1, 2009 that it is (A) ineligible to receive additional surface mining Permits or (B) under investigation to determine whether its eligibility to receive such Permits should be “permit blocked”;

              (iv)  the Company and its Subsidiaries have posted all deposits, letters of credit, trust funds, bid bonds, performance bonds, reclamation bonds and surety bonds (and all such similar undertakings) (collectively, the “Surety Bonds”) required to be posted in connection with their operations and pursuant to the Permits of the Company and its Subsidiaries; and each of the Company and its Subsidiaries is in compliance with all Surety Bonds posted by each of the Company and its Subsidiaries in connection with its respective operations; and

              (v)  without limiting the generality of the foregoing, the operation of the coal mining and processing operations of the Company and its Subsidiaries and the state of reclamation with respect to each of their Permits is “current” with respect to the reclamation obligations required by such Permits and otherwise are in compliance with such Permits and all applicable mining, reclamation and other similar Laws.

  This Section 3.01(k) does not relate to environmental matters, which are the subject of Section 3.01(l), employee benefit matters, which are the subject of Section 3.01(n), and Taxes, which are the subject of Section 3.01(o).

                  (l)  Environmental Matters.  Each of the Company and its Subsidiaries has been and is in compliance with all applicable Environmental Laws, and neither the Company nor any of its Subsidiaries has received any written communication alleging that the Company or any of its Subsidiaries is in violation of, or has any liability under, any Environmental Law, except for such noncompliance, violations or liabilities that are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.  Except as is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect:

  (i)  each of the Company and its Subsidiaries possesses and has been and is in compliance with all Permits required under Environmental Laws for the conduct of its business and activities, all such Permits were validly issued and are in full force and effect, all applications, notices or other documents have been timely filed to effect renewal, issuance or reissuance of each such Permit, and each such Permit is transferable, as necessary, in the circumstances presented by the transactions contemplated by this Agreement;

  (ii)  there is no pending application for any Permit required under Environmental Law relating to the business as currently conducted with respect to which the Company or any of its Subsidiaries has received a written communication or otherwise has knowledge that it will not be granted on a timely basis;

  (iii)  there are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries;

  (iv)  neither the Company nor any of its Subsidiaries has entered into, has agreed to, or has been issued, any order, decree or Judgment under any Environmental Law;

  (v)  neither the Company nor any of its Subsidiaries is a party, or is otherwise subject, to any agreement pursuant to which it has retained, assumed or agreed to indemnify any person with respect to known or unknown liabilities arising under Environmental Law;

  (vi)  none of the Company or any of its Subsidiaries has Released any Hazardous Materials at, on, under or from any of the Company Owned Real Property, the Company Leased Real Property or any other property, to the Knowledge of the Company no such Hazardous Materials are present at any such property, and to the Knowledge of the Company neither the Company nor any of its Subsidiaries has disposed of, or arranged to dispose of, any Hazardous Materials; and

              (vii)  no lien pursuant to Environmental Law has been imposed on any of the Company Owned Real Property or the Company Leased Real Property, and no financial assurance obligation for mine reclamation or otherwise required by Environmental Law is unsatisfied.

  The Company has made available to Parent copies of all material written environmental, health or safety assessments and audits, investigations in the possession of the Company or any of its Subsidiaries, including any such documents relating to the Release or presence of, or exposure to, any Hazardous Materials.

  The term “Environmental Claims” means any administrative or judicial actions, suits, orders, claims, proceedings or written notices of noncompliance by or from any person alleging liability arising out of the presence, Release of or exposure to any Hazardous Material or pursuant to any Environmental Law.

  The term “Environmental Law” means any Law relating to pollution, the reclamation of mines, human exposure to Hazardous Materials, the environment or natural resources.

  The term “Hazardous Materials” means (i) petroleum and petroleum by-products, asbestos in any form that is or could reasonably become friable, radioactive materials, coal ash, coal combustion wastes or other residue from surface or subsurface mining activities, or polychlorinated biphenyls, and (ii) any other pollutant, contaminant, or hazardous, toxic or deleterious material, substance or waste.

  The term “Release” means any release, spill, emission, leaking, pumping, emitting, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment, including the air, surface water, groundwater, sediments, land surface and subsurface.

                  (m)  Labor and Employment Matters.  As of the date of this Agreement, Section 3.01(m) of the Company Disclosure Letter sets forth a true and complete list of all collective bargaining agreements or other labor union contracts applicable to any employees of the Company or any of its Subsidiaries.  As of the date of this Agreement, none of the Company or any of its Subsidiaries has breached or otherwise failed to comply with any provision of any collective bargaining agreement or other labor union contract applicable to any employees of the Company or any of its Subsidiaries, except for any breaches or failures to comply that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect.  Except for matters that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect, (i) there is not any, and during the past one year there has not been any, labor strike, dispute, work stoppage or lockout pending, or, to the Knowledge of the Company, threatened, against or affecting the Company or any of its Subsidiaries, (ii) to the Knowledge of the Company, no union organizational campaign is in progress or threatened with respect to the employees of the Company or any of its Subsidiaries and no question concerning representation of such employees exists, (iii) there are no unfair labor practice charges or complaints against the Company or any of its Subsidiaries pending, or, to the Knowledge of the Company, threatened and (iv) there are, as of the date of this Agreement, no written grievances or written complaints outstanding or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.

                  (n)  Employee Benefit Matters.  (i)  Section 3.01(n) of the Company Disclosure Letter contains a true and complete list, as of the date of this Agreement, of each Company Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) (a “Company Pension Plan”), each material Company Benefit Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and all other material Company Benefit Plans and all material Company Benefit Agreements.  Each Company Benefit Plan and Company Benefit Agreement has been administered in compliance with its terms and the terms of all applicable collective bargaining agreements and with applicable Law (including ERISA and the Code), other than instances of noncompliance that have not had and are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.  The Company has made available to Parent true and complete copies of (A) each material Company Benefit Plan and each material Company Benefit Agreement, including all amendments thereto, other than any Company Benefit Plan or Company Benefit Agreement that the Company or any of its Subsidiaries is prohibited from making available to the Buyer Entities as the result of applicable Law relating to the safeguarding of data privacy, (B) the most recent annual report on Form 5500 filed with the Internal Revenue Service (the “IRS”) with respect to each Company Benefit Plan (if any such report was required by applicable Law), (C) the most recent summary plan description and any summaries of material modification for each Company Benefit Plan for which a summary plan description is either (x) required by applicable Law or (y) exists, (D) the most recent actuarial valuation report and audited financial statement with respect to each Company Benefit Plan (to the extent an actuarial valuation report or audited financial statement was required to be prepared under applicable Law) and (E) to the extent applicable, the most recent IRS determination letter with respect to each Company Benefit Plan.

              (ii)  Section 3.01(n)(ii) of the Company Disclosure Letter sets forth a true and complete list of Multiemployer Plans in which the Company, any of its Subsidiaries or any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code (each such person or entity, a “Company ERISA Affiliate”) participates in, or to which any Company ERISA Affiliate is required to contribute.  None of the Company, its Subsidiaries nor any of the Company ERISA Affiliates has incurred any material withdrawal liability under a Multiemployer Plan.

              (iii)  None of the Company, any of its Subsidiaries nor any Company ERISA Affiliate has incurred any unsatisfied liability (other than Pension Benefit Guaranty Corporation (“PBGC”) premiums) to the PBGC or the IRS under Title IV of ERISA or Section 412 of the Code and to the Knowledge of the Company, no condition exists that presents a risk to the Company or any Company ERISA Affiliate of incurring such liability, except for any such liability that, individually or in the aggregate, has not had and is not reasonably likely to have a Company Material Adverse Effect.

  (iv)  There are no pending or, to the Knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans that could reasonably be expected to result in any liability of the Company or any of its Subsidiaries other than any liability that, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect.

  (v)  Except for matters that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect, all contributions or other amounts payable by the Company or any of its Subsidiaries with respect to each Company Benefit Plan have been paid or accrued in accordance with the terms of such Company Benefit Plan, GAAP and Section 412 of the Code.  Except as fully accrued or reserved against on the Company’s financial statements in accordance with GAAP, there are no material unfunded liabilities with respect to any Company Benefit Plan.

              (vi)  Except as otherwise expressly provided under this Agreement, none of the execution and delivery of this Agreement, the obtaining of the Company Stockholder Approval or the consummation of the Merger or any other transaction contemplated by this Agreement (whether alone or in conjunction with any other event, including as a result of any termination of employment on or following the Effective Time) will (A) entitle any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries to severance or termination pay, (B) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan or Company Benefit Agreement or (C) result in any breach or violation of, or a default under, any Company Benefit Plan or Company Benefit Agreement.

  (vii)  The term “Company Benefit Agreement” means each employment, consulting, indemnification, severance, change in control or termination agreement or arrangement between the Company or any of its Subsidiaries, on the one hand, and any current or former director, officer or employee of the Company or any of its Subsidiaries, on the other hand, other than any agreement or arrangement mandated by applicable Law.  The term “Company Benefit Plan” means each bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, equity ownership, equity-based compensation, vacation, severance, change in control, disability, death benefit, hospitalization, medical, life insurance, welfare or other employee benefit plan, policy, program, arrangement or understanding, whether oral or written (but excluding any Company Benefit Agreement), in each case sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries, other than (A) any “multiemployer plan” (within the meaning of Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (a “Multiemployer Plan”) or (B) any plan, policy, program, arrangement or understanding mandated by applicable Law.

                  (o)  Taxes.

  (i)  Each of the Company and its Subsidiaries has filed or has caused to be filed all material Tax Returns required to be filed by it (or requests for extensions, which requests have been granted and have not expired), and all such returns are complete and accurate in all material respects.  Each of the Company and its Subsidiaries has either paid or caused to be paid all Taxes due and owing by the Company and its Subsidiaries to any Governmental Entity, or the most recent financial statements contained in the Company Filed SEC Documents reflect an adequate reserve (excluding any reserves for deferred Taxes), if such a reserve is required by GAAP, for all Taxes payable by the Company and its Subsidiaries, for all taxable periods and portions thereof ending on or before the date of such financial statements.

  (ii)  No deficiencies, audit examinations, refund litigation, proposed adjustments or matters in controversy for any Taxes (other than Taxes that are not yet due and payable or for amounts being contested in good faith) have been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries which have not been settled and paid.  All assessments for Taxes due and owing by the Company or any of its Subsidiaries with respect to completed and settled examinations or concluded litigation have been paid.  There is no currently effective agreement or other document with respect to the Company or any of its Subsidiaries extending the period of assessment or collection of any material Taxes, no requests for waivers of the time to assess any such Taxes are pending, and there is no currently effective “closing agreement” pursuant to Section 7121 of the Code (or any similar provision of foreign, state or local Law).

  (iii)  Each of the Company and its Subsidiaries has complied with all applicable Laws relating to the withholding and paying over of Taxes.

  (iv)  Neither the Company nor any of its Subsidiaries has any material liability for Taxes of any other person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

  (v)  Neither the Company nor any of its Subsidiaries is a party to, bound by any or currently has any liability under any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes with any person other than the Company or a Subsidiary of the Company.

  (vi)  There are no material Liens on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

  (vii)  Neither the Company nor any of its Subsidiaries shall be required, as a result of a change in accounting method for a Tax period beginning on or before the Closing Date, to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign Law) in taxable income for any Tax period beginning on or after the Closing Date.

  (viii)  Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) prepaid amount received on or prior to the Closing Date or (B) election under Code Section 108(i).

  (ix)  No “ownership change” (as described in Section 382(g) of the Code) has occurred with respect to the Company or any of its Subsidiaries that is a “loss corporation” (as described in Section 382(k) of the Code).

  (x)  Neither the Company nor any of its Subsidiaries are “passive foreign investment companies” within the meaning of Section 1297 of the Code and applicable Treasury Regulations thereunder.

  (xi)  Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

  (xii)  None of the Company or any of its Subsidiaries has entered into any transaction that, as of the date of this Agreement, constitutes a “listed transaction” for purposes of Section 6011 of the Code and applicable Treasury Regulations thereunder (including Treasury Regulation Section 1.6011-4) (or a similar provision of state law).

  (xiii)  The consolidated federal income Tax Returns of the Company have been examined, or the statute of limitations has closed, with respect to all taxable years through and including 2005.

  (xiv)  Neither the Company nor any of its Subsidiaries has taken any action or knows of any fact that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

                  (p)  Title to Properties.  (i) Except as is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Subsidiary of the Company has good and valid fee title to each real property interest or estate (other than any leasehold interest or estate) owned by the Company or any of its Subsidiaries and reflected in the unaudited consolidated balance sheet of the Company as of September 30, 2010 (or the notes thereto) included in the Company Filed SEC Documents (individually, a “Company Owned Real Property”), in each case free and clear of all Liens and defects in title, except for (A) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business with respect to obligations which are not delinquent or which are being contested in good faith by appropriate proceedings, (B) Liens for Taxes, assessments and other governmental charges and levies that (x) are not due and payable or that may thereafter be paid without interest or penalty or (y) are being contested in good faith by appropriate proceedings and which have been paid, or for which any reserves required by GAAP have been established, (C) Liens affecting the interest of the grantor of any easements benefiting Company Owned Real Property, (D) Liens (other than Liens securing Indebtedness), minor defects or irregularities in title, conditions that would be disclosed by a current, accurate survey or physical inspection, easements, rights-of-way, covenants, restrictions and other similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the Company Owned Real Property to which they relate in the business of the Company and its Subsidiaries as presently conducted, (E) zoning, building and other similar codes and regulations and (F) Liens securing Indebtedness reflected in the unaudited consolidated balance sheet of the Company as of September 30, 2010 (or the notes thereto) included in the Company Filed SEC Documents (collectively, “Company Permitted Liens”).

              (ii)  Except as is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (A) all leases (each, a “Company Real Property Lease”) of real property under which the Company or any of its Subsidiaries is a tenant or a subtenant (x) that are subject to an annual minimum royalty of $500,000 or more, (y) that had an annual production royalty of $750,000 or more in the immediately preceding fiscal year or (z) on which an active preparation plant site or active mine is located (each, a “Company Leased Real Property”) are in full force and effect, (B) neither the Company nor any of its Subsidiaries that is party to a Company Real Property Lease has received or given any written notice of any default thereunder, which default continues on the date of this Agreement, nor, to the Knowledge of the Company, is there any default under any Company Real Property Lease by the Company or any of its Subsidiaries or by any other party thereto and (C) the Company or a Subsidiary of the Company has a good and valid title to a leasehold estate in each Company Leased Real Property, in each case free and clear of all Liens except for Company Permitted Liens and other Liens affecting the interest of the landlords and subordination and similar agreements with respect thereto.

  (iii)  To the Knowledge of the Company, the Company or its Subsidiaries have exercised all options, extensions and renewals under all Company Real Property Leases except where the failure to so exercise such options, extensions or renewals is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

  (iv)  Except as is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, the Company Owned Real Property and the Company Leased Real Property includes all of the land, buildings, structures and fixtures located thereon and all easements, rights of way, options, coal, mineral, mining, water, surface and other rights and interests appurtenant thereto reasonably necessary for the use by the Company and its Subsidiaries in the conduct of their business as currently conducted.

  (v)  Except as is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company (A) the material coal reserves currently mined by the Company and its Subsidiaries that are owned or leased by any of them are not subject to the mining rights of any other person with respect to such coal reserves and none of the Company or its Subsidiaries has received a notice of claim to such effect and (B) the Company and its Subsidiaries have sufficient rights to access and mine such coal reserves.

(q)  Intellectual Property.  (i)  Except as is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries own or possess, or are validly licensed or otherwise have the right to obtain ownership or possession and to currently use, all patents, patent applications, trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, copyrights, technology, trade secrets, licenses and all other confidential or proprietary information, domain names, know-how and processes, whether or not reduced to writing or any other tangible form, and other proprietary intellectual property rights arising under the Laws of the United States (including any state or territory), any other country or group of countries or any political subdivision of any of the foregoing, whether registered or unregistered (collectively, “Intellectual Property Rights”) used in the conduct of the business of the Company or any of its Subsidiaries as currently conducted (the “Company Intellectual Property”).

  (ii)  Except as is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (A) the Company has received no third-party written claim of invalidity or conflicting ownership rights with respect to any Company Intellectual Property owned by the Company or by a Subsidiary of the Company (“Company Owned Intellectual Property”) and no such Company Owned Intellectual Property is the subject of any pending or, to the Knowledge of the Company, threatened interference, opposition or other Proceeding and (B) no person has given written notice to the Company or any Subsidiary of the Company that the use of any Company Intellectual Property by the Company, any Subsidiary of the Company or any licensee is infringing or has infringed any domestic or foreign registered patent, trademark, service mark, trade name, or Copyright or design right, or that the Company, any Subsidiary of the Company or any licensee has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how, and (C) the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of the Company Intellectual Property or impair the right of the Company or any of its Subsidiaries to use the Company Owned Intellectual Property in the conduct of their businesses as currently conducted.

  (iii)  For purposes of this Agreement, “Copyrights” means all works of authorship, whether copyrightable or not, copyrights, and mask works.

(r)  Insurance.  The Company and its Subsidiaries are covered by valid and currently effective insurance policies issued in favor of the Company and its Subsidiaries that are customary and, in the reasonable judgment of senior management of the Company, adequate for companies of similar size in the industries and locales in which the Company and its Subsidiaries operate. Section 3.01(r) of the Company Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of all material insurance policies issued in favor of the Company, or pursuant to which the Company or any of its Subsidiaries is a named insured or otherwise a beneficiary.  With respect to each material insurance policy of the Company and its Subsidiaries, (i) the policy is in full force and effect and all premiums due thereon have been paid, (ii) the Company is not in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which with notice or the lapse of time would constitute such a breach or default, or permit termination or modification of, any such policy, and (iii) to the Knowledge of the Company, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation and no notice of cancellation or termination has been received with respect to any such policy (other than in connection with normal renewals of any such insurance policy).

(s)  Suppliers and Customers. Section 3.01(s) of the Company Disclosure Letter sets forth the names of the 10 largest customers of the Company and its Subsidiaries (as measured by revenue for the twelve-month period ended on December 31, 2010) and the 10 largest suppliers of the Company and its Subsidiaries (as measured by aggregate cost of items or services purchased for the twelve-month period ended on December 31, 2010).  To the Knowledge of the Company, neither the Company nor any of its Subsidiaries (a) has been notified in writing of any dispute with any such customer or supplier that would be material and adverse to the Company and its Subsidiaries, taken as a whole, or (b) has been notified in writing by any such customer or supplier that it intends or is threatening to terminate or otherwise materially and adversely alter the terms of its business with the Company or any of its Subsidiaries.

(t)  Questionable Payments. Except as would not be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries (nor, to the Knowledge of the Company, any of their respective directors, executives, representatives, agents or employees) (i) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees, (ii) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, or (iv) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

                  (u)  Voting Requirements.  Assuming the accuracy of the representations and warranties set forth in Section 3.02(y), the affirmative vote of holders of a majority of the voting power of all outstanding Company Common Stock entitled to vote thereon at the Company Stockholders Meeting (or any adjournment or postponement thereof) in favor of the adoption of the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company necessary under the Company Certificate of Incorporation and Company Bylaws and by Law (including the DGCL) for the Company to enter into this Agreement and consummate the transactions contemplated hereby (including the Merger).

                  (v)  State Takeover Statutes; Etc.  Assuming the accuracy of the representations and warranties set forth in Section 3.02(y), the approval of the Board of Directors of the Company of this Agreement, the Merger and the other transactions contemplated by this Agreement represents all the action necessary to render inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement the provisions of Section 203 of the DGCL to the extent, if any, such Section would otherwise be applicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, and no other state anti-takeover statute or regulation, any takeover-related provision in the Company Certificate of Incorporation or Company Bylaws, nor any stockholder rights plan or similar agreement is applicable to Parent, this Agreement or the Merger that would (i) prohibit or restrict the ability of the Company to perform its obligations under this Agreement or the Certificate of Merger or its ability to consummate the Merger or the other transactions contemplated hereby, (ii) have the effect of invalidating or voiding this Agreement or the Certificate of Merger, or any provision hereof or thereof, or (iii) subject Parent to any impediment or condition in connection with the exercise of any of its rights under this Agreement or the Certificate of Merger.  As of the date hereof, the Company is not aware of any breach or violation of the Confidentiality Agreement by Parent, its Affiliates or representatives.

                  (w)  Brokers and Other Advisors.  No broker, investment banker, financial advisor or other person, other than Perella Weinberg Partners LP and UBS Securities LLC, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the Merger and the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.  The Company has made available to Parent complete and correct copies of the letter agreements between the Company and Perella Weinberg Partners LP and between the Company and UBS Securities LLC, pursuant to which such person could be entitled to any payment from the Company or any of its Subsidiaries in connection with the Merger.

(x)  Opinions of Financial Advisors.  The Company has received the opinion of Perella Weinberg Partners LP dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock, a signed copy of which opinion has been or will promptly be delivered to the Buyer Entities for informational purposes only after receipt thereof by the Company.

(y)  No Other Representations or Warranties.  Except for the representations and warranties contained in this Section 3.01 or in any certificates delivered by the Company in connection with the Closing, each of the Buyer Entities acknowledges that neither the Company nor any person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided or made available to either Buyer Entity in connection with the transactions contemplated by this Agreement.  Neither the Company nor any other person will have or be subject to any liability or indemnification obligation to either Buyer Entity (or any of their financing sources) or any other person resulting from the distribution to either Buyer Entity (or any of their financing sources), or either Buyer Entity’s (or such financing sources’) use of, any such information, including any information, documents, projections, forecasts or other material made available to either Buyer Entity in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless and then only to the extent that any such information is expressly included in a representation or warranty contained in this Section 3.01 or in a certificate delivered by the Company in connection with the Closing.  Notwithstanding the foregoing or any other provision of this Agreement or otherwise, nothing herein shall relieve the Company or any other person from liability for fraud.

                      SECTION 3.02.  Representations and Warranties of the Buyer Entities.  Except (A) as disclosed in the Parent SEC Documents or any other reports, schedules, forms, statements or other documents (including exhibits and other information incorporated therein), in each case, filed with or furnished by Parent to the SEC since January 1, 2009 and publicly available prior to the date of this Agreement (collectively, the “Parent Filed SEC Documents”) (but excluding any forward-looking disclosures set forth in any risk factor section, any disclosure in any section relating to forward-looking statements and any other disclosures included in such Parent Filed SEC Document to the extent they are predictive or forward-looking in nature); provided that in no event shall any disclosure in any Parent Filed SEC Documents qualify or limit the representations and warranties of the Buyer Entities set forth in Sections 3.02(c), 3.02(d), 3.02(u), 3.02(v), 3.02(w) or 3.02(x), or (B) as set forth in the corresponding section of the Parent Disclosure Letter (it being understood that any information set forth in one section or subsection of the Parent Disclosure Letter shall be deemed to apply to and qualify the representation and warranty set forth in this Agreement to which it corresponds in number and each other representation and warranty set forth in this Section 3.02 to the extent that it is reasonably apparent on its face that such information is relevant to such other representation and warranty), each Buyer Entity represents and warrants, jointly and severally, to the Company as follows:

                  (a)  Organization, Standing and Corporate Power.  Each Buyer Entity and each of its Significant Subsidiaries is duly organized and validly existing under the Laws of its jurisdiction of organization and has all requisite corporate, company or partnership power and authority to own its properties and carry on its business as presently conducted.  Each Buyer Entity and each of its Significant Subsidiaries is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.  Parent has made available to the Company true, correct and complete copies of the certificates of incorporation and bylaws of each of the Buyer Entities as in effect on the date hereof, including all amendments thereto.

                  (b)  Subsidiaries.  All the outstanding shares of capital stock of, or other equity interests in, each Significant Subsidiary of Parent (i) have been validly issued and are fully paid and nonassessable, and (ii) are owned, directly or indirectly, by Parent free and clear of all Liens, other than Parent Permitted Liens.  All outstanding shares of capital stock (or equivalent equity interests of entities other than corporations) of each Subsidiary of Parent are beneficially owned, directly or indirectly, by Parent.  As of the date of this Agreement, Parent does not, directly or indirectly, own more than 5% but less than 100% of the capital stock or other equity interest in any person other than the Subsidiaries of Parent.

                  (c)  Capital Structure.  On the date hereof, the authorized capital stock of Parent consists of 200,000,000 (and assuming approval of the Charter Amendment, 400,000,000) shares of Parent Common Stock and 10,000,000 shares of preferred stock, $0.01 par value (the “Parent Preferred Stock”).  At the close of business on January 20, 2011, (i) 120,490,003 shares of Parent Common Stock were issued and outstanding (which number (A) does not include 3,884,709 shares of Parent Common Stock held by Parent in its treasury, but (B) does include 593,291 shares of Parent Common Stock subject to restricted stock awards granted under the Parent’s 2005 Long-Term Incentive Plan, as amended and restated (the “2005 LTIP”, and together with the 2004 LTIP, the 2010 LTIP and the Stock Plan, the “Parent Stock Plans”), (ii) 1,271,401 shares of Parent Common Stock were subject to restricted stock unit awards granted under the Parent Stock Plans, (iii) 1,845,426 shares of Parent Common Stock were subject to performance share unit awards granted under the 2005 LTIP and Parent’s 2010 Long-Term Incentive Plan (the “2010 LTIP”) (assuming settlement of outstanding awards based on maximum achievement of applicable performance goals), (iv) 583,876 shares of Parent Common Stock were subject to outstanding options to acquire shares of Parent Common Stock granted under Parent’s Amended and Restated 2004 Long-Term Incentive Plan (the “2004 LTIP”), the 2005 LTIP and Parent’s Amended and Restated Stock Incentive Plan (the “Stock Plan”) (the awards described in (i)(B), (ii), (iii) and (iv) above, the “Parent Stock Awards”), (v) no shares of Parent Common Stock were reserved or available for issuance pursuant to the 2004 LTIP, the 2005 LTIP and the Stock Plan and 2,548,850 shares of Parent Common Stock were reserved and available for issuance pursuant to the 2010 LTIP, in each case after taking into account shares reserved for outstanding Parent Stock Awards, (vi) 6,969,691 shares of Parent Common Stock were reserved for issuance upon conversion of Parent’s 2.375% convertible senior notes due April 15, 2015 (the “Parent Convertible Notes”) issued pursuant to the Indenture dated as of April 7, 2008, between Parent and Union Bank of California N.A., as trustee, as amended or supplemented to the date of this Agreement (the “Parent Convertible Notes Indenture”), and (vii) no shares of Preferred Stock were issued or outstanding or held by Parent in its treasury.  Except as set forth in this Section 3.02(c), at the close of business on January 20, 2011, no shares of capital stock or other voting securities of Parent are issued, reserved for issuance or outstanding.  Since January 20, 2011 to the date of this Agreement, (x) there have been no issuances by Parent of shares of capital stock or other voting securities of Parent, other than issuances of shares of Common Stock pursuant to the Parent Stock Awards, in each case outstanding as of January 20, 2011, and (y) there have been no issuances by Parent of options, warrants, other rights to acquire shares of capital stock of Parent or other rights that give the holder thereof any economic benefit accruing to the holders of any Parent Common Stock, other than under the Parent Stock Plans.  All outstanding shares of Parent Common Stock are, and all such shares that may be issued prior to the Effective Time or as Stock Merger Consideration will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.  Except for the Parent Convertible Notes and the Parent Convertible Notes Indenture, there are no bonds, debentures, notes or other Indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of any Parent Common Stock may vote (“Voting Parent Debt”).  Except for any obligations pursuant to this Agreement, the Parent Convertible Notes, the Parent Convertible Notes Indenture, any Parent Stock Awards, any Parent Stock Plan or as otherwise set forth above, as of January 20, 2011, there are no options, warrants, rights, convertible or exchangeable securities, stock-based performance units, Contracts or undertakings of any kind to which Parent or any of its Subsidiaries is a party or by which any of them is bound (1) obligating Parent or any such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exchangeable for any capital stock of or other equity interest in, Parent or any of its Subsidiaries or any Voting Parent Debt, (2) obligating Parent or any such Subsidiary to issue, grant or enter into any such option, warrant, right, security, unit, Contract or undertaking or (3) that give any person the right to receive any economic benefit accruing to the holders of any Parent Common Stock.  As of the date of this Agreement, there are no outstanding contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any such Subsidiary, other than pursuant to the Parent Stock Awards and Parent Stock Plans.

                  (d)  Authority.  Each Buyer Entity has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, subject, solely in the case of the amendment of the Parent Certificate of Incorporation to increase the number of authorized shares of Parent Common Stock as required to permit the Stock Issuance (the “Charter Amendment”) and the issuance of the Stock Merger Consideration (the “Stock Issuance”), to receipt of the Parent Stockholder Approval and subject, solely in the case of the Merger (assuming receipt of the Parent Stockholder Approval), to the adoption of this Agreement by Parent, as sole shareholder of MergerCo.  The execution and delivery of this Agreement by each Buyer Entity and the consummation by each Buyer Entity of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of each Buyer Entity, subject, solely in the case of the Charter Amendment and Stock Issuance, to receipt of the Parent Stockholder Approval and subject, solely in the case of the Merger (assuming receipt of the Parent Stockholder Approval), to the adoption of this Agreement by Parent, as sole shareholder of MergerCo, and except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, the other filings required under the DGCL by the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which Parent is qualified to do business.  This Agreement has been duly executed and delivered by each Buyer Entity and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each Buyer Entity, enforceable against each Buyer Entity in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.  The Board of Directors of MergerCo, at a meeting duly called and held at which a quorum was present, unanimously duly adopted resolutions (i) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) declaring that it is in the best interests of the stockholder of MergerCo that MergerCo enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein, (iii) directing that this Agreement be submitted to Parent, as the sole stockholder of MergerCo, for adoption and (iv) recommending that Parent, as the sole stockholder of MergerCo, adopt this Agreement, which resolutions have not been rescinded, modified or withdrawn in any way.  The Board of Directors of Parent, at a meeting duly called and held at which a quorum was present, duly adopted resolutions (w) approving this Agreement, the Merger and the other transactions contemplated by this Agreement, (x) declaring that it is in the best interests of Parent’s stockholders that the Buyer Entities enter into this Agreement and consummate transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein, (y) directing that the Charter Amendment and Stock Issuance be submitted to a vote at a duly held meeting of the stockholders of Parent and (z) recommending that the stockholders of Parent vote in favor of the approval of the Charter Amendment and Stock Issuance (the “Parent Board Recommendation”), which resolutions have not been rescinded, modified or withdrawn in any way.

                  (e)  Noncontravention.  The execution and delivery by each Buyer Entity of this Agreement do not, and the performance by it of its obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement, and compliance with the provisions of this Agreement will not, conflict with, or result in any breach, violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries under (other than any such Lien created in connection with the Financing), any provision of (A) Parent’s certificate of incorporation (the “Parent Certificate of Incorporation”) or Parent’s bylaws (the “Parent Bylaws”) or (B) subject to the filings and other matters referred to in the immediately following sentence, (1) any Contract to which Parent or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound, other than any lease of real property under which Parent or any of its Subsidiaries is a tenant or a subtenant (x) that is subject to an annual minimum royalty of less than $500,000 and on which no active preparation plant site or active mine is located or (y) that had an annual production royalty of less than $750,000 in the immediately preceding fiscal year and on which no active preparation plant site or active mine is located, or (2) assuming the receipt of the Company Stockholder Approval and the Parent Stockholder Approval, any Law or any Judgment, in each case applicable to Parent or any of its Subsidiaries or their respective properties or assets, other than, in the case of clause (B) above, any such conflicts, breaches, violations, defaults, rights, losses or Liens that have not had and are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect (without giving effect to clause (ix) of the definition thereof) and will not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.  No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required to be obtained or made by or with respect to either Buyer Entity in connection with the execution and delivery of this Agreement by either Buyer Entity or the consummation by either Buyer Entity of the Merger or the other transactions contemplated by this Agreement, except for (I) compliance with, and the filing of a premerger notification and report form by Parent under, the HSR Act, and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under any other applicable Antitrust Law, (II) the filing with the SEC of the Joint Proxy Statement in definitive form, (III) the filing with the SEC, and declaration of effectiveness under the Securities Act, of the Form S-4, (IV) the filing with the SEC of such reports under the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (V) the filing of the Charter Amendment and the Certificate of Merger with the Secretary of State of the State of Delaware, the other filings required under the DGCL by the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which Parent is qualified to do business, (VI) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the Stock Issuance, (VII) any filings required under the rules and regulations of the New York Stock Exchange and (VIII) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices the failure of which to be obtained or made has not had and are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect (without giving effect to clause (ix) of the definition thereof) and will not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

(f)  Parent SEC Documents.  (i)  Parent has timely filed all reports, schedules, forms, statements and other documents with the SEC required to be filed by Parent since January 1, 2009 (the “Parent SEC Documents”).  As of their respective dates of filing or, in the case of a registration statement under the Securities Act, as of the date such registration statement is declared effective by the SEC, or, if amended, as of the date of the last amendment prior to the date hereof, Parent SEC Documents complied as to form in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable thereto.  None of the Parent SEC Documents, including any financial statements or schedules included or incorporated by reference therein, at the time filed or transmitted (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Parent has made available to the Company copies of all comment letters received by Parent from the SEC since January 1, 2009 and relating to the Parent SEC Documents, together with all written responses of the Company thereto.  No executive officer of Parent or any of its Subsidiaries has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Parent SEC Documents. As of the date of this Agreement, to the Knowledge of the Buyer Entities there are no outstanding or unresolved comments in such comment letters received by Parent from the SEC.  As of the date of this Agreement, to the Knowledge of the Buyer Entities, none of the Parent SEC Documents is the subject of any ongoing review by the SEC. None of Parent’s Subsidiaries is, or since January 1, 2009 has been, required to file periodic reports with the SEC pursuant to the Exchange Act.

  (ii)  The audited consolidated financial statements and the unaudited quarterly financial statements (including, in each case, the notes thereto) of Parent included in the Parent SEC Documents when filed complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments).

  (iii)  Except for matters reflected or reserved against in the audited consolidated balance sheet of Parent as of December 31, 2009  (or the notes thereto) included in the Parent Filed SEC Documents, neither Parent nor any of its Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise) of any nature that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of Parent (including the notes thereto), except liabilities and obligations that (A) were incurred since the date of such balance sheet in the ordinary course of business consistent with past practice, (B) are incurred in connection with the transactions contemplated by this Agreement or (C) are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

  (iv)  Parent (A) has implemented and maintains disclosure controls and procedures (as required by Rule 13a-15(a) of the Exchange Act) designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to the management of Parent by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s auditors and the audit committee of Parent’s Board of Directors (1) any significant deficiencies or material weakness in the design or operation of internal controls which are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial data and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls.  As and to the extent described in the Parent SEC Documents, Parent and the Subsidiaries of Parent have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

  (v)  Since January 1, 2009, (i) neither Parent nor any of its Subsidiaries nor, to the Knowledge of the Buyer Entities, any director, officer, employee, auditor, accountant or representative of Parent or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) to the Knowledge of the Buyer Entities, no attorney representing Parent or any of its Subsidiaries has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its Subsidiaries or any of their respective officers, directors, employees or agents to Parent’s Board of Directors or any committee thereof.

(g)  Information Supplied.  None of the information supplied or to be supplied by or on behalf of each Buyer Entity for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it is declared effective under the Securities Act, contains any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to each of Parent’s stockholders and the Company’s stockholders or at the time of each of the Parent Stockholders Meeting and the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder, except that no representation is made by Parent or MergerCo with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.  The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by either Buyer Entity with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference therein.

(h)  Absence of Certain Changes or Events.  From December 31, 2009 through the date of this Agreement, there has not been any change, effect, event, occurrence or state of facts that has had or is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.  From such date through the date of this Agreement, Parent and its Subsidiaries have conducted their businesses only in the ordinary course of business consistent with past practice, and none of Parent or any of its Subsidiaries has taken any action that if taken after the date of this Agreement would constitute a violation of Sections 4.01(b)(i), (ii), (iii), (xii), (xvi), (xvii), (xviii), (xix) or, to the extent related to the foregoing sections, Section 4.01(b)(xx).

                  (i)  Litigation.  There is no Proceeding pending or, to the Knowledge of the Buyer Entities, threatened nor, to the Knowledge of Parent, is any investigation by any Governmental Entity pending or threatened (other than any such Proceeding or governmental investigation that challenges or seeks to prohibit the execution, delivery or performance of this Agreement or any of the transactions contemplated hereby) against Parent or any of its Subsidiaries or any of its or their properties or assets that is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.  As of the date hereof, there are no Proceedings pending or, to the Knowledge of the Buyer Entities, threatened, nor, to the Knowledge of the Buyer Entities, are there any investigations by any Governmental Entity pending or threatened, against Parent or any of its Subsidiaries challenging or seeking to prohibit the execution, delivery or performance of this Agreement or any of the transactions contemplated hereby.  There is no Judgment outstanding against Parent or any of its Subsidiaries that is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.  To the Knowledge of the Buyer Entities, (x) no officer or director of Parent or any of its Subsidiaries is a defendant in any Proceeding or governmental investigation in connection with his or her status as an officer or director of Parent or any of its Subsidiaries, and (y) no such Proceeding or governmental investigation is threatened in writing, in each case that is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect or a material adverse effect on the ability of the Buyer Entities to timely perform their respective obligations under this Agreement or to timely consummate the transactions contemplated hereby.  This Section 3.02(i) does not relate to environmental matters, which are the subject of Section 3.02(l).

                  (j)  Material Contracts.  Section 3.02(j) of the Parent Disclosure Letter sets forth a true and correct list, and Parent has made available to the Company prior to the date of this Agreement true, correct and complete copies, of each contract, arrangement, commitment or understanding to which Parent or any of its Subsidiaries is a party to or is bound:

  (i)  that would be required to be filed by Parent or any of its Subsidiaries as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K of the SEC or disclosed by Parent or any of its Subsidiaries on a Current Report on Form 8-K;

  (ii)  that contains covenants that limit the ability of Parent or any of its Subsidiaries to compete in any business or with any person or in any geographic area or distribution or sales channel, or to sell, supply or distribute any service or product, in each case, that could reasonably be expected to be material to the business of Parent and its Subsidiaries, taken as a whole;

  (iii)  that involves any exchange traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or any other derivative financial instrument or contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including commodities, emissions allowances, renewable energy credits, currencies, interest rates, foreign currency and other indices, in each case, that is material to the business of Parent and its Subsidiaries, taken as a whole, other than, for the avoidance of doubt, Contracts for the purchase or sale of coal;

  (iv)  under which (A) to the Knowledge of the Buyer Entities, any person (other than Parent and its Subsidiaries) has directly or indirectly guaranteed any liabilities or obligations of Parent or its Subsidiaries, including any deposit, letter of credit, trust fund, bid bond, performance bond, reclamation bond or surety bond (or any similar undertaking), in case of each such liability or obligation, in an amount in excess of $5 million, or (B) Parent or any of its Subsidiaries has directly or indirectly guaranteed any liabilities or obligations of any other person (other than Parent or any of its Subsidiaries);

  (v)  to which a person listed on Section 3.02(s) of the Parent Disclosure Letter is a party;

  (vi)  that indemnifies or exculpates any director, officer, employee or agent of Parent, any of its Subsidiaries or any of their respective predecessors; and

  (vii)  that would or would reasonably be expected to prevent or materially delay Parent’s ability to consummate the Merger or the other transactions contemplated by this Agreement (each Contract of the type described in clauses (i) through (vii), a “Parent Material Contract”).

Each Parent Material Contract is valid and binding on Parent or the Subsidiary of Parent party thereto and, to the Knowledge of the Buyer Entities, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect or a material adverse effect on the ability of the Buyer Entities to timely perform their respective obligations under this Agreement or to timely consummate the transactions contemplated hereby.  There is no default under any such Parent Material Contract by Parent or any of its Subsidiaries or, to the Knowledge of the Buyer Entities, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Parent or any of its Subsidiaries or, to the Knowledge of the Buyer Entities, by any other party thereto, in each case except as is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.  This Section 3.02(j) does not relate to Parent Real Property Leases, which are the subject of Section 3.02(p).

                  (k)  Compliance with Laws.  Each of Parent and its Subsidiaries is and since January 1, 2009 has been in compliance with all Laws applicable to its assets, properties, business or operations (including the Sarbanes-Oxley Act), except for instances of noncompliance that are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.  Except as is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect:

  (i)  (A) each of Parent and its Subsidiaries has in effect all Permits necessary for it to conduct its business as presently conducted, (B) all such Permits are in full force and effect, and (C) each of Parent and its Subsidiaries is and since January 1, 2009 has been in compliance with all such Permits;

  (ii)  neither Parent nor any of its Subsidiaries has received any written notice since January 1, 2009 from any Governmental Entity threatening to suspend, revoke, withdraw, modify in any adverse respect or limit any Permit of Parent or its Subsidiaries and, to the Knowledge of the Buyer Entities, there are no circumstances or conditions providing grounds for any suspension, revocation, withdrawal, adverse modification or limitation on any Permit of Parent or its Subsidiaries;

     (iii)  neither Parent nor any of its Subsidiaries has been notified by any Governmental Entity since January 1, 2009 that it is (A) ineligible to receive additional surface mining Permits or (B) under investigation to determine whether its eligibility to receive such Permits should be “permit blocked”;

  (iv)  Parent and its Subsidiaries have posted all Surety Bonds required to be posted in connection with their operations and pursuant to the Permits of Parent and its Subsidiaries; and each of the Company and its Subsidiaries is in compliance with all Surety Bonds posted by each of Parent and its Subsidiaries in connection with its respective operations; and

  (v)  without limiting the generality of the foregoing, the operation of the coal mining and processing operations of Parent and its Subsidiaries and the state of reclamation with respect to each of their Permits is “current” with respect to the reclamation obligations required by such Permits and otherwise are in compliance with such Permits and all applicable mining, reclamation and other similar Laws.

           This Section 3.02(k) does not relate to environmental matters, which are the subject of Section 3.02(l), employee benefit matters, which are the subject of Section 3.02(n), and Taxes, which are the subject of Section 3.02(o).

                  (l)  Environmental Matters.  Each of Parent and its Subsidiaries has been and is in compliance with all applicable Environmental Laws, and neither Parent nor any of its Subsidiaries has received any written communication alleging that Parent or any of its Subsidiaries is in violation of, or has any liability under, any Environmental Law, except for such noncompliance, violations or liabilities that are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.  Except as is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect:

 (i)  each of Parent and its Subsidiaries possesses and has been and is in compliance with all Permits required under Environmental Laws for the conduct of its business and activities, all such Permits were validly issued and are in full force and effect, all applications, notices or other documents have been timely filed to effect renewal, issuance or reissuance of each such Permit, and each such Permit is transferable, as necessary, in the circumstances presented by the transactions contemplated by this Agreement;

 (ii)  there is no pending application for any Permit required under Environmental Law relating to the business as currently conducted with respect to which Parent or any of its Subsidiaries has received a written communication or otherwise has knowledge that it will not be granted on a timely basis;

 (iii)  there are no Environmental Claims pending or, to the Knowledge of the Buyer Entities, threatened against Parent or any of its Subsidiaries;

 (iv)  neither Parent nor any of its Subsidiaries has entered into, has agreed to, or has been issued, any order, decree or Judgment under any Environmental Law;

 (v)  neither Parent nor any of its Subsidiaries is a party, or is otherwise subject, to any agreement pursuant to which it has retained, assumed or agreed to indemnify any person with respect to known or unknown liabilities arising under Environmental Law;

 (vi)  none of Parent or any of its Subsidiaries has Released any Hazardous Materials at, on, under or from any of the Parent Owned Real Property, the Parent Leased Real Property or any other property, to the Knowledge of the Buyer Entities no such Hazardous Materials are present at any such property, and to the Knowledge of the Buyer Entities neither Parent nor any of its Subsidiaries has disposed of, or arranged to dispose of, any Hazardous Materials; and

 (vii)  no lien pursuant to Environmental Law has been imposed on any of the Parent Owned Real Property or the Parent Leased Real Property, and no financial assurance obligation for mine reclamation or otherwise required by Environmental Law is unsatisfied.

Parent has made available to the Company copies of all material written environmental, health or safety assessments and audits, investigations in the possession of Parent or any of its Subsidiaries, including any such documents relating to the Release or presence of, or exposure to, any Hazardous Materials.

(m)  Labor and Employment Matters.  As of the date of this Agreement, Section 3.01(m) of the Parent Disclosure Letter sets forth a true and complete list of all collective bargaining agreements or other labor union contracts applicable to any employees of Parent or any of its Subsidiaries.  As of the date of this Agreement, none of Parent or any of its Subsidiaries has breached or otherwise failed to comply with any provision of any collective bargaining agreement or other labor union contract applicable to any employees of Parent or any of its Subsidiaries, except for any breaches or failures to comply that, individually or in the aggregate, have not had and are not reasonably likely to have a Parent Material Adverse Effect.  Except for matters that, individually or in the aggregate, have not had and are not reasonably likely to have a Parent Material Adverse Effect, (i) there is not any, and during the past one year there has not been any, labor strike, dispute, work stoppage or lockout pending or, to the Knowledge of the Buyer Entities, threatened against or affecting the Parent or any of its Subsidiaries, (ii) to the Knowledge of the Buyer Entities, no union organizational campaign is in progress or threatened with respect to the employees of the Parent or any of its Subsidiaries and no question concerning representation of such employees exists, (iii) there are no unfair labor practice charges or complaints against the Parent or any of its Subsidiaries pending or, to the Knowledge of the Buyer Entities, threatened and (iv) there are, as of the date of this Agreement, no written grievances or written complaints outstanding or, to the Knowledge of the Buyer Entities, threatened against Parent or any of its Subsidiaries.

                  (n)  Employee Benefit Matters.  (i)  Section 3.02(n) of the Parent Disclosure Letter contains a true and complete list, as of the date of this Agreement, of each Parent Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) (a “Parent Pension Plan”), each material Parent Benefit Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and all other material Parent Benefit Plans and all material Parent Benefit Agreements.  Each Parent Benefit Plan and Parent Benefit Agreement has been administered in compliance with its terms and the terms of all applicable collective bargaining agreements and with applicable Law (including ERISA and the Code), other than instances of noncompliance that have not had and are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.  Parent has made available to the Company true and complete copies of (A) each material Parent Benefit Plan and each material Parent Benefit Agreement, including all amendments thereto, other than any Parent Benefit Plan or Parent Benefit Agreement that Parent or any of its Subsidiaries is prohibited from making available to the Buyer Entities as the result of applicable Law relating to the safeguarding of data privacy, (B) the most recent annual report on Form 5500 filed with the IRS with respect to each Parent Benefit Plan (if any such report was required by applicable Law), (C) the most recent summary plan description and any summaries of material modification for each Parent Benefit Plan for which a summary plan description is either (x) required by applicable Law or (y) exists, (D) the most recent actuarial valuation report and audited financial statement with respect to each Parent Benefit Plan (to the extent an actuarial valuation report or audited financial statement was required to be prepared under applicable Law) and (E) to the extent applicable, the most recent IRS determination letter with respect to each Parent Benefit Plan.

             (ii)  Section 3.02(n)(ii) of the Parent Disclosure Letter sets forth a true and complete list of Multiemployer Plans in which Parent, any of its Subsidiaries or any other person or entity under common control with Parent within the meaning of Section 414(b), (c), (m) or (o) of the Code (each such person or entity, a “Parent ERISA Affiliate”) participates in, or to which any Parent ERISA Affiliate is required to contribute.  None of Parent, its Subsidiaries nor any of the Parent ERISA Affiliates has incurred any material withdrawal liability under a Multiemployer Plan.

             (iii)  None of Parent, any of its Subsidiaries nor any Parent ERISA Affiliate has incurred any unsatisfied liability (other than PBGC premiums) to the PBGC or the IRS under Title IV of ERISA or Section 412 of the Code and, to the Knowledge of the Buyer Entities, no condition exists that presents a risk to Parent or any Parent ERISA Affiliate of incurring such liability, except for any such liability that, individually or in the aggregate, has not had and is not reasonably likely to have a Parent Material Adverse Effect.

 (iv)  There are no pending or, to the Knowledge of the Buyer Entities, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted against the Parent Benefit Plans, any fiduciaries thereof with respect to their duties to the Parent Benefit Plans or the assets of any of the trusts under any of the Parent Benefit Plans that could reasonably be expected to result in any liability of Parent or any of its Subsidiaries other than any liability that, individually or in the aggregate, would not be reasonably likely to have a Parent Material Adverse Effect.

 (v)  Except for matters that, individually or in the aggregate, have not had and are not reasonably likely to have a Parent Material Adverse Effect, all contributions or other amounts payable by Parent or any of its Subsidiaries with respect to each Parent Benefit Plan have been paid or accrued in accordance with the terms of such Parent Benefit Plan, GAAP and Section 412 of the Code.  Except as fully accrued or reserved against on Parent’s financial statements in accordance with GAAP, there are no material unfunded liabilities with respect to any Parent Benefit Plan.

             (vi)  None of the execution and delivery of this Agreement, the obtaining of the Parent Stockholder Approval or the consummation of the Merger or any other transaction contemplated by this Agreement (whether alone or in conjunction with any other event, including as a result of any termination of employment on or following the Effective Time) will (A) entitle any current or former director, officer, employee or consultant of Parent or any of its Subsidiaries to severance or termination pay, (B) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Parent Benefit Plan or Parent Benefit Agreement or (C) result in any breach or violation of, or a default under, any Parent Benefit Plan or Parent Benefit Agreement.

 (vii)  The term “Parent Benefit Agreement” means each employment, consulting, indemnification, severance, change in control or termination agreement or arrangement between Parent or any of its Subsidiaries, on the one hand, and any current or former director, officer or employee of Parent or any of its Subsidiaries, on the other hand, other than any agreement or arrangement mandated by applicable Law.  The term “Parent Benefit Plan” means each bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, equity ownership, equity-based compensation, vacation, severance, change in control, disability, death benefit, hospitalization, medical, life insurance, welfare or other employee benefit plan, policy, program, arrangement or understanding, whether oral or written (but excluding any Parent Benefit Agreement), in each case sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by Parent or any of its Subsidiaries for the benefit of any current or former employee, officer or director of Parent or any of its Subsidiaries, other than (A) any Multiemployer Plan or (B) any plan, policy, program, arrangement or understanding mandated by applicable Law.

                  (o)  Taxes.

 (i)  Each of Parent and its Subsidiaries has filed or has caused to be filed all material Tax Returns required to be filed by it (or requests for extensions, which requests have been granted and have not expired), and all such returns are complete and accurate in all material respects.  Each of Parent and its Subsidiaries has either paid or caused to be paid all Taxes due and owing by Parent and its Subsidiaries to any Governmental Entity, or the most recent financial statements contained in the Parent Filed SEC Documents reflect an adequate reserve (excluding any reserves for deferred Taxes), if such a reserve is required by GAAP, for all Taxes payable by Parent and its Subsidiaries, for all taxable periods and portions thereof ending on or before the date of such financial statements.

 (ii)  No deficiencies, audit examinations, refund litigation, proposed adjustments or matters in controversy for any Taxes (other than Taxes that are not yet due and payable or for amounts being contested in good faith) have been proposed, asserted or assessed in writing against Parent or any of its Subsidiaries which have not been settled and paid.  All assessments for Taxes due and owing by Parent or any of its Subsidiaries with respect to completed and settled examinations or concluded litigation have been paid.  There is no currently effective agreement or other document with respect to Parent or any of its Subsidiaries extending the period of assessment or collection of any material Taxes, no requests for waivers of the time to assess any such Taxes are pending, and there is no currently effective “closing agreement” pursuant to Section 7121 of the Code (or any similar provision of foreign, state or local Law).

 (iii)  Each of Parent and its Subsidiaries has complied with all applicable Laws relating to the withholding and paying over of Taxes.

                 (iv)  Neither Parent nor any of its Subsidiaries has any material liability for Taxes of any other person (other than Parent and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

 (v)  Neither Parent nor any of its Subsidiaries is a party to, bound by any or currently has any liability under any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes  with any person other than Parent or a Subsidiary of Parent.

 (vi)  There are no material Liens on any of the assets of Parent or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

 (vii)  Neither Parent nor any of its Subsidiaries shall be required, as a result of a change in accounting method for a Tax period beginning on or before the Closing Date, to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign Law) in taxable income for any Tax period beginning on or after the Closing Date.

 (viii)  Neither Parent nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) prepaid amount received on or prior to the Closing Date or (B) election under Code Section 108(i).

 (ix)  No “ownership change” (as described in Section 382(g) of the Code) has occurred with respect to Parent or any of its Subsidiaries that is a “loss corporation” (as described in Section 382(k) of the Code).

 (x)  Neither Parent nor any of its Subsidiaries are “passive foreign investment companies” within the meaning of Section 1297 of the Code and applicable Treasury Regulations thereunder.

(xi)  Neither Parent nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

 (xii)  None of Parent or any of its Subsidiaries has entered into any transaction that, as of the date of this Agreement, constitutes a “listed transaction” for purposes of Section 6011 of the Code and applicable Treasury Regulations thereunder (including Treasury Regulation Section 1.6011-4) (or a similar provision of state law).

 (xiii)  The consolidated federal income Tax Returns of Parent have been examined, or the statute of limitations has closed, with respect to all taxable years through and including 2005.

 (xiv)  Neither Parent nor any of its Subsidiaries has taken any action or knows of any fact that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

                  (p)  Title to Properties.  (i)  Except as is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent or a Subsidiary of Parent has good and valid fee title to each real property interest or estate (other than any leasehold interest or estate) owned by Parent or any of its Subsidiaries and reflected in the unaudited consolidated balance sheet of Parent as of September 30, 2010 (or the notes thereto) included in the Parent Filed SEC Documents (individually, a “Parent Owned Real Property”), in each case free and clear of all Liens and defects in title, except for (A) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business with respect to obligations which are not delinquent or which are being contested in good faith by appropriate proceedings, (B) Liens for Taxes, assessments and other governmental charges and levies that (x) are not due and payable or that may thereafter be paid without interest or penalty or (y) are being contested in good faith by appropriate proceedings and which have been paid, or for which any reserves required by GAAP have been established, (C) Liens affecting the interest of the grantor of any easements benefiting Parent Owned Real Property, (D) Liens (other than Liens securing Indebtedness), minor defects or irregularities in title, conditions that would be disclosed by a current, accurate survey or physical inspection, easements, rights-of-way, covenants, restrictions and other, similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the Parent Owned Real Property to which they relate in the business of Parent and its Subsidiaries as presently conducted, (E) zoning, building and other similar codes and regulations and (F) Liens securing Indebtedness reflected in the unaudited consolidated balance sheet of Parent as of September 30, 2010 (or the notes thereto) included in the Parent Filed SEC Documents (collectively, “Parent Permitted Liens”).

         (ii)  Except as is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, (A) all leases (each, a “Parent Real Property Lease”) of real property under which Parent or any of its Subsidiaries is a tenant or a subtenant (x) that are subject to an annual minimum royalty of $500,000 or more, (y) that had an annual production royalty of $750,000 or more in the immediately preceding fiscal year or (z) on which an active preparation plant site or active mine is located (each, a “Parent Leased Real Property”) are in full force and effect, (B) neither Parent nor any of its Subsidiaries that is party to a Parent Real Property Lease has received or given any written notice of any default thereunder, which default continues on the date of this Agreement, nor, to the Knowledge of the Buyer Entities, is there any default under any Parent Real Property Lease by Parent or any of its Subsidiaries or by any other party thereto and (C) Parent or a Subsidiary of Parent has a good and valid title to a leasehold estate in each Parent Leased Real Property, in each case free and clear of all Liens except for Parent Permitted Liens and other Liens affecting the interest of the landlords and subordination and similar agreements with respect thereto.

(iii)  To the Knowledge of the Buyer Entities, Parent or its Subsidiaries have exercised all options, extensions and renewals under all Parent Real Property Leases except where the failure to so exercise such options, extensions or renewals is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

 (iv)  Except as is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, the Parent Owned Real Property and the Parent Leased Real Property includes all of the land, buildings, structures and fixtures located thereon and all easements, rights of way, options, coal, mineral, mining, water, surface and other rights and interests appurtenant thereto reasonably necessary for the use by the Parent and its Subsidiaries in the conduct of their business as currently conducted.

 (v)  Except as is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, to the Knowledge of the Buyer Entities (A) the material coal reserves currently mined by the Parent and its Subsidiaries that are owned or leased by any of them are not subject to the mining rights of any other person with respect to such coal reserves and none of the Parent or its Subsidiaries has received a notice of claim to such effect and (B) the Parent and its Subsidiaries have sufficient rights to access and mine such coal reserves.

(q)  Intellectual Property. (i)  Except as is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries own or possess, or are validly licensed or otherwise have the right to obtain ownership or possession and to currently use, all Intellectual Property Rights used in the conduct of the business of Parent or any of its Subsidiaries as currently conducted (the “Parent Intellectual Property”).

 (ii)  Except as is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, (A) Parent has received no third-party written claim of invalidity or conflicting ownership rights with respect to any Parent Intellectual Property owned by Parent or by a Subsidiary of Parent (“Parent Owned Intellectual Property”) and no such Parent Owned Intellectual Property is the subject of any pending or, to the Knowledge of the Buyer Entities, threatened interference, opposition or other Proceeding and (B) no person has given written notice to Parent or any Subsidiary of Parent that the use of any Parent Intellectual Property by Parent, any Subsidiary of Parent or any licensee is infringing or has infringed any domestic or foreign registered patent, trademark, service mark, trade name, or Copyright or design right, or that Parent, any Subsidiary of Parent or any licensee has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how, and (C) the execution, delivery and performance of this Agreement by Parent and the consummation of the transactions contemplated hereby will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of the Parent Intellectual Property or impair the right of Parent or any of its Subsidiaries to use the Parent Owned Intellectual Property in the conduct of their businesses as currently conducted.

(r)  Insurance.  Parent and its Subsidiaries are covered by valid and currently effective insurance policies issued in favor of Parent and its Subsidiaries that are customary and, in the reasonable judgment of senior management of Parent, adequate for companies of similar size in the industries and locales in which Parent and its Subsidiaries operate. Section 3.02(r) of the Parent Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of all material insurance policies issued in favor of Parent, or pursuant to which Parent or any of its Subsidiaries is a named insured or otherwise a beneficiary.  With respect to each material insurance policy of Parent and its Subsidiaries, (i) the policy is in full force and effect and all premiums due thereon have been paid, (ii) Parent is not in breach or default, and neither Parent nor any of its Subsidiaries has taken any action or failed to take any action which with notice or the lapse of time would constitute such a breach or default, or permit termination or modification of, any such policy, and (iii) to the Knowledge of the Buyer Entities, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation and no notice of cancellation or termination has been received with respect to any such policy (other than in connection with normal renewals of any such insurance policy).

(s)  Suppliers and Customers. Section 3.02(s) of the Parent Disclosure Letter sets forth the names of the 10 largest customers of Parent and its Subsidiaries (as measured by revenue for the twelve-month period ended on December 31, 2010) and the 10 largest suppliers of Parent and its Subsidiaries (as measured by aggregate cost of items or services purchased for the twelve-month period ended on December 31, 2010).  To the Knowledge of the Buyer Entities, neither Parent nor any of its Subsidiaries (a) has been notified in writing of any dispute with any such customer or supplier that would be material and adverse to Parent and its Subsidiaries, taken as a whole, or (b) has been notified in writing by any such customer or supplier that it intends or is threatening to terminate or otherwise materially and adversely alter the terms of its business with Parent or any of its Subsidiaries.

(t)  Questionable Payments.  Except as would not be material to Parent and its Subsidiaries, taken as a whole, neither Parent nor any of its Subsidiaries (nor, to the Knowledge of the Buyer Entities, any of their respective directors, executives, representatives, agents or employees) (i) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees, (ii) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, or (iv) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

                  (u)  Voting Requirements.  The (i) approval of the Stock Issuance by the affirmative vote of holders of a majority of the shares of Parent Common Stock represented in person or by proxy and entitled to vote at the Parent Stockholders Meeting (or any adjournment or postponement thereof), assuming a quorum is present and (ii) approval of the Charter Amendment by the affirmative vote of holders of a majority of the voting power of all outstanding Parent Common Stock entitled to vote thereon at the Parent Stockholders Meeting (or any adjournment or postponement thereof) ((i) and (ii) collectively, the “Parent Stockholder Approval”) are the only votes of the holders of any class or series of capital stock of Parent necessary under the Parent Certificate of Incorporation and Parent Bylaws and by Law (including the DGCL) for Parent to enter into this Agreement and consummate the transactions contemplated hereby (including the Merger).

                  (v)  State Takeover Statutes; Etc.  The approval of the Board of Directors of each of the Buyer Entities of this Agreement, the Merger and the other transactions contemplated by this Agreement represents all the action necessary to render inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement the provisions of Section 203 of the DGCL to the extent, if any, such Section would otherwise be applicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, and no other state anti-takeover statute or regulation, nor any takeover-related provision in the Parent Certificate of Incorporation or Parent Bylaws, nor any stockholder rights plan or similar agreement is applicable to the Company, this Agreement or the Merger that would (i) prohibit or restrict the ability of the Buyer Entities to perform its obligations under this Agreement or the Certificate of Merger or its ability to consummate the Merger or the other transactions contemplated hereby, (ii) have the effect of invalidating or voiding this Agreement or the Certificate of Merger, or any provision hereof or thereof, or (iii) subject the Company to any impediment or condition in connection with the exercise of any of its rights under this Agreement or the Certificate of Merger.

                  (w)  Brokers and Other Advisors.  No broker, investment banker, financial advisor or other person, other than Morgan Stanley & Co. Incorporated and Citigroup Global Markets Inc., the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the Merger and the transactions contemplated by this Agreement based upon arrangements made by or on behalf of either Buyer Entity.  A Buyer Entity has made available to the Company complete and correct copies of the letter agreements between either Buyer Entity and Morgan Stanley & Co. Incorporated and between either Buyer Entity and Citigroup Global Markets Inc., pursuant to which such person could be entitled to any payment from Parent or any of its Subsidiaries in connection with the Merger.

(x)  Available Funds.  The financing of the transactions contemplated hereby will consist of debt financing provided to Parent (or loaned directly to the Company or one of its Subsidiaries) (the “Financing”).  Parent has delivered to the Company true and complete copies of fully executed commitment letters pursuant to which the parties thereto (the “Financing Sources”) have committed to provide the Financing (such commitment letters, as modified to add additional Lenders and other parties thereto, as further modified pursuant to Section 5.09, the “Financing Commitment”).  As of the date of this Agreement, the Financing Commitment is in full force and effect and is a legal, valid and binding obligation of Parent and, to the Knowledge of the Buyer Entities, the other parties thereto, and the financing commitments thereunder have not been withdrawn or terminated.  The Financing Commitment has not been amended, supplemented or otherwise modified in any respect, except, in each case, as permitted by Section 5.09(a).  No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of either Buyer Entity under any term of the Financing Commitment.  Assuming the satisfaction of the conditions set forth in Section 6.02, (i) none of the Buyer Entities has any reason to believe that it or any of the other parties to the Financing Commitment will be unable to satisfy on a timely basis any term or condition of the Financing Commitment required to be satisfied by it and (ii) none of the Buyer Entities has any reason to believe, as of the date of this Agreement, that any portion of the Financing to be made thereunder will otherwise not be available to the applicable Buyer Entity, or the Surviving Corporation on a timely basis to consummate the Merger and the other transactions contemplated hereby.  Parent has fully paid any and all commitment fees or other fees required by the Financing Commitment to be paid by it on or prior to the date of this Agreement and shall in the future pay any such fees as they become due.  Assuming the satisfaction of the conditions set forth in Section 6.02, the Financing, when funded in accordance with the Financing Commitment, together with the available cash, cash equivalents and marketable securities of Parent, will provide the Buyer Entities and the Surviving Corporation with funds sufficient to satisfy all of their obligations under this Agreement, including the payment of the aggregate Merger Consideration, the amounts pursuant to Sections 2.02(d) and 2.02(f) and all associated costs and expenses.  The obligations of the Lenders to fund the full amount of the Financing to Parent, MergerCo or the Surviving Corporation pursuant to the terms of the Financing Commitment are not subject to any conditions other than the conditions set forth in the Financing Commitment.  There are no side Contracts or understandings (other than for customary fee letters and engagement letters) related to the Financing other than as expressly set forth in the Financing Commitment.  As of the Closing, the Buyer Entities will have readily available funds that are sufficient to effect the Closing on the terms contemplated hereby.  The engagement letter and fee letter provide that a securities demand may be exercised for a sale of securities prior to the Closing Date and on or after the 270th day from the date hereof as well as on the closing date but otherwise do not contain any additional conditions to funding.

                  (y)  Ownership of Company Common Stock.  None of the Buyer Entities beneficially owns (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder), or will prior to the Closing Date beneficially own, any shares of Company Common Stock, or are a party, or will prior to the Closing Date become a party, to any Contract, arrangement or understanding (other than this Agreement) for the purpose of acquiring, holding, voting or disposing of any shares of Company Common Stock.

                  (z)  MergerCo Capitalization, Operations and Assets.  MergerCo is a wholly owned direct Subsidiary of Parent.  The authorized capital stock of MergerCo consists of 1,000 shares of MergerCo Common Stock and 100 shares of preferred stock, par value $0.01.  There are 100 shares of MergerCo Common Stock issued and outstanding and no shares of MergerCo preferred stock issued or outstanding.  MergerCo has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, will not have incurred liabilities or obligations of any nature, other than pursuant to or in connection with this Agreement and the Merger, the Financing and the other transactions contemplated by this Agreement.  Since its date of formation, MergerCo has not carried on any business nor conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

(aa)  No Other Representations or Warranties.  Except for the representations and warranties contained in this Section 3.02 or in any certificates delivered by either Buyer Entity in connection with the Closing, the Company acknowledges that neither Buyer Entity nor any person on behalf of either Buyer Entity makes any other express or implied representation or warranty with respect to Parent or any of its Subsidiaries or with respect to any other information provided or made available to the Company in connection with the transactions contemplated by this Agreement.  Neither Buyer Entity nor any other person will have or be subject to any liability or indemnification obligation to the Company or any other person resulting from the distribution to the Company, or the Company’s use of, any such information, including any information, documents, projections, forecasts or other material made available to the Company in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless and then only to the extent that any such information is expressly included in a representation or warranty contained in this Section 3.02 or in a certificate delivered by Parent in connection with the Closing.  Notwithstanding the foregoing or any other provision of this Agreement or otherwise, nothing herein shall relieve either Buyer Entity or any other person from liability for fraud.

ARTICLE IV

Covenants Relating to Conduct of Business

                      SECTION 4.01.  Conduct of Business.  (a)  Conduct of Business of the Company.  Except as set forth in the Company Disclosure Letter, contemplated, required or permitted by this Agreement, required by Law or consented to in writing by either Buyer Entity (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course and, to the extent consistent therewith, use commercially reasonable efforts to preserve substantially intact its current business organizations, to keep available the services of its current officers and employees and to preserve its relationships with significant customers, suppliers, licensors, licensees, distributors, wholesalers, lessors and others having significant business dealings with it, to preserve the goodwill of and maintain satisfactory relationships with those persons having business relationships with the Company or any of its Subsidiaries and keep in force the insurance policies and Permits of the Company and its Subsidiaries.  Without limiting the generality of the foregoing, except as set forth in the Company Disclosure Letter, contemplated, required or permitted by this Agreement, required by Law (including, as applicable, Section 409A of the Code) or consented to in writing by either Buyer Entity (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to:

  (i)  declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent;

  (ii)  solely with respect to the Company, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in lieu of or in substitution for shares of its capital stock;

  (iii)  solely with respect to the Company, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares, other than (A) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price of such Company Stock Options, (B) the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plans, (C) the acquisition by the Company of Company Common Stock in connection with the forfeiture of awards granted pursuant to the Company Stock Plans, (D) the acquisition by the trustee of the Company 401(k) Plan of Company Common Stock in order to satisfy participant investment elections under the Company 401(k) Plan and (E) the acquisition by the Company of shares of Company Common Stock pursuant to and in accordance with the November 2005 share repurchase program, each of (A) through (E), with respect to any awards under the Company Stock Plans, to the extent such awards are outstanding as of the date hereof or are otherwise granted as permitted by this Agreement and, with respect to the Company 401(k) Plan or the share repurchase program, in accordance with their terms in effect on the date of this Agreement or as amended as permitted by this Agreement;

              (iv)  issue, deliver or sell any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, other than, as applicable, (A) upon the exercise or vesting of awards under the Company Stock Plans or Director Fee Units, in each case, outstanding on the date of this Agreement and in accordance with their terms in effect on the date of this Agreement or thereafter granted as permitted by the provisions of this Section 4.01(a)(iv), (B) pursuant to the Deferred Directors’ Fee Program in accordance with its terms in effect on the date of this Agreement or as hereafter amended in order to comply with applicable Law, (C) pursuant to the Company 401(k) Plan in accordance with its terms in effect on the date of this Agreement or as hereafter amended in order to comply with applicable Law, (D) grants of awards under the Company Stock Plans or Director Fee Units, in each case under this clause (D) in the ordinary course of business consistent with past practice (I) to any officer or employee of the Company or any of its Subsidiaries in the context of promotions based on job performance or workplace requirements, (II) in connection with new hires, or (III) in connection with normal annual grants to any director, officer or employee of the Company or any of its Subsidiaries; provided, that in no event shall the number of shares of Company Common Stock underlying or delivered pursuant to such grants, whether paid in cash, shares or other property exceed, individually or in the aggregate, 100,000, (E) upon the conversion of Company Convertible Notes outstanding on the date of this Agreement and in accordance with the terms of the applicable Convertible Notes Indenture in effect on the date of this Agreement, (F) any such issuance, delivery or sale to the Company or a direct or indirect wholly owned Subsidiary of the Company, or (G) as permitted by Section 4.01(a)(xiv);

  (v)  amend the Company Certificate of Incorporation or the Company Bylaws, other than to (A) reduce the number of directors from time to time in connection with vacancies in the ordinary course of business, or (B) comply with SEC rules and regulations;

  (vi)  make any capital contributions to, or investments in, purchase an equity interest in or a substantial portion of the assets of any person or any division or business thereof, if the aggregate amount of the consideration paid or transferred by the Company and its Subsidiaries in connection with all such transactions would exceed $250 million or merge or consolidate with any person, in each case other than any such action solely between or among the Company and its wholly owned Subsidiaries; provided, however, that the Company or any of its Subsidiaries may enter into such a purchase, merger or consolidation only if each such purchase, merger or consolidation, and all such purchases, mergers and consolidations collectively, would not materially adversely affect or materially delay obtaining the approvals and clearances under Antitrust Laws required in connection with the consummation of the Merger;

              (vii)  sell, lease or otherwise dispose of any of its properties or assets (including capital stock of any Subsidiary of the Company) that are material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, other than (A) sales or other dispositions of coal and other minerals and other assets in the ordinary course of business, (B) leases and subleases by the Company or its Subsidiaries of Company Owned Real Properties and Company Leased Real Properties, and voluntary terminations or surrenders of Company Real Property Leases, in each case, if the value of expected lease payments under such lease, sublease or Company Real Property Lease for the next twelve months would not exceed $750,000, (C) sales, leases or other dispositions to the Company or any of its wholly owned Subsidiaries, (D) sales or dispositions in connection with sale-leaseback transactions relating to equipment purchased in compliance with clause (xi)(A) below, subject to the amount set forth in the equipment line-item in the capital expenditures budget and (E) other sales, leases or dispositions not to exceed $50 million in the aggregate;

  (viii)  pledge, encumber or otherwise subject to a Lien (other than a Company Permitted Lien) any of its material properties or assets (including capital stock of any Subsidiary of the Company), other than in the ordinary course of business consistent with past practice;

              (ix)  incur any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any such indebtedness or any debt securities of another person or enter into any “keep well” or other agreement to maintain any financial statement condition of another person (collectively, “Indebtedness”), other than (1) Indebtedness incurred in the ordinary course of business (including any borrowings under the Company’s existing revolving credit facilities and any letters of credit), (2) Indebtedness incurred in connection with the refinancing of any Indebtedness existing on the date of this Agreement or permitted to be incurred, assumed or otherwise entered into hereunder and using commercially reasonable efforts to obtain favorable terms and conditions, so long as such Indebtedness can be repaid with no more than 30 days’ notice and with no premium or penalty or is otherwise permitted to remain outstanding pursuant to paragraph 4 of Exhibit A of the Financing Commitment, (3) Indebtedness owed to the Company or any of its wholly owned Subsidiaries and (4) other Indebtedness not in excess, at any one time outstanding, of $100 million, so long as such Indebtedness can be repaid with no more than 30 days’ notice and with no premium or penalty or is otherwise permitted to remain outstanding pursuant to paragraph 4 of Exhibit A of the Financing Commitment;

              (x)  make any loans or advances to any other person, other than (A) to the Company or any of its wholly owned Subsidiaries or (B) in the ordinary course of business consistent with past practice;

  (xi)  make any capital expenditures, other than (A) in accordance with the Company’s 2011 capital expenditures budget previously disclosed to the other party (with such budget rolled forward into 2012 on a pro rata basis to the extent the Closing has not occurred, and this Agreement has not terminated, prior to December 31, 2011), provided that any unused amounts in 2011 may be rolled over to 2012, (B) in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance) in the Company’s commercially reasonable judgment and (C) otherwise in an aggregate amount for all such capital expenditures made pursuant to this clause (C) not to exceed $50 million per fiscal year;

              (xii)  settle any claim or litigation(in each case, other than any claim related to Taxes), in each case made or pending against the Company or any of its Subsidiaries, or any of their officers and directors in their capacities as such, other than the settlement of claims or litigation in the ordinary course of business which, in any event (A) is for an amount not to exceed, for any such settlement individually, $5 million, net of applicable insurance proceeds and indemnification and (B) would not involve the imposition of injunctive or other non-monetary relief on the Company and its Subsidiaries that materially restricts them from operating their business in substantially the same manner as operated on the date of this Agreement;

  (xiii)  cancel any material Indebtedness of a third party to the Company or its Subsidiaries or waive any claims or rights of substantial value, in each case other than (A) in the ordinary course of business or (B) in connection with any settlement permitted by clause (xii) above;

  (xiv)  except (A) in the ordinary course of business consistent with past practice, (B) in order to comply with applicable Law, (C) as required pursuant to the terms of any Company Benefit Plan or Company Benefit Agreement in effect on the date of this Agreement, or (D) as permitted by Section 4.01(a)(iv), (1) establish, adopt, enter into, terminate or amend, or take any action to accelerate the vesting or payment of any compensation or benefits under, any collective bargaining agreement, Company Benefit Plan or Company Benefit Agreement (or any award thereunder), (2) grant to any director, officer or employee of the Company or any of its Subsidiaries any material increase in compensation, (3) grant to any director, officer or employee of the Company or any of its Subsidiaries any increase in severance, change in control, retention or termination pay, (4) enter into any employment, consulting, severance, retention, termination or similar agreement with any director, officer or employee of the Company or any of its Subsidiaries, other than any separation agreement or retention agreement pursuant to which the aggregate severance benefits or retention benefits (as applicable) do not exceed $250,000 with respect to any individual or $6 million in the aggregate with respect to all such individuals, (5) change any actuarial or other assumption used to calculate funding obligations with respect to any Company Pension Plan, except to the extent required by GAAP or (6) change the amount of or manner in which contributions to any Company Pension Plan are made or the basis on which such contributions are determined; provided, however, that the foregoing clauses (2), (3) and (4) shall not restrict the Company or any of its Subsidiaries from entering into or making available to newly hired employees or to employees in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business, plans, agreements, benefits and compensation arrangements (including incentive grants) that have a value that is, and terms that are, consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions; and provided, further, that, except as otherwise expressly permitted in clause (iv) of this section, in no event shall the Company enter into any agreement or agreements or amend any existing agreement or agreements that would, individually or in the aggregate, result in the issuance of more than 100,000 shares of Company Common Stock or would have a value equal to 100,000 shares of Company Common Stock upon settlement in cash or other property;

  (xv)  except as required by applicable Law or Judgment, (A) convene any regular or special meeting (or any adjournment thereof) of the stockholders of the Company other than the Company Stockholder Meeting and the Company’s 2011 annual meeting (provided, that the actions to be considered by the Company’s stockholders at such 2011 annual meeting are limited to (1) the regularly scheduled election of directors (2) ratification of the Company’s auditors, (3) modification of Company Plans as otherwise permitted under this Section 4.01(a), and (4) stockholder proposals properly brought before such meeting), or (B) enter into any Contract or understanding or arrangement with respect to the voting or registration of capital stock of the Company or any of its Subsidiaries;

  (xvi)  make any change in accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of the Company, other than as required (A) by GAAP (or any interpretation thereof), including as may be required by the Financial Accounting Standards Board or any similar organization or (B) by Law, including Regulation S-X under the Securities Act;

  (xvii)  (A) make, change or rescind any (1) material method of Tax accounting or (2) express or deemed election with respect to Taxes, (B) make a request for a Tax ruling or enter into a closing agreement, or settle or compromise any material audit, assessment, Tax claim or other controversy relating to Taxes, (C) file any material amended Tax Return or (D) surrender any material right to claim a refund or offset of any Taxes, in each case other than in the ordinary course of business and (if the consequences of any proposed course of action are material) in consultation with Parent;

  (xviii)  adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company;

  (xix)  enter into any agreement that indemnifies or exculpates any director, officer, employee or agent of the Company, any of its Subsidiaries or any of their respective predecessors other than with a newly hired officer, director, employee or agent in the ordinary course of business consistent with past practice; or

  (xx)  authorize any of, or commit or agree to take any of, the foregoing actions.

                  (b)  Conduct of Business of Parent.  Except as set forth in the Parent Disclosure Letter, contemplated, required or permitted by this Agreement or the Financing Commitment, required by Law or consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Effective Time, Parent shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course and, to the extent consistent therewith, use commercially reasonable efforts to preserve substantially intact its current business organizations, to keep available the services of its current officers and employees and to preserve its relationships with significant customers, suppliers, licensors, licensees, distributors, wholesalers, lessors and others having significant business dealings with it, to preserve the goodwill of and maintain satisfactory relationships with those persons having business relationships with the Parent or any of its Subsidiaries and keep in force the insurance policies and Permits of the Parent and its Subsidiaries.  Without limiting the generality of the foregoing, except as set forth in the Parent Disclosure Letter, contemplated, required or permitted by this Agreement or the Financing Commitment, required by Law (including, as applicable, Section 409A of the Code) or consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to:

  (i)  declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of Parent to its parent;

  (ii)  solely with respect to Parent, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in lieu of or in substitution for shares of its capital stock;

  (iii)  solely with respect to Parent, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares, other than (A) the acquisition by Parent of shares of Parent Common Stock in connection with the surrender of shares of Parent Common Stock by holders of awards under Parent Stock Plans in order to pay the exercise price of such awards under Parent Stock Plans, (B) the withholding of shares of Parent Common Stock to satisfy Tax obligations with respect to awards granted pursuant to the Parent Stock Plans, (C) the acquisition by Parent of Parent Common Stock in connection with the forfeiture of awards granted pursuant to the Parent Stock Plans and (D) the acquisition by Parent of shares of Parent Common Stock pursuant to and in accordance with the May 2010 share repurchase program, each of (A) through (D), with respect to any awards under the Parent Stock Plans, to the extent such awards are outstanding as of the date hereof or are otherwise granted as permitted by this Agreement and, with respect to the share repurchase program, in accordance with its terms in effect on the date of this Agreement or as amended as permitted by this Agreement;

              (iv)  issue, deliver or sell any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, other than, as applicable, (A) upon the exercise or vesting of awards under Parent Stock Plans, in each case, outstanding on the date of this Agreement and in accordance with their terms in effect on the date of this Agreement or thereafter granted as permitted by the provisions of this Section 4.01(b)(iv), (B) grants of awards under Parent Stock Plans, in each case under this clause (B) in the ordinary course of business consistent with past practice (I) to any officer or employee of the Parent or any of its Subsidiaries in the context of promotions based on job performance or workplace requirements, (II) in connection with new hires, or (III) in connection with normal annual grants to any director, officer or employee of Parent or any of its Subsidiaries; provided, that in no event shall the number of shares of Parent Common Stock underlying or delivered pursuant to such grants, whether paid in cash, shares or other property, exceed, individually or in the aggregate, 100,000, (C) upon the conversion of Parent Convertible Notes outstanding on the date of this Agreement and in accordance with the terms of Parent Convertible Notes Indenture in effect on the date of this Agreement, (D) any such issuance, delivery or sale to Parent or a direct or indirect wholly owned Subsidiary of Parent, or (E) as permitted by Section 4.01(b)(xiv);

  (v)  amend the Parent Certificate of Incorporation or the Parent Bylaws or the similar organizational documents of MergerCo other than to (A) reduce the number of directors from time to time in connection with vacancies in the ordinary course of business, or (B) comply with SEC rules and regulations;

  (vi)  make any capital contributions to, or investments in, purchase an equity interest in or a substantial portion of the assets of any person or any division or business thereof, if the aggregate amount of the consideration paid or transferred by Parent and its Subsidiaries in connection with all such transactions would exceed $250 million or merge or consolidate with any person, in each case other than any such action solely between or among Parent and its wholly owned Subsidiaries; provided, however, that Parent or any of its Subsidiaries may enter into such a purchase, merger or consolidation only if each such purchase, merger or consolidation, and all such purchases, mergers and consolidations collectively, would not materially adversely affect or materially delay obtaining the approvals and clearances under Antitrust Laws required in connection with the consummation of the Merger;

  (vii)  sell, lease or otherwise dispose of any of its properties or assets (including capital stock of any Subsidiary of Parent) that are material, individually or in the aggregate, to Parent and its Subsidiaries, taken as a whole, other than (A) sales or other dispositions of coal and other minerals and other assets in the ordinary course of business, (B) leases and subleases by Parent or its Subsidiaries of Parent Owned Real Properties and Parent Leased Real Properties, and voluntary terminations or surrenders of Parent Real Property Leases, in each case, if the value of expected lease payments under such lease, sublease or Parent Real Property Lease for the next twelve months would not exceed $750,000, (C) sales, leases or other dispositions to Parent or any of its wholly owned Subsidiaries, (D) sales or dispositions in connection with sale-leaseback transactions relating to equipment purchased in compliance with clause (xi)(A) below, subject to the amount set forth in the equipment line-item in the capital expenditures budget and (E) other sales, leases or dispositions not to exceed $50 million in the aggregate;

  (viii)  pledge, encumber or otherwise subject to a Lien (other than a Parent Permitted Lien) any of its material properties or assets (including capital stock of any Subsidiary of Parent), other than in the ordinary course of business consistent with past practice;

              (ix)  incur any Indebtedness, other than (1) Indebtedness incurred in the ordinary course of business (including any borrowings under Parent’s existing revolving credit facilities and any letters of credit), (2) Indebtedness incurred in connection with the refinancing of any Indebtedness existing on the date of this Agreement or permitted to be incurred, assumed or otherwise entered into hereunder and using commercially reasonable efforts to obtain favorable terms and conditions, (3) Indebtedness owed to Parent or any of its wholly-owned Subsidiaries and (4) other Indebtedness not in excess, at any one time outstanding, of $100 million;

              (x)  make any loans or advances to any other person, other than (A) to Parent or any of its wholly-owned Subsidiaries or (B) in the ordinary course of business consistent with past practice;

  (xi)  make any capital expenditures, other than (A) in accordance with Parent’s 2011 capital expenditures budget previously disclosed to the other party (with such budget rolled forward into 2012 on a pro rata basis to the extent the Closing has not occurred, and this Agreement has not terminated, prior to December 31, 2011), provided that any unused amounts in 2011 may be rolled over to 2012, (B) in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance) in Parent’s commercially reasonable judgment and (C) otherwise in an aggregate amount for all such capital expenditures made pursuant to this clause (C) not to exceed $50 million per fiscal year;

              (xii)  settle any claim or litigation (in each case, other than any claim related to Taxes), in each case made or pending against Parent or any of its Subsidiaries, or any of their officers and directors in their capacities as such, other than the settlement of claims or litigation in the ordinary course of business which, in any event (A) is for an amount not to exceed, for any such settlement individually, $5 million, net of applicable insurance proceeds and indemnification and (B) would not involve the imposition of injunctive or other non-monetary relief on Parent and its Subsidiaries that materially restricts them from operating their business in substantially the same manner as operated on the date of this Agreement;

  (xiii)  cancel any material Indebtedness of a third party to Parent or its Subsidiaries or waive any claims or rights of substantial value, in each case other than (A) in the ordinary course of business or (B) in connection with any settlement permitted by clause (xii) above;

  (xiv)  except (A) in the ordinary course of business consistent with past practice, (B) in order to comply with applicable Law, (C) as required pursuant to the terms of any Parent Benefit Plan or Parent Benefit Agreement in effect on the date of this Agreement, or (D) as permitted by Section 4.01(b)(iv),  (1) establish, adopt, enter into, terminate or amend, or take any action to accelerate the vesting or payment of, any compensation or benefits under, any collective bargaining agreement, Parent Benefit Plan or Parent Benefit Agreement (or any award thereunder), (2) grant to any director, officer or employee of Parent or any of its Subsidiaries any material increase in compensation, (3) grant to any director, officer or employee of Parent or any of its Subsidiaries any increase in severance, change in control, retention or termination pay, (4) enter into any employment, consulting, severance, retention, termination or similar agreement with any director, officer or employee of Parent or any of its Subsidiaries, other than any separation agreement or retention agreement pursuant to which the aggregate severance benefits or retention benefits (as applicable) do not exceed $250,000 with respect to any individual or $6 million in the aggregate with respect to all such individuals, (5) change any actuarial or other assumption used to calculate funding obligations with respect to any Parent Pension Plan, except to the extent required by GAAP or (6) change the amount of or manner in which contributions to any Parent Pension Plan are made or the basis on which such contributions are determined; provided, however, that the foregoing clauses (2), (3) and (4) shall not restrict Parent or any of its Subsidiaries from entering into or making available to newly hired employees or to employees in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business, plans, agreements, benefits and compensation arrangements (including incentive grants) that have a value that is, and terms that are, consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions; and provided, further, that, except as otherwise expressly permitted in clause (iv) of this section, in no event shall Parent enter into any agreement or agreements or amend any existing agreement or agreements that would, individually or in the aggregate, result in the issuance of more than 100,000 shares of Parent Common Stock or would have a value equal to 100,000 shares of Parent Common Stock upon settlement in cash or other property;

  (xv)  except as required by applicable Law or Judgment, (A) convene any regular or special meeting (or any adjournment thereof) of the stockholders of Parent other than the Parent Stockholders Meeting and Parent’s 2011 annual meeting (provided, that the actions to be considered by Parent’s stockholders at such 2011 annual meeting are limited to (1) the regularly scheduled election of directors, (2) ratification of Parent’s auditors, (3) modification of Parent Plans as otherwise permitted by this Section 4.01(b), and (4) stockholder proposals properly brought before such meeting), or (B) enter into any Contract or understanding or arrangement with respect to the voting or registration of capital stock of Parent or any of its Subsidiaries;

  (xvi)  make any change in accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of Parent, other than as required (A) by GAAP (or any interpretation thereof), including as may be required by the Financial Accounting Standards Board or any similar organization or (B) by Law, including Regulation S-X under the Securities Act;

  (xvii)  (A) make, change or rescind any (1) material method of Tax accounting or (2) express or deemed election with respect to Taxes, (B) make a request for a Tax ruling or enter into a closing agreement, or settle or compromise any material audit, assessment, Tax claim or other controversy relating to Taxes, (C) file any material amended Tax Return or (D) surrender any material right to claim a refund or offset of any Taxes, in each case other than in the ordinary course of business and (if the consequences of any proposed course of action are material) in consultation with the Company;

  (xviii)  adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Parent;

  (xix)  enter into any agreement that indemnifies or exculpates any director, officer, employee or agent of Parent, any of its Subsidiaries or any of their respective predecessors other than with a newly hired officer, director, employee or agent in the ordinary course of business consistent with past practice; or

  (xx)  authorize any of, or commit or agree to take any of, the foregoing actions.

(c)  Advice of Changes.  The Company and the Buyer Entities shall promptly give written notice to the other party upon becoming aware of any material event, development or occurrence that would reasonably be expected to give rise to a failure of condition precedent set forth in Section 6.02 (in the case of the Company) or Section 6.03 (in the case of the Buyer Entities).

                      SECTION 4.02.  No Solicitation by the Company; Board of Directors of the Company Recommendation.

          (a)  The Company shall not, nor shall it authorize or permit any of its Affiliates or any of its or their respective representatives to, (i) directly or indirectly solicit, initiate, induce, knowingly facilitate or knowingly encourage (including by way of providing non-public information) any Company Takeover Proposal or any inquiry, proposal or request for discussion that may reasonably be expected to lead to a Company Takeover Proposal or (ii) directly or indirectly participate in any discussions or negotiations with any person regarding or cooperate in any way with any person (whether or not a person making a Company Takeover Proposal) with respect to any Company Takeover Proposal or any inquiry, proposal or request for discussion that may reasonably be expected to lead to a Company Takeover Proposal.  The Company shall, and shall cause its Affiliates and its and their respective representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Company Takeover Proposal, or any inquiry or proposal that may reasonably be expected to lead to a Company Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished and immediately terminate all physical and electronic dataroom access previously granted to any such person or its representatives. The Company shall take all actions necessary to enforce its rights under the provisions of any “standstill” agreement between the Company and any person (other than Parent), and shall not grant any waiver of, or agree to any amendment or modification to, any such agreement, to permit such person to submit a Company Takeover Proposal.

          (b)  Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, in response to a bona fide unsolicited written Company Takeover Proposal that the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) (i) constitutes or is reasonably likely to lead to a Superior Company Proposal and (ii) that the failure to take the actions described in clauses (x) and (y) below would be inconsistent with the Board of Directors’ fiduciary duties under applicable Law, and which Company Takeover Proposal was made after the date of this Agreement and did not otherwise result from a knowing or intentional breach of this Section 4.02, the Company may, subject to compliance with this Section 4.02(b), (x) furnish information with respect to the Company and its Subsidiaries to the person making such Company Takeover Proposal (and its representatives) (provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrently with the time it is provided to such person) pursuant to a customary confidentiality agreement not less restrictive of such person than the Confidentiality Agreement (including with respect to standstill provisions, provided that under no circumstances shall such standstill provisions expire earlier than the Outside Date), provided, further, that the Company may grant a limited waiver of such standstill provisions to the extent, and only to the extent reasonably necessary to permit the Board of Directors of the Company to engage in the activities expressly permitted by and in accordance with this Section 4.02(b) and Section 4.02(d) under the terms and conditions set forth in this Section 4.02(b) and Section 4.02(d) and (y) participate in discussions regarding the terms of such Company Takeover Proposal and the negotiation of such terms with, and only with, the person making such Company Takeover Proposal (and such person’s representatives); provided, that the Company shall give written notice to Parent after any such determination by the Board of Directors of the Company and prior to taking any of the actions described in the foregoing clauses (x) and (y).  Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 4.02 by any representative of the Company or any of its Affiliates shall constitute a breach of this Section 4.02 by the Company.

          (c)  Except as set forth below, neither the Board of Directors of the Company nor any committee thereof shall (i) (A) withdraw (or qualify or modify in any manner adverse to Parent), or propose publicly to withdraw (or qualify or modify in any manner adverse to Parent), the Company Board Recommendation, (B) take any action to exempt any person (other than the Buyer Entities and their Affiliates) from the provisions of Section 203 of the DGCL or any other state takeover statute, or (C) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Company Takeover Proposal (any action in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or cause or allow the Company or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other agreement or arrangement (an “Acquisition Agreement”) constituting or related to, or that is intended to or would reasonably be expected to lead to, any Company Takeover Proposal, or requiring, or reasonably expected to cause, the Company to abandon, terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the Merger or any of the other transactions contemplated by this Agreement, or requiring, or reasonably expected to cause, the Company to fail to comply with this Agreement (other than a confidentiality agreement referred to in Section 4.02(b)). Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval and other than in connection with a Company Takeover Proposal, if the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, the Board of Directors of the Company may make a Company Adverse Recommendation Change; provided, that the Company has provided Parent five business days’ prior written notice advising Parent that it intends to take such action and specifying, in reasonable detail, the reasons for such action.

          (d)  Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, if the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that (i) an unsolicited bona fide written Company Takeover Proposal made after the date of this Agreement and not the result of a breach of this Section 4.02 constitutes a Superior Company Proposal and (ii) the failure to approve or recommend such Superior Company Proposal would be inconsistent with its fiduciary duties under applicable Law, the Board of Directors of the Company may, subject to compliance with this Section 4.02(d), cause the Company to terminate this Agreement in order to enter into a definitive agreement relating to such Company Takeover Proposal that constitutes a Superior Company Proposal after paying the Company Termination Fee in accordance with Section 5.06(b).  The Company shall provide Parent with five business days’ prior written notice advising Parent that it intends to take such action and specifying, in reasonable detail, the reasons for such action (a “Notice of Superior Proposal”).  A Notice of Superior Proposal shall advise Parent that the Board of Directors of the Company has received a Superior Company Proposal and shall include any information and materials required to be delivered under Section 4.02(e) that have not yet been provided to Parent (including the most recent version of any written agreement relating to the transaction that constitutes a Superior Company Proposal or, if no such written agreement exists, a written summary of the material terms and conditions of such Superior Company Proposal).  If Parent, within five business days following its receipt of a Notice of Superior Proposal (the “Notice Period”), makes an offer that, as determined in good faith by the Board of Directors of the Company (after consultation with outside counsel and a financial advisor of nationally recognized reputation) results in the applicable Company Takeover Proposal no longer being a Superior Company Proposal, then the Company shall have no right to terminate this Agreement pursuant to Section 7.01(g) as a result of such Company Takeover Proposal.  If Parent shall not have made such an offer within the Notice Period, then, within five business days following the expiration of such Notice Period, the Board of Directors of the Company may cause the Company to terminate this Agreement pursuant to Section 7.01(g) in order to enter into a definitive agreement relating to such Company Takeover Proposal that constitutes a Superior Company Proposal after paying the Company Termination Fee in accordance with Section 5.06(b).  During the Notice Period, the Company shall and shall cause its representatives, including its financial advisors and outside counsel, to negotiate in good faith with Parent and its representatives (to the extent Parent desires to negotiate) with respect to any offer from Parent.  Any (A) material revisions to the terms of a Superior Company Proposal or (B) material revisions to a Company Takeover Proposal that the Board of Directors of the Company had determined no longer constitutes a Superior Company Proposal, shall constitute a new Company Takeover Proposal and shall require the Company to deliver to Parent a new Notice of Superior Proposal and a new Notice Period shall commence thereafter.  Except after compliance with the procedures set forth in this Section 4.02(d), the Company shall have no right to terminate this Agreement pursuant to Section 7.01(g).

          (e)  In addition to the obligations of the Company set forth in paragraphs (a), (b), (c) and (d) of this Section 4.02, the Company shall promptly (and in any event within 48 hours) advise Parent orally and in writing of any Company Takeover Proposal or any inquiry, proposal or request for discussions that may reasonably be expected to lead to a Company Takeover Proposal, the material terms and conditions thereof (including any changes thereto) and the identity of the person making any such inquiry, proposal, request for discussions or Company Takeover Proposal.  The Company shall (i) keep Parent promptly informed in all material respects of the status and details (including any change to the terms thereof) of any inquiry, proposal, request for discussions or Company Takeover Proposal and (ii) provide to Parent as soon as practicable (and in any event within 48 hours) after receipt or delivery thereof copies of all correspondence and other written material exchanged between the Company or any of its Subsidiaries and any person that describes any of the terms or conditions of any inquiry, proposal, request for discussions or Company Takeover Proposal.

          (f)  Nothing contained in this Section 4.02 shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company if, in the good faith judgment of the Board of Directors of the Company (after consultation with outside counsel), failure to do so would be inconsistent with its obligations under applicable Law; provided, however, that in no event shall the Company or the Board of Directors of the Company or any committee thereof take, or agree or resolve to take, any action prohibited by Section 4.02(c).

          (g)  For the avoidance of doubt, the parties agree that none of the actions contemplated or permitted by this Agreement (including this Section 4.02) shall constitute a breach or violation of the Confidentiality Agreement by Parent, its Affiliates or representatives.

          (h)  For purposes of this Agreement:

“Company Takeover Proposal” means any proposal or offer (whether or not in writing) from any person other than the Buyer Entities and their Affiliates, with respect to any (i) merger, consolidation, share exchange, other business combination or similar transaction involving the Company, (ii) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Company Subsidiary or otherwise) of any business or assets of the Company or the Company Subsidiaries representing 20% or more of the consolidated revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole, (iii) issuance, sale or other disposition, directly or indirectly, to any person (or the stockholders of any person) or group of securities (or options, warrants or other rights to acquire, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company, (iv) transaction in which any person (or the stockholders of any person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the Company Common Stock or (v) any combination of the foregoing (in each case, other than the Merger).

            “Superior Company Proposal” means any binding bona fide written offer made by a third party or group pursuant to which such third party (or the stockholders of such third party) or group would acquire, directly or indirectly, more than 50% of the Company Common Stock or substantially all of the assets of the Company and the Company Subsidiaries, taken as a whole, (i) which the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) is more favorable, from a financial point of view, to the holders of Company Common Stock than the Merger, taking into account all the terms and conditions of such proposal and this Agreement (including any changes proposed by Parent to the terms of this Agreement) and the failure of the Board of Directors of the Company to approve or recommend such Company Competing Proposal would be inconsistent with its fiduciary duties under applicable Law, (ii) the financing of which is fully committed and (iii) that is reasonably likely to be completed on the terms set forth in such offer, taking into account all financial, regulatory, legal and other aspects of such proposal.

                      SECTION 4.03.  No Solicitation by Parent; Board of Directors of Parent Recommendation.

  (a)  Parent shall not, nor shall it authorize or permit any of its Affiliates or any of its or their respective representatives to, (i) directly or indirectly solicit, initiate, induce, knowingly facilitate or knowingly encourage (including by way of providing non-public information) any Parent Takeover Proposal or any inquiry, proposal or request for discussion that may reasonably be expected to lead to a Parent Takeover Proposal or (ii) directly or indirectly participate in any discussions or negotiations with any person regarding or cooperate in any way with any person (whether or not a person making a Parent Takeover Proposal) with respect to any Parent Takeover Proposal or any inquiry, proposal or request for discussion that may reasonably be expected to lead to a Parent Takeover Proposal.  Parent shall, and shall cause its Affiliates and its and their respective representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Parent Takeover Proposal, or any inquiry or proposal that may reasonably be expected to lead to a Parent Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished and immediately terminate all physical and electronic dataroom access previously granted to any such person or its representatives.  Parent shall take all actions necessary to enforce its rights under the provisions of any “standstill” agreement between Parent and any person (other than the Company), and shall not grant any waiver of, or agree to any amendment or modification to, any such agreement, to permit such person to submit a Parent Takeover Proposal.

  (b)  Notwithstanding the foregoing, at any time prior to obtaining the Parent Stockholder Approval, in response to a bona fide unsolicited written Parent Takeover Proposal that the Board of Directors of Parent determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) (i) constitutes or is reasonably likely to lead to a Superior Parent Proposal and (ii) that the failure to take the actions described in clauses (x) and (y) below would be inconsistent with the Board of Directors’ fiduciary duties under applicable Law, and which Parent Takeover Proposal was made after the date of this Agreement and did not otherwise result from a knowing or intentional breach of this Section 4.03, Parent may, subject to compliance with this Section 4.03(b), (x) furnish information with respect to Parent and its Subsidiaries to the person making such Parent Takeover Proposal (and its representatives) (provided that all such information has previously been provided to the Company or is provided to the Company prior to or substantially concurrently with the time it is provided to such person) pursuant to a customary confidentiality agreement not less restrictive of such person than the Confidentiality Agreement (including with respect to standstill provisions, provided that under no circumstances shall such standstill provisions expire earlier than the Outside Date) provided, further, that Parent may grant a limited waiver of such standstill provisions to the extent, and only to the extent reasonably necessary to permit the Board of Directors of Parent to engage in the activities expressly permitted by and in accordance with this Section 4.03(b) and Section 4.03(d) under the terms and conditions set forth in this Section 4.03(b) and Section 4.03(d) and (y) participate in discussions regarding the terms of such Parent Takeover Proposal and the negotiation of such terms with, and only with, the person making such Parent Takeover Proposal (and such person’s representatives); provided, that Parent shall give written notice to the Company after any such determination by the Board of Directors of Parent and prior to taking any of the actions described in the foregoing clauses (x) and (y).  Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 4.03 by any representative of Parent or any of its Affiliates shall constitute a breach of this Section 4.03 by Parent.

  (c)  Except as set forth below, neither the Board of Directors of Parent nor any committee thereof shall (i) (A) withdraw (or qualify or modify in any manner adverse to the Company), or propose publicly to withdraw (or qualify or modify in any manner adverse to the Company), the Parent Board Recommendation, (B) take any action to exempt any person (other than the Buyer Entities and their Affiliates) from the provisions of Section 203 of the DGCL or any other state takeover statute), or (C) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Parent Takeover Proposal (any action in this clause (i) being referred to as a “Parent Adverse Recommendation Change”) or (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or cause or allow Parent or any of its Affiliates to execute or enter into, any Acquisition Agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any Parent Takeover Proposal, or requiring, or reasonably expected to cause, Parent to abandon, terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the Merger or any of the other transactions contemplated by this Agreement, or requiring, or reasonably expected to cause, Parent to fail to comply with this Agreement (other than a confidentiality agreement referred to in Section 4.03(b)).  Notwithstanding the foregoing, at any time prior to obtaining the Parent Stockholder Approval and other than in connection with a Parent Takeover Proposal, if the Board of Directors of Parent determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, the Board of Directors of Parent may make a Parent Adverse Recommendation Change; provided, that Parent has provided the Company five business days’ prior written notice advising the Company that it intends to take such action and specifying, in reasonable detail, the reasons for such action.

  (d)  Notwithstanding the foregoing, at any time prior to obtaining the Parent Stockholder Approval, if the Board of Directors of Parent determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that (i) an unsolicited bona fide written Parent Takeover Proposal made after the date of this Agreement and not the result of a breach of this Section 4.03 constitutes a Superior Parent Proposal and (ii) the failure to approve or recommend such Superior Parent Proposal would be inconsistent with its fiduciary duties under applicable Law, the Board of Directors of Parent may, subject to compliance with this Section 4.03(d), cause Parent to terminate this Agreement in order to enter into a definitive agreement relating to such Parent Takeover Proposal that constitutes a Superior Parent Proposal after paying the Parent Termination Fee in accordance with Section 5.06(c).  Parent shall provide the Company with five business days’ prior written notice in the form of a Notice of Superior Proposal.  A Notice of Superior Proposal shall advise the Company that the Board of Directors of Parent has received a Superior Parent Proposal and shall include any information and materials required to be delivered under Section 4.03(e) that have not yet been provided to the Company (including the most recent version of any written agreement relating to the transaction that constitutes a Superior Parent Proposal or, if no such written agreement exists, a written summary of the material terms and conditions of such Superior Parent Proposal).  If the Company, within the Notice Period, makes an offer that, as determined in good faith by the Board of Directors of Parent (after consultation with outside counsel and a financial advisor of nationally recognized reputation) results in the applicable Parent Takeover Proposal no longer being a Superior Parent Proposal, then Parent shall have no right to terminate this Agreement pursuant to Section 7.01(h) as a result of such Parent Takeover Proposal.  If the Company shall not have made such an offer within the Notice Period, then, within five business days following the expiration of such Notice Period, the Board of Directors of Parent may cause Parent to terminate this Agreement pursuant to Section 7.01(h) in order to enter into a definitive agreement relating to such Parent Takeover Proposal that constitutes a Superior Parent Proposal after paying the Parent Termination Fee in accordance with Section 5.06(c).  During the Notice Period, Parent shall and shall cause its representatives, including its financial advisors and outside counsel, to negotiate in good faith with the Company and its representatives (to the extent the Company desires to negotiate) with respect to any offer from the Company.  Any (A) material revisions to the terms of a Superior Parent Proposal or (B) material revisions to a Parent Competing Proposal that the Board of Directors of Parent had determined no longer constitutes a Superior Parent Proposal, shall constitute a new Parent Competing Proposal and shall require Parent to deliver to the Company a new Notice of Superior Proposal and a new Notice Period shall commence thereafter.  Except after compliance with the procedures set forth in this Section 4.03(d), Parent shall have no right to terminate this Agreement pursuant to Section 7.01(h).

  (e)  In addition to the obligations of Parent set forth in paragraphs (a), (b), (c) and (d) of this Section 4.03, Parent shall promptly (and in any event within 48 hours) advise the Company orally and in writing of any Parent Takeover Proposal or any inquiry, proposal or request for discussions that may reasonably be expected to lead to a Company Takeover Proposal, the material terms and conditions thereof (including any changes thereto) and the identity of the person making any such inquiry, proposal, request for discussions or Parent Takeover Proposal.  Parent shall (i) keep the Company promptly informed in all material respects of the status and details (including any change to the terms thereof) of any inquiry, proposal, request for discussions or Parent Takeover Proposal and (ii) provide to the Company as soon as practicable (and in any event within 48 hours) after receipt or delivery thereof copies of all correspondence and other written material exchanged between Parent or any of its Subsidiaries and any person that describes any of the terms or conditions of any inquiry, proposal, request for discussions or Parent Takeover Proposal.

              (f)  Nothing contained in this Section 4.03 shall prohibit Parent from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of Parent if, in the good faith judgment of the Board of Directors of Parent (after consultation with outside counsel), failure to do so would be inconsistent with its obligations under applicable Law; provided, however, that in no event shall Parent or the Board of Directors of Parent or any committee thereof take, or agree or resolve to take, any action prohibited by Section 4.03(c).

          (g)  For the avoidance of doubt, the parties agree that none of the actions contemplated or permitted by this Agreement (including this Section 4.03) shall constitute a breach or violation of the Confidentiality Agreement by the Company, its Affiliates or representatives.

          (h)  For purposes of this Agreement:

 “Parent Takeover Proposal” means any proposal or offer (whether or not in writing) from any person other than the Buyer Entities and their Affiliates, with respect to any (i) merger, consolidation, share exchange, other business combination or similar transaction involving Parent, (ii) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Parent Subsidiary or otherwise) of any business or assets of Parent or Parent Subsidiaries representing 20% or more of the consolidated revenues, net income or assets of Parent and Parent Subsidiaries, taken as a whole, (iii) issuance, sale or other disposition, directly or indirectly, to any person (or the stockholders of any person) or group of securities (or options, warrants or other rights to acquire, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of Parent, (iv) transaction in which any person (or the stockholders of any person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of Parent Common Stock or (v) any combination of the foregoing (in each case, other than the Merger).

 “Superior Parent Proposal” means any binding bona fide written offer made by a third party or group pursuant to which such third party (or the stockholders of such third party) or group would acquire, directly or indirectly, more than 50% of Parent Common Stock or substantially all of the assets of Parent and Parent Subsidiaries, taken as a whole, (i) which the Board of Directors of Parent determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) is more favorable, from a financial point of view, to the holders of Parent Common Stock than the Merger, taking into account all the terms and conditions of such proposal and this Agreement (including any changes proposed by the Company to the terms of this Agreement) and the failure of the Board of Directors of Parent to approve or recommend such Parent Competing Proposal would be inconsistent with its fiduciary duties under applicable Law, (ii) the financing of which is fully committed and (iii) that is reasonably likely to be completed on the terms set forth in such offer, taking into account all financial, regulatory, legal and other aspects of such proposal.

ARTICLE V

Additional Agreements

                      SECTION 5.01.  Preparation of the Proxy Statement; Stockholders Meetings.  (a)  As promptly as practicable following the date of this Agreement, Parent and the Company shall jointly prepare and cause to be filed with the SEC a joint proxy statement to be sent to the stockholders of each of Parent and the Company relating to the Parent Stockholders Meeting and the Company Stockholders Meeting (together with any amendments or supplements thereto, the “Joint Proxy Statement”) and Parent shall prepare and cause to be filed with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus, and Parent and the Company shall use their respective reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing.  Each of Parent and the Company shall furnish all information concerning such person and its Affiliates required to be included in the Joint Proxy Statement and Form S-4 and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement.  Each of Parent and the Company shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Joint Proxy Statement and shall provide the other with copies of all correspondence between it and its representatives, on the one hand, and the SEC, on the other hand.  Each of Parent and the Company shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4 or Joint Proxy Statement.  Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of Parent and the Company (i) shall provide the other a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) shall include in such document or response all comments reasonably proposed by the other and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of the other (such  approval not to be unreasonably withheld, conditioned or delayed).  Each of Parent and the Company shall advise the other, promptly after receipt of notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Stock Merger Consideration for offering or sale in any jurisdiction, and each of Parent and the Company shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.  Each of Parent and the Company shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” laws and the rules and regulations thereunder in connection with the Merger and the Stock Issuance.

                  (b)  If, prior to the Effective Time, any event occurs with respect to Parent or any of its Subsidiaries, on the one hand, or the Company or any of its Subsidiaries, on the other hand, or any change occurs with respect to other information supplied by Parent or the Company for inclusion in the Joint Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Form S-4, Parent or the Company, as the case may be, shall promptly notify the other of such event, and Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement or the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to Parent’s stockholders and the Company’s stockholders.  Nothing in this Section 5.01(b) shall limit the obligations of any party under Section 5.01(a).

  (c)  Subject to Section 5.01(e), the Company shall, as promptly as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of obtaining the Company Stockholder Approval.  The Company shall (i) through its Board of Directors, recommend to its stockholders adoption of this Agreement and shall include such recommendation in the Joint Proxy Statement, (ii) use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to its stockholders as soon as practicable after the Form S-4 becomes effective, (iii) hold the Company Stockholders Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act and (iv) use its reasonable best efforts to solicit the Company Stockholder Approval, subject, in the case of clauses (i) and (iv), to the ability of the Board of Directors of the Company to make a Company Adverse Recommendation Change pursuant to Section 4.02(c).

  (d)  Subject to Section 5.01(e), Parent shall, as promptly as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Parent Stockholders Meeting”) for the purpose of obtaining the Parent Stockholder Approval.  Parent shall (i) through its Board of Directors, recommend to its stockholders approval of the Charter Amendment and the Stock Issuance and shall include such recommendation in the Joint Proxy Statement, (ii) use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to its stockholders as soon as practicable after the Form S-4 becomes effective, (iii) hold the Parent Stockholders Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act and (iv) use its reasonable best efforts to solicit the Parent Stockholder Approval, subject, in the case of clauses (i) and (iv), to the ability of the Board of Directors of Parent to make a Parent Adverse Recommendation Change pursuant to Section 4.03(c).

  (e)  The Company and Parent shall use their reasonable best efforts to hold the Company Stockholders Meeting and the Parent Stockholders Meeting (i) on the same day at substantially the same time and (ii) unless otherwise mutually agreed by the Company and Parent, after entrance into a consent decree, or earlier expiration or termination of any waiting periods under the HSR Act.

                      SECTION 5.02.  Access to Information; Confidentiality.  Subject to applicable Law, each of Parent and the Company shall, and shall cause each of its respective Subsidiaries to, afford to the other party, and to the other party’s officers, employees, accountants, counsel, consultants, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all of its and its Subsidiaries’ properties, books and records, financial and operating data and other information, and to its and its Subsidiaries’ officers and employees, and use its reasonable best efforts to cause its and its Subsidiaries’ accountants, counsel, consultants, financial advisors and other representatives to provide such access, in each case to whom such other party reasonably requests access, and, during such period, each of the Company and Parent shall, and shall cause its Subsidiaries to, furnish, as promptly as practicable, to the other party all information concerning its and its Subsidiaries’ business, properties and personnel as such other party may reasonably request and shall cause its and its Subsidiaries’ respective accountants, consultants and other representatives to provide access to its work papers (subject, in the case of work papers, to the execution of customary documentation reasonably requested by the auditors (it being agreed, however, that the foregoing shall not permit any party or any of its representatives to conduct any environmental testing or sampling).  Notwithstanding the foregoing, none of the Company, Parent or any of their respective Subsidiaries shall be required to provide access to or disclose information where such party reasonably determines that such access or disclosure would jeopardize the attorney-client privilege of such party or any of its Subsidiaries or contravene any Law or any Contract to which such party or any of its Subsidiaries is a party; provided, that each party shall use its reasonable best efforts to obtain any required consents and take such other action (such as the entry into a joint defense agreement or other arrangement to avoid loss of attorney client privilege) to permit such access or disclosure.  Except for disclosures expressly permitted by the terms of the confidentiality letter agreement dated as of January 3, 2011, between Parent and the Company (as such agreement may be amended from time to time, the “Confidentiality Agreement”) and except for disclosure by the Buyer Entities reasonably necessary to comply with customary practice in connection with obtaining the Financing, each of Parent and the Company shall hold, and shall cause its respective officers, employees, accountants, counsel, financial advisors and other representatives to hold, all information received, directly or indirectly, from the other party or its representatives in confidence in accordance with the Confidentiality Agreement.

                      SECTION 5.03.  Reasonable Best Efforts.  (a)  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to, consummate and make effective, as promptly as is reasonably practical under the circumstances, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following:  (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as is reasonably practical under the circumstances provided, however, nothing herein shall limit the right of Parent to enter into Timing Agreements pursuant to Section 5.03(c), (ii) the obtaining of all necessary, proper or advisable actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary, proper or advisable registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (iii) the obtaining of consents, approvals and waivers from third parties reasonably requested by Parent to be obtained in connection with the Merger under the Company Material Contracts and Company Real Property Leases, provided, however, that in no event shall the Company or any of its Subsidiaries be required to pay, prior to the Effective Time, any fee, penalty or other consideration to any landlord or other person to obtain any such consent, approval or waiver, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b)  In connection with and without limiting Section 5.03(a), each of Parent and the Company and their respective Boards of Directors shall (i) take all action reasonably appropriate to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any transaction contemplated by this Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement or any transaction contemplated by this Agreement, take all action reasonably appropriate to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated, as promptly as is reasonably practical under the circumstances.

                  (c)  In connection with and without limiting Section 5.03(a), promptly following the execution and delivery by the parties to this Agreement, Parent and the Company shall enter into discussions with the Governmental Entities from whom Consents or nonactions are required to be obtained in connection with the consummation of the Merger and the other transactions contemplated by this Agreement in order to obtain all such required Consents or nonactions from such Governmental Entities and eliminate each and every other impediment that may be asserted by such Governmental Entities, in each case with respect to the Merger and the other transactions contemplated by this Agreement, so as to enable the Closing to occur as promptly as is reasonably practical under the circumstances, provided, however, nothing herein shall limit the right of Parent to enter into Timing Agreements pursuant to this Section 5.03(c).  To the extent necessary in order to accomplish the foregoing, Parent shall propose, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of, or prohibition or limitation on the ownership or operation by Parent, the Company or any of their respective Subsidiaries of any portion of their respective business, properties or assets; (a “Divestiture Action”); provided, however, notwithstanding the foregoing or anything herein to the contrary, the parties shall not have any obligation to propose, negotiate, commit to or effect any Divestiture Action that would have a material adverse effect on the assets and liabilities (taken as a whole), business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole (a “MAE Burdensome Condition”); provided further, however, that no party shall be required pursuant to this Section 5.03(c) to propose, commit to or effect any action that is not conditioned upon the consummation of the Merger.  If the actions taken pursuant to the immediately preceding sentence do not result in the conditions set forth in Section 6.01(b), 6.02(e) or 6.03(e) being satisfied, then each of Parent and the Company shall jointly (to the extent practicable) initiate and/or participate in any proceedings, whether judicial or administrative, in order to (i) oppose or defend against any action by any Governmental Entity or private party to prevent or enjoin the consummation of the Merger or any of the other transactions contemplated by this Agreement, and/or (ii) take such action as necessary to overturn any regulatory action by any Governmental Entity or action by any private party to block consummation of the Merger or any of the other transactions contemplated by this Agreement, including by defending any suit, action or other legal proceeding brought by any Governmental Entity or private party in order to avoid the entry of, or to have vacated, overturned or terminated, including by appeal if necessary, any Restraint resulting from any suit, action or other legal proceeding that would cause any condition set forth in Section 6.01(b), 6.02(e) or 6.03(e) not to be satisfied.  Notwithstanding anything in this Agreement to the contrary, Parent shall have the right to determine and direct the strategy and process (including all timing, substantive matters and decisions to propose, negotiate, commit to or effect any Divestiture Action) by which the parties will seek required consents, approvals, clearances, waivers, waiting period expirations and terminations and removal of all impediments (including all elements of any suit, action or other legal proceeding and communications with Governmental Entities), in each case under the HSR Act or any other Antitrust Law, including the right to enter into reasonable timing agreements with Governmental Entities as customary in reviews under the HSR Act and other Antitrust Laws (“Timing Agreements”); provided, however that Parent shall use its reasonable best efforts to regularly consult with the Company and keep the Company reasonably informed of such strategy and process and the results thereof.

  (d)  In connection with and without limiting the generality of the foregoing, each of Parent and the Company shall:

(i)  make or cause to be made, in consultation and cooperation with the other and as promptly as reasonably practicable after the date of this Agreement, (A) an appropriate filing of a Notification and Report Form pursuant to the HSR Act relating to the Merger and (B) all other necessary, proper or advisable registrations, declarations, notices and filings relating to the Merger with other Governmental Entities under any other Antitrust Law;

(ii)  use its reasonable best efforts to furnish to the other all assistance, cooperation and information required for any such registration, declaration, notice or filing;

(iii)  give the other reasonable prior notice of any such registration, declaration, notice or filing and, to the extent reasonably practicable, of any communication with any Governmental Entity regarding the Merger (including with respect to any of the actions referred to in Section 5.03(c)), and permit the other to review and discuss in advance, and consider in good faith the views of, and use its reasonable best efforts to secure the participation of, the other in connection with any such registration, declaration, notice, filing or communication;

(iv)  respond as promptly as practicable under the circumstances to any inquiries received from any Governmental Entity or any other authority enforcing applicable antitrust, competition, trade regulation or similar Laws for additional information or documentation in connection with antitrust, competition, trade regulation or similar matters (including a “second request” under the HSR Act) and not enter into any agreement with such Governmental Entities or other authorities not to consummate the Merger or any of the other transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto (such consent not to be unreasonably withheld, conditioned or delayed and which reasonableness shall be determined in light of each party’s obligation to do all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement), provided, however, nothing herein shall limit the right of Parent to enter into Timing Agreements pursuant to Section 5.03(c); and

    (v)  unless prohibited by applicable Law or by the applicable Governmental Entity, (A) to the extent reasonably practicable, not participate in or attend any meeting, or engage in any substantive conversation with any Governmental Entity in respect of the Merger (including with respect to any of the actions referred to in Section 5.03(c)) without the other, (B) to the extent reasonably practicable, give the other reasonable prior notice of any such meeting or conversation, (C) in the event one party is prohibited by applicable Law or by the applicable Governmental Entity from participating in or attending any such meeting or engaging in any such conversation, keep such party reasonably apprised with respect thereto, (D) cooperate in the filing of any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending this Agreement and the Merger, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Entity and (E) furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective representatives on the one hand, and any Governmental Entity or members of any Governmental Entity’s staff, on the other hand, with respect to this Agreement and the Merger, provided that such material may be redacted as necessary (1) to comply with contractual arrangements, (2) to address good faith legal privilege or confidentiality concerns and (3) to comply with applicable Law.

 (e)  Immediately following the execution and delivery of their Agreement by each of the parties hereto, Parent, as sole stockholder of MergerCo, will adopt this Agreement.

                      SECTION 5.04.  Benefit Plans.  (a)  For a period commencing at the Effective Time and ending on December 31, 2012, Parent shall, and shall cause the Surviving Corporation to, provide employees of the Company and its Subsidiaries (other than employees whose terms and conditions of employment are governed by a collective bargaining agreement, the terms and conditions of which shall be respected by Parent and the Surviving Corporation who remain in the active employment of the Surviving Corporation and its Subsidiaries (the “Company Employees”) with compensation and employee benefits that are no less favorable in the aggregate than the compensation and employment benefits provided to such Company Employees immediately prior to the Effective Time.

                  (b)  Parent shall, and shall cause the Surviving Corporation to, honor, in accordance with its terms, each Company Benefit Plan and Company Benefit Agreement and all obligations thereunder including any rights or benefits arising as a result of the transactions contemplated under this Agreement (either alone or in combination with any other event, including termination of employment), and Parent hereby agrees and acknowledges that the consummation of the Merger constitutes a “change of control” or a “change in control”, as the case may be, for all purposes under the Company Benefit Plans and Company Benefit Agreements.

  (c)  With respect to any “employee benefit plan”, as defined in Section 3(3) of ERISA, maintained by the Surviving Corporation or any of its Affiliates (including any vacation, paid time-off and severance plans), for all purposes, including determining eligibility to participate, level of benefits, vesting, benefit accruals and early retirement subsidies, each Company Employee’s service with the Company or any of its Subsidiaries (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer is recognized by the Company or such Subsidiary) shall be treated as service with the Surviving Corporation or its Affiliates; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

  (d)  Parent shall, or shall cause the Surviving Corporation to waive any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by the Surviving Corporation or any of its Affiliates in which Company Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Benefit Plan immediately prior to the Effective Time.  Parent shall, or shall cause the Surviving Corporation to recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time.

  (e)  The provisions of this Section 5.04 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person (including for the avoidance of doubt any current or former employees, directors, or independent contractors of any of the Company or any of its Subsidiaries, Parent or any of its Subsidiaries, or on or after the Effective Time, the Surviving Corporation or any of its Subsidiaries), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies with respect to the matters provided for in this Section 5.04.  Nothing contained herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Parent or the Surviving Corporation to continue any specific employee benefit plans or to continue the employment of any specific person.  No provision in this Agreement shall modify or amend any Company Benefit Plan or Company Benefit Agreement unless this Agreement explicitly states that the provision “amends” such Company Benefit Plan or Company Benefit Agreement.  This shall not prevent the parties entitled to enforce this Agreement from enforcing any provision in this Agreement, but no other party shall be entitled to enforce any provision in this Agreement on the grounds that it is an amendment to such Company Benefit Plan or Company Benefit Agreement.  If a party not entitled to enforce this Agreement brings a lawsuit or other action to enforce any provision in this Agreement as an amendment to such Company Benefit Plan or Company Benefit Agreement and that provision is construed to be such an amendment despite not being explicitly designated as one in this Agreement, that provision shall lapse retroactively as of its inception, thereby precluding it from having any amendatory effect.

                      SECTION 5.05.  Indemnification, Exculpation and Insurance.  (a)  All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any person who is, or prior to the Effective Time becomes, or has been at any time prior to the date of this Agreement, a director, officer, employee or agent (including as a fiduciary with respect to an employee benefit plan) of the Company, any of its Subsidiaries or any of their respective predecessors (each, an “Indemnified Party”) as provided in the Company Certificate of Incorporation, the Company Bylaws, the organizational documents of any Subsidiary of the Company or any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries (in each case, as in effect on the date hereof or entered into after the date hereof (i) with a newly hired officer, director, employee or agent in the ordinary course of business consistent with past practice or (ii) with Parent’s prior written consent, not to be unreasonably withheld, conditioned or delayed, to the extent the terms thereof are no more favorable in any material respect to the Indemnified Party that is the beneficiary thereof than the terms of any indemnification agreement or indemnification provisions in any Benefit Agreements included as an exhibit in the Company Filed SEC Documents) shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party without the consent of such Indemnified Party.

                  (b)  Without limiting Section 5.05(a) or any rights of any Indemnified Party pursuant to any indemnification agreement, from and after the Effective Time, in the event of any threatened or actual claim, action, suit, proceeding or investigation (a “Claim”), whether civil, criminal or administrative in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company is or is threatened to be, made a party in his or her capacity as a director or officer of the Company, each of Parent and the Surviving Corporation shall indemnify and hold harmless, to the fullest extent the Company would have been permitted to do so under applicable Law (for the avoidance of doubt, subject to the limitations on the Company’s ability to indemnify its directors and officers under Section 145 of the DGCL), each such Indemnified Party in his or her capacity as a director or officer of the Company or any of its Subsidiaries, or any of their respective predecessors, against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any Claim to each Indemnified Party to the fullest extent permitted by Law upon receipt of any undertaking in favor of Parent and the Surviving Corporation of a type contemplated by the Company Certificate of Incorporation), judgments, fines and amounts paid in settlement of or in connection with any such threatened or actual Claim, arising out of, or pertaining to (i) the fact that such an Indemnified Party was a director (including in a capacity as a member of any committee of the Board of Directors of the Company) or officer of the Company, any of its Subsidiaries or any of their respective predecessors, or a fiduciary with respect to any employee benefit plan maintained by any of the foregoing, prior to the Effective Time or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time.  Neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any threatened or actual Claim for which indemnification could be sought by an Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Claim or such Indemnified Party otherwise consents in writing to such settlement, compromise or consent.  Parent and the Surviving Corporation shall cooperate with an Indemnified Party in the defense of any matter for which such Indemnified Party could seek indemnification hereunder.  Parent’s and the Surviving Corporation’s obligations under this Section 5.05(b) shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim.

  (c)  Parent shall cause the Surviving Corporation to obtain, at or prior to the Effective Time, prepaid (or “tail”) directors’ and officers’ liability insurance policies, in a form reasonably acceptable to the Company, in respect of acts or omissions occurring at or prior to the Effective Time for six years from the Effective Time, covering each Indemnified Party on terms with respect to such coverage and amounts no less favorable than those of such policies in effect on the date of this Agreement; provided, that Parent shall not be required to pay an aggregate premium in excess of 200% of the annual premium paid as of the date hereof by the Company for such policies in effect on the date of this Agreement (the “Premium Cap”); provided, further, that if equivalent coverage cannot be obtained or can be obtained only by paying an aggregate premium in excess of the Premium Cap, the Surviving Corporation shall only be required to obtain as much tail coverage as can be obtained by paying an aggregate premium equal to the Premium Cap.

  (d)  In the event that Parent or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a substantial portion of its properties and other assets to any person, or is dissolved, then, and in each such case, Parent shall cause proper provision to be made so that the applicable successors and assigns or transferees expressly assume the obligations set forth in this Section 5.05.

  (e)  The provisions of this Section 5.05 are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.  This provision of this Section 5.05 shall survive the consummation of the Merger.

                      SECTION 5.06.  Fees and Expenses.  (a)  Except as provided in Sections 5.06(b) through (e), all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

                  (b)  In the event that (i) this Agreement is terminated by the Company pursuant to Section 7.01(g), (ii) this Agreement is terminated by Parent pursuant to Section 7.01(i) or 7.01(k), or (iii) (A) after the date of this Agreement, and prior to the Company Stockholders Meeting, a Company Takeover Proposal shall have been made to the Company or shall have been made directly to the stockholders of the Company or shall have otherwise become publicly known, (B) thereafter, this Agreement is terminated by either Parent or the Company pursuant to Section 7.01(b)(i) (but only if the Company Stockholder Approval has not been obtained) or by Parent pursuant to Section 7.01(c) or 7.01(e) (to the extent such breach does not relate solely to a breach of any representation or warranty in this Agreement) and (C) within 12 months after such termination, the Company or any of its Subsidiaries enters into a definitive agreement to consummate a Company Takeover Proposal, a Company Takeover Proposal is consummated or the Company’s Board of Directors recommends a Company Takeover Proposal, then the Company shall pay to the Buyer Entities an aggregate amount equal to $251 million (the “Company Termination Fee”) by wire transfer of same-day funds in the case of a payment required by (1) clause (i) above, concurrently with the termination of this Agreement, (2) clause (ii) above, on the business day following the date of termination of this Agreement and (3) clause (iii) above, on the date of the first to occur of the events referred to in clause (iii)(C).  For purposes of this Section 5.06(b), the term “Company Takeover Proposal” shall have the meaning assigned to such term in Section 4.02(h), except that all references to 20% therein shall be deemed to be references to 50%.  The parties understand and agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

                  (c)  In the event that (i) this Agreement is terminated by Parent pursuant to Section 7.01(h), (ii) this Agreement is terminated by the Company pursuant to Section 7.01(j) or Section 7.01(l) or (iii) (A) after the date of this Agreement and prior to the Parent Stockholders Meeting, a Parent Takeover Proposal shall have been made to Parent or shall have been made directly to the stockholders of Parent or shall have otherwise become publicly known, (B) thereafter, this Agreement is terminated by either Parent or by the Company pursuant to Section 7.01(b)(i) (but only if the Parent Stockholder Approval has not been obtained) or by the Company pursuant to Section 7.01(d) or 7.01(f) (to the extent such breach does not relate solely to a breach of any representation or warranty in this Agreement) and (C) within 12 months after such termination, the Buyer Entities or any of their respective Subsidiaries enter into a definitive agreement to consummate a Parent Takeover Proposal, Parent Takeover Proposal is consummated or Parent’s Board of Directors recommends a Parent Takeover Proposal, then the Buyer Entities shall jointly and severally pay to the Company an aggregate amount equal to $252 million (the “Parent Termination Fee”) by wire transfer of same-day funds in the case of a payment required by (1) clause (i) above, concurrently with the termination of this Agreement, (2) clause (ii) above, on the business day following the date of termination of this Agreement and (3) clause (iii) above, on the date of the first to occur of the events referred to in clause (iii)(C).  For purposes of this Section 5.06(c), the term “Parent Takeover Proposal” shall have the meaning assigned to such term in Section 4.03(h), except that all references to 20% therein shall be deemed to be references to 50%.  The parties understand and agree that (x) in no event shall the Buyer Entities be required to pay the Parent Termination Fee on more than one occasion, (y) in the event the Parent Vote Down Termination Fee has already been paid under Section 5.06(e), the Buyer Entities shall be entitled to credit the amount of the Parent Vote Down Termination Fee paid against the amount of the Parent Termination Fee it is required to pay under this Section 5.06(c), and (z) in no event shall the Buyer Entities be required to pay the Parent Termination Fee if the Funding Failure Termination Fee has already been paid.

                  (d)  In the event that this Agreement has been terminated by the Company pursuant to Section 7.01(m), on the business day following such termination the Buyer Entities shall jointly and severally pay to the Company an aggregate amount equal to $360 million (the “Funding Failure Termination Fee”) by wire transfer of same-day funds.  The parties understand and agree that (x) in no event shall the Buyer Entities be required to pay the Funding Failure Termination Fee on more than one occasion, and (y) in no event shall the Buyer Entities be required to pay the Funding Failure Termination Fee if the Parent Termination Fee or the Parent Vote Down Termination Fee has already been paid.

                  (e)  In the event that this Agreement is terminated by Parent or the Company pursuant to Section 7.01(d), then the Buyer Entities shall jointly and severally pay to the Company an aggregate amount equal to $72 million (the “Parent Vote Down Termination Fee”) by wire transfer of same-day funds on the business day following the date of termination of this Agreement.  The parties understand and agree that (x) in no event shall the Buyer Entities be required to pay the Parent Vote Down Termination Fee on more than one occasion and (y) in no event shall the Buyer Entities be required to pay the Parent Vote Down Termination Fee if the Parent Termination Fee or the Funding Failure Termination Fee has already been paid.

                  (f)  The parties hereto acknowledge and agree that the agreements contained in this Section 5.06 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other parties hereto would not have entered into this Agreement.  If the Company fails to pay the Company Termination Fee pursuant to Section 5.06(b), or if Parent fails to pay the Parent Termination Fee pursuant to Section 5.06(c), the Funding Failure Termination Fee pursuant to Section 5.06(d) or the Parent Vote Down Termination Fee pursuant to Section 5.06(e), in each case pursuant to this Section 5.06 when due, and, in order to obtain such payment, any other party hereto commences a suit that results in a judgment against such party for the Company Termination Fee, the Parent Termination Fee, the Funding Failure Termination Fee or the Parent Vote Down Termination Fee, as the case may be, such party shall pay to such other party its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Company Termination Fee, the Parent Termination Fee, the Funding Failure Termination Fee or the Parent Vote Down Termination Fee, as the case may be, from the date such payment was required to be made until the date of payment at the prime rate of JPMorgan Chase Bank, N.A. in effect on the date such payment was required to be made.

  (g)  Notwithstanding anything to the contrary in this Agreement, if the Buyer Entities fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.02(a) (whether willfully, intentionally, unintentionally or otherwise) or fail to perform hereunder (whether willfully, intentionally, unintentionally or otherwise) solely as a result of a breach by the Lenders of their obligation to make available to Parent and MergerCo the full amount of the Financing Commitment (or if definitive agreements have been entered into in connection with the Financing, pursuant to such definitive agreements), then the Company’s and its Affiliates’ (other than Parent and its Subsidiaries) sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against the Buyer Entities, their Affiliates, the Lenders and their respective assignees for any breach, loss or damage shall be to terminate this Agreement and receive payment of the Funding Failure Termination Fee, in each case, only to the extent provided by Section
5.06(d), and none of the Buyer Parties, their Affiliates, the Lenders or their respective assignees will have any liability or obligation to the Company or any of its Affiliates (other than Parent and its Subsidiaries) relating to or arising out of this Agreement or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise.  The Lenders and their affiliates are express third party beneficiaries of this Section 5.06(g).

                      SECTION 5.07.  Public Announcements.  The Buyer Entities and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger and the Financing, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or the rules and regulations of any national securities exchange or national securities quotation system.  The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

                      SECTION 5.08.  Stockholder Litigation.  The Company shall give the Buyer Entities the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of the Buyer Entities (such consent not to be unreasonably withheld, conditioned or delayed).  The Buyer Entities shall give the Company the opportunity to participate in the defense or settlement of any stockholder litigation against Parent and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed).

                      SECTION 5.09.  Financing.  (a)  Each of the Buyer Entities shall use, and shall cause its Affiliates to use, reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange the Financing on the terms and conditions described in the Financing Commitment, including using reasonable best efforts (i) to negotiate and enter into the definitive agreements with respect thereto on the terms and conditions contained in the Financing Commitment (or on other terms acceptable to Parent, provided such terms do not contain any conditions to funding on the Closing Date that are not set forth in the Financing Commitment and would not otherwise reasonably be expected to impair or delay the consummation of the Financing), (ii) to satisfy (or cause its Affiliates to satisfy) on a timely basis all conditions to obtaining the Financing set forth in the Financing Commitment and (iii) to consummate the Financing contemplated by the Financing Commitment at or prior to the Closing, including using its reasonable best efforts to cause the Lenders and the other persons providing such Financing to fund the Financing required to consummate the Merger at the Closing (including by taking enforcement action to cause such Lenders and other persons providing such Financing to fund such Financing).  In the event that any portion of the Financing becomes unavailable on the terms and conditions set forth in the Financing Commitment, Parent shall promptly notify the Company, and Parent shall use its reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event, any such portion from alternative sources (“Alternative Financing”) on terms that will still enable the Buyer Entities to consummate the transactions contemplated by this Agreement and that are approved by the Company (such approval not to be unreasonably withheld, conditioned or delayed).  Parent shall deliver to the Company true and complete copies of all agreements (other than any fee letters and engagement letters) pursuant to which any such alternative source shall have committed to provide Parent or the Surviving Corporation with any portion of the Financing.  Each of the Buyer Entities shall refrain (and shall cause its Affiliates to refrain) from taking, directly or indirectly, any action that would reasonably be expected to result in a failure of any of the conditions contained in the Financing Commitment or in any definitive agreement related to the Financing.  None of the Buyer Entities shall agree, without the Company’s prior written consent, to or permit any amendment, supplement or other modification of, or waive any of its rights under, the Financing Commitment if such amendment, supplement, modification or waiver (x) reduces the aggregate amount of the Financing or (y) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the Financing in a manner that would reasonably be expected to (I) delay or prevent the Closing Date, (II) make the funding of the Financing (or satisfaction of the conditions to obtaining the Financing) less likely to occur or (III) adversely impact the ability of each of the Buyer Entities to enforce its rights against other parties to the Financing Commitment or the definitive agreements relating to the Financing.  Parent shall keep the Company informed on a current basis of the status of its efforts to obtain the Financing, provide the Company copies of all documents related to the Financing and give the Company prompt notice of any material breach by any party to the Financing Commitment of which Parent becomes aware or any termination of the Financing Commitment.  The parties shall use their respective reasonable best efforts to market the Financing concurrently with the solicitation of proxies in connection with the Company Stockholders Meeting and the Parent Stockholders Meeting, subject to the concurrence of the underwriters and lead arrangers that doing so will not adversely affect the marketing of the Financing or any debt tenders or consent solicitations, with the objective of completing the Merger as promptly as practicable after the date of the Company Stockholders Meeting and the Parent Stockholders Meeting.

                  (b)  The Company shall provide, shall cause its Subsidiaries to provide and shall use its reasonable best efforts to cause its and their representatives to provide such reasonable cooperation in connection with the arrangement of the Financing as may be reasonably requested by Parent, including (i) participation in meetings, drafting sessions, presentations, road shows and due diligence and sessions with the financing sources, investors and rating agencies, (ii) furnishing Parent and the financing sources as promptly as practicable with financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent to consummate the Financing, including all financial statements and financial and other data of the type required by Regulation S-X and Regulation S-K under the Securities Act for registered offerings of debt securities, and of the type and form customarily included in offering documents used in private placements under Rule 144A of the Securities Act (including pro forma financial information) and other documents required to satisfy any customary negative assurance opinion, to consummate the Financing at the time or times the Financing is to be consummated, including all of the information and data related to the Company and its Subsidiaries necessary to satisfy the conditions set forth in paragraphs 2, 3, 5a and 5b of Exhibit D of the Financing Commitment and appropriate comparable information if a portion of the Financing is consummated prior to the Closing Date (information and data required to be delivered pursuant to this clause (ii) being referred to as the “Required Financial Information”), (iii) assisting Parent and its financing sources in the preparation of documents and materials (A) any offering documents, private placement memoranda, bank information memoranda, prospectuses and other informational and marketing materials and documents for any portion of the Financing, (B) documents relating to the redemption of or tender offer for the Company’s 6.875% Senior Notes due 2013 (the “6.875% Senior Notes”), (C) documents relating to the tender offer for the Company’s 3.25% Convertible Senior Notes due 2015 (the “3.25% Convertible Notes”), (D) documents relating to the redemption of or tender offer for the Company’s 2.25% Convertible Senior Notes due 2024 (the “2.25% Convertible Notes” and, together with the 3.25% Convertible Notes, the “Convertible Notes”), and (E) materials for rating agency presentations, (iv) reasonably cooperating with the marketing efforts of Parent and the financing sources for any portion of the Financing, (v) executing and delivering any necessary pledge and security documents and otherwise reasonably facilitating the granting of a security interest (and perfection thereof) in collateral, guarantees, mortgages, other definitive financing documents or other certificates or documents as may reasonably be requested by the Parent; provided that no such pledge or security document shall be effective prior to the Effective Time, (vi) obtaining customary authorization letters with respect to the bank information memoranda and consents of accountants for use of their reports in any materials relating to the Financing, (vii) using reasonable best efforts to obtain accountants’ comfort letters, legal opinions, surveys and title insurance as reasonably requested by Parent and (viii) taking all corporate actions, subject to the occurrence of the Closing, necessary to permit the consummation of the Financing; provided that (I) none of the Company or any of its Subsidiaries shall be required to pay any commitment or other fee, provide any security or incur any other liability in connection with the Financing or any Alternative Financing prior to the Effective Time, (II) such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries, (III) all non-public or otherwise confidential information regarding the Company obtained by the Buyer Entities or their representatives pursuant to this Section 5.09(b) shall be kept confidential in accordance with the Confidentiality Agreement, except that such information may be disclosed to potential syndicate members during syndication, other potential Lenders or potential participants, subject to customary confidentiality undertakings by such potential syndicate members, other potential Lenders or potential participants, and except as may be permitted by applicable securities and other laws (to the extent such party is advised by counsel that such disclosure is so required), and (IV) the Company shall be permitted a reasonable period to comment on any documents or other information circulated to potential financing sources that contain or are based upon any such non-public or other confidential information.  Parent (x) shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs (including reasonable attorney’s fees) incurred by the Company or any of its Subsidiaries in connection with such cooperation, (y) acknowledges and agrees that the Company, its Subsidiaries and their respective representatives shall not have any responsibility for, or incur any liability to any person prior to the Effective Time under, the Financing or any Alternative Financing and (z) shall indemnify and hold harmless the Company, its Subsidiaries and their respective representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith.

  (c)  For the avoidance of doubt, the Buyer Entities acknowledge that, subject to the conditions set forth herein and compliance by the Company with its obligations under Section 5.09(b), the Buyer Entities’ obligations to consummate the transactions contemplated by this Agreement on the terms set forth herein are not conditioned upon the availability or consummation of the Financing or receipt of the proceeds therefrom and reaffirm their obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Financing or any Alternative Financing, subject to Section 5.06(g), Section 8.10(b) and the applicable conditions set forth in Sections 6.01 and 6.02.

                      SECTION 5.10.  Stock Exchange Listing.  Parent shall take all actions necessary to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the Closing Date.

                      SECTION 5.11.  [Reserved].

                      SECTION 5.12.  Certain Tax Matters.  (a)  The Company and the Buyer Entities shall each use its reasonable best efforts to cause the Merger to qualify for the Intended Tax Treatment, including by (i) not taking any action that such party knows is reasonably likely to prevent such qualification and (ii) executing such amendments to this Agreement as may be reasonably required in order to obtain such qualification (it being understood that, except to the extent contemplated by Section 2.01(d), no party will be required to agree to any such amendment).  The Company and the Buyer Entities will each report the Merger and the other transactions contemplated by this Agreement in a manner consistent with such qualification.

                  (b)  The Company and the Buyer Entities shall each use its reasonable best efforts to obtain the tax opinions described in Sections 6.02(c) and 6.03(c), including by causing its officers to execute and deliver to the law firms delivering such tax opinion certificates substantially in the form attached hereto as Exhibit B at such time or times as may reasonably be requested by such law firms, including the date on which the Form S-4 is filed and the Closing Date.  The Company and the Buyer Entities shall each use its reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which inaction would cause to be untrue) any of the representations included in the certificates described in this Section 5.12(b).

                      SECTION 5.13.  Actions with Respect to Certain Indebtedness.  (a)  The Company and Parent shall enter into a supplemental indenture in respect of the 3.25% Convertible Notes issued pursuant to the Indenture dated as of August 12, 2008, between the Company, the guarantors party thereto and Wilmington Trust Company, as trustee, as amended or supplemented to the date of this Agreement (the “3.25% Convertible Notes Indenture”) containing the provisions required by the 3.25% Convertible Notes Indenture, including a provision that, at the Effective Time, (i) each outstanding 3.25% Convertible Note shall no longer be convertible into shares of Company Common Stock and shall be convertible solely into the Merger Consideration and other payments under Article II that the holder of such 3.25% Convertible Note would have received pursuant to the Merger if such holder had converted such 3.25% Convertible Note immediately before the Effective Time into Company Common Stock, pursuant to a Collective Election (as defined in the 3.25% Convertible Notes Indenture in effect on the date hereof) and (ii) Parent assumes all the obligations of the Company under the 3.25% Convertible Notes, any coupons appertaining thereto and the 3.25% Convertible Notes Indenture.

                  (b)  The Company and Parent shall enter into a supplemental indenture in respect of the 2.25% Convertible Notes (together with the 3.25% Convertible Notes, the “Company Convertible Notes”) issued pursuant to the Indenture dated as of May 29, 2003, between the Company, A.T. Massey Coal Company, Inc. and Wilmington Trust Company, as trustee, as amended or supplemented to the date of this Agreement (the “2.25% Convertible Notes Indenture”  and, together with the 3.25% Convertible Notes Indenture, the “Company Convertible Notes Indentures”) containing the provisions required by the 2.25% Convertible Notes Indenture, including a provision that, at the Effective Time, (i) each outstanding 2.25% Convertible Note shall no longer be convertible into shares of Company Common Stock and shall be convertible solely into the Merger Consideration and other payments under Article II that the holder of such 2.25% Convertible Note would have received pursuant to the Merger if such holder had converted such 2.25% Convertible Note immediately before the Effective Time into Company Common Stock and (ii) Parent assumes all the obligations of the Company under the 2.25% Convertible Notes, any coupons appertaining thereto and the 2.25% Convertible Notes Indenture.

                      SECTION 5.14.  Section 16 Matters.  Prior to the Effective Time, each of Parent and the Company shall cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE VI

Conditions Precedent

                      SECTION 6.01.  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver on or prior to the Closing Date of the following conditions:

  (a)  Stockholder Approvals.  The Company Stockholder Approval and the Parent Stockholder Approval shall have been obtained.

                  (b)  No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction or other judgment, order or restraint issued by any Federal or state court of competent jurisdiction or Governmental Entity (collectively, “Restraints”) shall be in effect enjoining or otherwise prohibiting the consummation of the Merger.

  (c)  Listing.  The shares of Parent Common Stock issuable as Stock Merger Consideration pursuant to this Agreement shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

  (d)  Form S-4.  The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking any stop order, and Parent shall have received all state securities or “blue sky” authorizations necessary for the Stock Issuance.

                      SECTION 6.02.  Conditions to Obligations of the Buyer Entities.  The obligations of the Buyer Entities to effect the Merger are further subject to the satisfaction or (to the extent permitted by Law) waiver by Parent (on behalf of itself and MergerCo) on or prior to the Closing Date of the following conditions:

                  (a)  Representations and Warranties.  The representations and warranties of the Company set forth in this Agreement (except for the representations and warranties set forth in the first sentence of Section 3.01(a) (Organization) (solely with respect to the Company), Section 3.01(c) (Capital Structure), Section 3.01(d) (Authority), the first sentence of Section 3.01(h) (Absence of Certain Changes), Section 3.01(u) (Voting Requirements), Section 3.01(v) (State Takeover Statutes), Section 3.01(w) (Brokers and Other Advisors) and Section 3.01(x) (Opinions of Financial Advisors) shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Company Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct is not reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect; (ii) the representations and warranties contained in the first sentence of Section 3.01(a) (Organization) (solely with respect to the Company), Section 3.01(d) (Authority), Section 3.01(u) (Voting Requirements), Section 3.01(v) (State Takeover Statutes), Section 3.01(w) (Brokers and Other Advisors) and Section 3.01(x) (Opinions of Financial Advisors) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly related to an earlier date, in which case as of such earlier date); (iii) the representations and warranties contained in Section 3.01(c) (Capital Structure), shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly related to an earlier date, in which case as of such earlier date); and (iv) the representations and warranties contained in the first sentence of Section 3.01(h) (Absence of Certain Changes), shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly related to an earlier date, in which case as of such earlier date).

                  (b)  Performance of Obligations of the Company.  The Company shall have, in all material respects, performed or complied with all obligations required to be performed or complied with by it under this Agreement by the time of the Closing.

                  (c)  Tax Opinion.  Parent shall have received the opinion of Cleary Gottlieb Steen & Hamilton LLP, counsel to Parent, as of the date on which the Form S-4 is filed and as of the Closing Date to the effect that the Merger will qualify for the Intended Tax Treatment.  In rendering such opinion, counsel to Parent shall have received and may rely upon the certificates and representations referred to in Section 5.12(b).

                  (d)  Absence of Company Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any change, effect, event or occurrence that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect.

                  (e)  HSR Act and Other Antitrust Laws.  The waiting period (and any extension thereof) applicable to the Merger under the HSR Act, or under any other applicable Antitrust Law, shall have been terminated or shall have expired without the imposition of a MAE Burdensome Condition.

  (f)  Officers Certificate.  Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer or Chief Financial Officer certifying as to the matters set forth in Section 6.02(a), Section 6.02(b) and Section 6.02(d).

                      SECTION 6.03.  Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by Law) waiver by the Company on or prior to the Closing Date of the following conditions:

                  (a)  Representations and Warranties.  The representations and warranties of the Buyer Entities set forth in this Agreement (except for the representations and warranties set forth in the first sentence of Section 3.02(a) (Organization) (solely with respect to the Buyer Entities), Section 3.02(c) (Capital Structure), Section 3.02(d) (Authority), the first sentence of Section 3.02(h) (Absence of Certain Changes), Section 3.02(u) (Voting Requirements), Section 3.02(v) (State Takeover Statutes), Section 3.02(w) (Brokers and Other Advisors) and Section 3.02(x) (Available Funds) shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Parent Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct is not reasonably likely, individually or in the aggregate, to have a Parent Material Adverse Effect; (ii) the representations and warranties contained in the first sentence of Section 3.02(a) (Organization) (solely with respect to the Buyer Entities), Section 3.02(d) (Authority), Section 3.02(u) (Voting Requirements), Section 3.02(v) (State Takeover Statutes), Section 3.02(w) (Brokers and Other Advisors) and Section 3.02(x) (Available Funds) shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly related to an earlier date, in which case as of such earlier date); (iii) the representations and warranties contained in Section 3.02(c) (Capital Structure), shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly related to an earlier date, in which case as of such earlier date); and (iv) the representations and warranties contained in the first sentence of Section 3.02(h) (Absence of Certain Changes), shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly related to an earlier date, in which case as of such earlier date).

                  (b)  Performance of Obligations of the Buyer Entities.  The Buyer Entities shall have, in all material respects, performed or complied with all obligations required to be performed or complied with by them or any of them under this Agreement by the time of the Closing.

                  (c)  Tax Opinion.  The Company shall have received the opinion of Cravath Swaine & Moore LLP, counsel to the Company, as of the date on which the Form S-4 is filed and as of the Closing Date to the effect that the Merger will qualify for the Intended Tax Treatment.  In rendering such opinion, counsel to the Company shall have received and may rely upon the certificates and representations referred to in Section 5.12(b).

                  (d)  Absence of Parent Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any change, effect, event or occurrence that, individually or in the aggregate, has had or is reasonably likely to have a Parent Material Adverse Effect.

                  (e)  HSR Act and Other Antitrust Laws.  The waiting period (and any extension thereof) applicable to the Merger under the HSR Act, or under any other applicable Antitrust Law, shall have been terminated or shall have expired without the imposition of a MAE Burdensome Condition.

  (f)  Officers Certificate.  The Company shall have received a certificate signed on behalf of Parent by its Chief Executive Officer or Chief Financial Officer certifying as to the matters set forth in Section 6.03(a), Section 6.03(b) and Section 6.03(d).

                      SECTION 6.04.  Frustration of Closing Conditions.  None of the Company or the Buyer Entities may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party’s (or, in the case of either Buyer Entity, any other Buyer Entity) failure to perform any of its obligations under this Agreement, to act in good faith or to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, including, solely with respect to the Buyer Entities, the Financing, as required by and subject to Sections 5.03 and 5.09.

ARTICLE VII

Termination, Amendment and Waiver

                      SECTION 7.01.  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval or the Parent Stockholder Approval (with any termination by Parent constituting an effective termination by MergerCo):

  (a)  by mutual written consent of Parent and the Company;

  (b)  by either Parent or the Company:

          (i)  if the Merger shall not have been consummated on or before the Outside Date; provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party if the failure of such party (or in the case of the Buyer Entities, either Buyer Entity) to perform any of its obligations under this Agreement has been a principal cause of or resulted in the failure of the Merger to be consummated on or before such date; or

          (ii)  if any Restraint having any of the effects set forth in Section 6.01(b) shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.01(b)(ii) shall have used reasonable best efforts to contest, resist or remove such Restraint in accordance with Section 5.03;

                  (c)  by Parent or the Company, if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof;

                  (d)  by Parent or the Company, if the Parent Stockholder Approval shall not have been obtained at the Parent Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof;

                  (e)  by Parent, if the Company breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of the Company contained herein fails to be true and correct, which breach or failure (i) would give rise to the failure of a condition set forth in Section 6.02(a) or 6.02(b) and (ii) is not reasonably capable of being cured by the Outside Date or which the Company is not using its reasonable best efforts to cure (provided that no Buyer Entity is then in breach of any covenant or agreement contained in this Agreement and no representation or warranty of either Buyer Entity contained herein that then fails to be true and correct such that the conditions set forth in Section 6.03(a) or 6.03(b) could not then be satisfied);

                  (f)  by the Company, if either Buyer Entity breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of either Buyer Entity contained herein fails to be true and correct, which breach or failure (i) would give rise to the failure of a condition set forth in Section 6.03(a) or 6.03(b) and (ii) is not reasonably capable of being cured by the Outside Date or which the Buyer Entities are not using their respective reasonable best efforts to cure (provided that the Company is not then in breach of any covenant or agreement contained in this Agreement and no representation or warranty of the Company contained herein that then fails to be true and correct such that the conditions set forth in Section 6.02(a) or 6.02(b) could not then be satisfied);

                  (g)  by the Company, in accordance with Section 4.02(d);

                  (h)  by Parent, in accordance with Section 4.03(d);

                  (i)  by Parent (i) in the event that the Company shall have failed to include the Company Board Recommendation in the Joint Proxy Statement distributed to its stockholders, (ii) during the ten business days following a Company Adverse Recommendation Change, or (iii) in the event that a tender offer or exchange offer that would, if consummated, constitute a Company Takeover Proposal shall have been commenced by a person unaffiliated with the Buyer Entities and the Company shall not have published, sent or given to its stockholders, pursuant to Rule 14e-2 under the Exchange Act, within 10 business days after such tender offer or exchange offer is first published, sent or given, or subsequently amended in any material respect, a statement recommending that stockholders reject such tender offer or exchange offer and affirming the Company Board Recommendation, provided that Parent shall no longer be entitled to terminate this Agreement pursuant to this Section 7.01(i) if the Company Stockholder Approval is obtained at the Company Stockholders Meeting;

(j)  by the Company (i) in the event that Parent shall have failed to include the Parent Board Recommendation in the Joint Proxy Statement distributed to its stockholders, (ii) during the ten business days following a Parent Adverse Recommendation Change, or (iii) in the event that a tender offer or exchange offer that would, if consummated, constitute a Parent Takeover Proposal shall have been commenced and Parent shall not have published, sent or given to its stockholders, pursuant to Rule 14e-2 under the Exchange Act, within 10 business days after such tender offer or exchange offer is first published, sent or given, or subsequently amended in any material respect, a statement recommending that stockholders reject such tender offer or exchange offer and affirming the Parent Board Recommendation, provided that the Company shall no longer be entitled to terminate this Agreement pursuant to this Section 7.01(j) if the Parent Stockholder Approval is obtained at the Parent Stockholders Meeting;

                  (k)  by Parent, in the event that the Company shall have committed a willful and material breach of its obligations or agreements contained in Section 4.02; or

                  (l)  by the Company, in the event that either Buyer Entity shall have committed a willful and material breach of its obligations or agreements contained in Section 4.03; or

  (m)  by the Company, in the event that the Marketing Period has ended and all of the conditions set forth in Section 6.01 and 6.02 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing), and Parent and MergerCo have failed to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.02(a) as a result of a breach by the Lenders of their obligations to make available to Parent and MergerCo the full amount of the Financing Commitment (or if definitive agreements have been entered into in connection with the Financing, pursuant to such definitive agreements).

                      SECTION 7.02.  Effect of Termination.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Company, either Buyer Entity or the Lenders (or any of their respective Affiliates, officers, directors, employees or controlling persons), other than the provisions of Section 3.01(w) (Brokers and Other Advisors), Section 3.02(w) (Brokers and Other Advisors), the last sentence of Section 5.02 (Access to Information; Confidentiality), Section 5.06 (Fees and Expenses), clause (III) and the last sentence of Section 5.09(b) (Financing), this Section 7.02 and Article VIII, which provisions shall survive such termination; provided, however, that, subject to such provisions, any such termination shall not relieve the Company or either Buyer Entity from liability for any willful and material breach hereof prior to such termination or relieve any Lenders from any liability to the Buyer Entities under the Financing Commitments.  For purposes of this Agreement, “willful and material breach” shall mean a material breach or failure to perform an obligation or agreement that is a consequence of an act undertaken by the breaching party with the actual knowledge that the taking of such act would, or would reasonably be expected to, cause a material breach of this Agreement. The Lenders and their Affiliates shall be express third party beneficiaries of this Section 7.02.

                      SECTION 7.03.  Amendment.  This Agreement may be amended by the Company and the Buyer Entities at any time before or after receipt of the Company Stockholder Approval or the Parent Stockholder Approval; provided, however, that after such approval has been obtained, there shall be made no amendment that by Law requires further approval by the stockholders of the Company or Parent without such approval having been obtained.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                      SECTION 7.04.  Extension; Waiver.  At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) to the extent permitted by Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso to the first sentence of Section 7.03 and to the extent permitted by Law, waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                      SECTION 7.05.  Procedure for Termination or Amendment.  A termination of this Agreement pursuant to Section 7.01 or an amendment of this Agreement pursuant to Section 7.03 shall, in order to be effective, require, in the case of MergerCo and the Company, action by its Board of Directors or, with respect to any amendment of this Agreement pursuant to Section 7.03, the duly authorized committee of its Board of Directors to the extent permitted by Law.  Termination of this Agreement prior to the Effective Time shall not require the approval of the stockholders of either Parent or the Company.

ARTICLE VIII

General Provisions

                      SECTION 8.01.  Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.  This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

                      SECTION 8.02.  Notices.  Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, faxed (with confirmation) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to the Buyer Entities, to:

Alpha Natural Resources, Inc.
One Alpha Place
P.O. Box 2345
Abingdon, Virginia 24212
Fax No.: (276) 623-4321
Attention:  General Counsel

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP
1 Liberty Plaza
New York, New York 10006
Fax No.: (212) 225-3999
Attention: Jeffrey S. Lewis, Esq.
                   Matthew P. Salerno, Esq.

if to the Company, to:

Massey Energy Company
4 North 4th Street
Richmond, Virginia 23621
Fax No.: (804) 788-1804
Attention: Richard R. Grinnan, Esq.

with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York  10019
Fax No.:  (212) 474-3700
Attention:  Minh Van Ngo, Esq.

                      SECTION 8.03.  Definitions.  For purposes of this Agreement:

 (a)  an “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

  (b)  “business day” means any day on which banks are not required or authorized to be closed in the City of New York;

                  (c)  “Code” means Internal Revenue Code of 1986, as amended;

  (d)  “Company Disclosure Letter” means the letter dated as of the date of this Agreement delivered by the Company to the Buyer Entities;

                  (e)  “Company Material Adverse Effect” means any change, effect, event or occurrence that is materially adverse to the assets and liabilities (taken as a whole), business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, other than any change, effect, event or occurrence (i) relating to economic or geopolitical conditions in general, or to the credit, debt, financial or capital markets in the United States or elsewhere in the world, including changes in interest or exchange rates, (ii) relating to changes in Law or applicable accounting regulations or principles or authoritative interpretations thereof, (iii) relating to the coal mining industry generally, (iv) consisting of any change in the Company’s stock price, credit rating or trading volume, in and of itself, or any failure, in and of itself, by the Company to meet published revenue or earnings projections, (v) relating to  the suspension of trading generally on the New York Stock Exchange, (vi) relating to any shareholder or derivative litigation arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to this Agreement or the transactions contemplated hereby, (vii) relating to the outcome of any litigation or other proceeding described in the Company Disclosure Letter or the Company Filed SEC Documents (but excluding any forward looking disclosures set forth in any risk factor section, any disclosure in any section relating to forward looking statements and any other disclosures included in such Company Filed SEC Document to the extent they are predictive or forward-looking in nature) to the extent the outcome of such litigation or proceeding can reasonably be expected based on the factual description of such litigation or other proceeding in the Company Disclosure Letter or the Company Filed SEC Documents (but excluding any forward looking disclosures set forth in any risk factor section, any disclosure in any section relating to forward looking statements and any other disclosures included in such Company Filed SEC Document to the extent they are predictive or forward-looking in nature), (viii) relating to any outbreak or escalation of hostilities or war or any act of terrorism or (ix) relating to the announcement of this Agreement and the transactions contemplated hereby and performance of and compliance with the terms of this Agreement; but only to the extent, in the case of clauses (i), (ii), (iii) or (viii), such change, effect, event, occurrence or state of fact does not materially, disproportionately impact the Company and its Subsidiaries, taken as a whole, relative to other companies in the coal mining industry;

                  (f)  “Knowledge” means, with respect to any matter in question, (i) with respect to the Company, the actual knowledge of any of the persons set forth in Section 8.03(f) of the Company Disclosure Letter after due inquiry of the other executives and managers having primary responsibility for such matters and (ii) with respect to the Buyer Entities, the actual knowledge of any of the persons set forth in Section 8.03(f) of the Parent Disclosure Letter after due inquiry of the other executives and managers having primary responsibility for such matters;

  (g)  “Lenders” means the persons that have committed to provide or have otherwise entered into agreements in connection with the Financing Commitment or alternative debt financings in connection with the transactions contemplated hereby, together with their Affiliates, officers, directors, employees, agents and representatives and their successors and assigns;

  (h)  “Outside Date” means January 27, 2012; provided, that if on January 27, 2012, the condition set forth in Section 6.01(a) is not satisfied as a result of the requirements set forth in Section 5.01(e)(ii), but all other conditions set forth in Article VI are satisfied or would be satisfied if the Closing were to occur on such date, then Parent shall have the right, subject to the Company’s consent, not to be unreasonably withheld, to extend the Outside Date to April 30, 2012, so long as Parent provides written notice to the Company of its decision to exercise such right during the five business days preceding January 27, 2012 (it being understood that, in the event that the Outside Date is extended pursuant to this proviso, the parties will discuss in good faith appropriate adjustments to Section 4.01);

(i)  “Parent Disclosure Letter” means the letter dated as of the date of this Agreement delivered by the Buyer Entities to the Company;

                  (j)  “Parent Material Adverse Effect” means any change, effect, event or occurrence that is materially adverse to the assets and liabilities (taken as a whole), business, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, other than any change, effect, event or occurrence (i) relating to economic or geopolitical conditions in general, or to the credit, debt, financial or capital markets in the United States or elsewhere in the world, including changes in interest or exchange rates, (ii) relating to changes in Law or applicable accounting regulations or principles or authoritative interpretations thereof, (iii) relating to the coal mining industry generally, (iv) consisting of any change in Parent’s stock price, credit rating or trading volume, in and of itself, or any failure, in and of itself, by Parent to meet published revenue or earnings projections, (v) relating to the suspension of trading generally on the New York Stock Exchange, (vi) relating to any shareholder or derivative litigation arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to this Agreement or the transactions contemplated hereby, (vii) relating to the outcome of any litigation or other proceeding described in the Parent Disclosure Letter or the Parent Filed SEC Documents (but excluding any forward looking disclosures set forth in any risk factor section, any disclosure in any section relating to forward looking statements and any other disclosures included in such Parent Filed SEC Document to the extent they are predictive or forward-looking in nature) to the extent the outcome of such litigation or proceeding can reasonably be expected based on the factual description of such litigation or other proceeding in the Parent Disclosure Letter or the Parent Filed SEC Documents (but excluding any forward looking disclosures set forth in any risk factor section, any disclosure in any section relating to forward looking statements and any other disclosures included in such Parent Filed SEC Document to the extent they are predictive or forward-looking in nature), (viii) relating to any outbreak or escalation of hostilities or war or any act of terrorism or (ix) relating to the announcement of this Agreement and the transactions contemplated hereby and performance of and compliance with the terms of this Agreement; but only to the extent, in the case of clauses (i), (ii), (iii) or (viii), such change, effect, event, occurrence or state of fact does not materially, disproportionately impact Parent and its Subsidiaries, taken as a whole, relative to other companies in the coal mining industry;

                  (k)  “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

(l)  a “Significant Subsidiary” means a significant subsidiary as defined in Rule 1-02(w) of Regulation S-X of the Securities Act;

(m)  a “Subsidiary” of any person means another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first person;

                  (n)  “Tax Return” means all Tax returns, declarations, statements, reports, schedules, forms, elections and information returns and any amended Tax return relating to Taxes; and

                  (o)  “Taxes” means all income, profits, capital gains, goods and services, branch, payroll, unemployment, customs duties, premium, compensation, windfall profits, franchise, gross receipts, capital, net worth, sales, use, withholding, turnover, value added, ad valorem, registration, general business, employment, social security, disability, occupation, real property, personal property (tangible and intangible), unclaimed property, stamp, transfer (including real property transfer or gains), conveyance, severance, production, resource based, excise, withholdings, duties, levies, imposts, license, registration and other taxes (including any and all fines, penalties and additions attributable to or otherwise imposed on or with respect to any such taxes and interest thereon) imposed by or on behalf of any Governmental Entity.

                      SECTION 8.04.  Interpretation.  When a reference is made in this Agreement to an Article, a Section or Exhibit, such reference shall be to an Article or a Section of, or an Exhibit to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  Whenever reference is made to “the transactions contemplated by this Agreement” such language shall be deemed to include, solely in the context of any representation, warranty, covenant, agreement or other obligation of either Buyer Entity hereunder, the Financing.  The word “or” when used in this Agreement is not exclusive.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a person are also to its permitted successors and assigns.  Any document, information or access provided or made available by or on behalf of the Company to one of the Buyer Entities shall be deemed, for purposes of this Agreement, to have been provided or made available to each of the Buyer Entities.  The words “made available” shall mean made available in an electronic dataroom or website or in a physical dataroom, in each case to which the intended recipient or its representatives had access, or such item was otherwise available on the SEC’s public website (www.sec.gov).

                      SECTION 8.05.  Consents and Approvals.  For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing.

                      SECTION 8.06.  Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile or other electronic transmission), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

                      SECTION 8.07.  Entire Agreement; Third-Party Beneficiaries.  This Agreement (a) together with the Confidentiality Agreement (other than Sections 3, 8(a) (solely to the extent inconsistent with any provision of this Agreement, including Section 5.03 hereof) and 9 thereof), constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties and their affiliates with respect to the subject matter hereof and thereof, it being understood that the Confidentiality Agreement (other than Sections 3, 8(a) (solely to the extent inconsistent with any provision of this Agreement, including Section 5.03 hereof) and 9 thereof) shall survive the execution and delivery of this Agreement, and (b) except, from and after the Effective Time, for Sections 2.02(c) and 5.05, is not intended to confer upon any person other than the parties hereto any legal or equitable rights.  Notwithstanding the foregoing clause (b), the Lenders and their Affiliates shall be express third party beneficiaries of Sections 5.06(g), 7.02 and 8.12.

                      SECTION 8.08.  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

                      SECTION 8.09.  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any assignment without such consent shall be null and void, provided, however, that the Buyer Entities may assign any or all of their rights and obligations under this Agreement to any wholly owned Subsidiary of Parent (except that no such assignment shall relieve either Buyer Entity of its obligations hereunder), provided further, that on and after the Closing Date, each of the Buyer Entities may assign all of its rights hereunder to its Lenders and debt providers for collateral security purposes only.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

                      SECTION 8.10.  Specific Enforcement; Consent to Jurisdiction; Waiver of Jury Trial.  (a) The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including the parties’ obligation to consummate the Merger and the Buyer Entities’ obligation to pay the aggregate Merger Consideration and enforce their rights under the Financing Commitment), in each case, in accordance with this Section 8.10 in the Delaware Court of Chancery or any Federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.

  (b)  Notwithstanding anything herein to the contrary, it is acknowledged and agreed that the Company shall be entitled to seek specific performance of Parent’s and MergerCo’s obligations to consummate the Merger only in the event that each of the following conditions has been satisfied:  (i) the Marketing Period has ended and all of the conditions set forth in Section 6.01 and 6.02 have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Closing), (ii) Parent and MergerCo fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.02(a), (iii) the Lenders have not breached their obligations to make available to Parent and MergerCo the full amount of the Financing Commitment pursuant to the terms thereof (or if definitive agreements have been entered into in connection with the Financing, pursuant to such definitive agreements), and (iv) the Company has confirmed in a written notice delivered to Parent that if specific performance is granted and the Financing is funded, then the Closing will occur.  For the avoidance of doubt, while the Company may pursue both a grant of specific performance as and only to the extent expressly permitted by this Section 8.10 and the payment of the Funding Failure Termination Fee (only to the extent expressly permitted by Section 5.06), under no circumstances shall the Company be permitted or entitled to receive both such grant of specific performance and payment of the Funding Failure Termination Fee.

  (c)  Each of the parties hereto (i) consents to submit itself to the exclusive personal jurisdiction of the Delaware Court of Chancery and any Federal court sitting in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Delaware Court of Chancery (or, if the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or any Federal court sitting in the State of Delaware).

  (d)  EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY.

                      SECTION 8.11.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

                      SECTION 8.12.  Covered Claims.  Notwithstanding anything in this Agreement to the contrary, each of the parties hereto agrees that (i) any claim, suit, action or proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Lenders or any affiliate thereof arising out of or relating to (x) the Financing Commitment, any of the transactions contemplated by the Financing Commitment or the performance of services thereunder and (y) this Agreement or any of the transactions contemplated by this Agreement (each of the foregoing, a “Covered Claim”), shall be subject to the exclusive jurisdiction of the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof) and (ii) that it will not bring any Covered Claim, or permit any of its affiliates to bring any Covered Claim in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof). Each of the parties hereto agrees that, notwithstanding anything in this Agreement to the contrary, such party irrevocably waives any right to trial by jury in any Covered Claim. The Lenders and their affiliates are express third party beneficiaries of this Section 8.12.

[Signatures follow on the next page.]

  IN WITNESS WHEREOF, MergerCo, Parent and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

MOUNTAIN MERGER SUB, INC.

by	/s/ Kevin S. Crutchfield
	Name:	Kevin S. Crutchfield
	Title:	Chief Executive Officer

ALPHA NATURAL RESOURCES, INC.

by	/s/ Kevin S. Crutchfield
	Name:	Kevin S. Crutchfield
	Title:	Chief Executive Officer

MASSEY ENERGY COMPANY

by	/s/ Baxter F. Phillips, Jr.
	Name:	Baxter F. Phillips, Jr.
	Title:	Chief Executive Officer & President

ANNEX I

Index of Defined Terms

Term

2004 LTIP	Section 3.02(c)
2005 LTIP	Section 3.02(c)
2010 LTIP	Section 3.02(c)
2.25% Convertible Notes	Section 5.09(b)(iii)(D)
2.25% Convertible Notes Indenture	Section 5.13(b)
3.25% Convertible Notes	Section 5.09(b)(iii)(C)
3.25% Convertible Notes Indenture	Section 5.13(a)
6.875% Senior Notes	Section 5.09(b)(iii)(B)
Acquisition Agreement	Section 4.02(c)
Adjusted Option	Section 2.03(a)(i)
Affiliate	Section 8.03(a)
Agreement	Recitals
Alternative Financing	Section 5.09(a)
Antitrust Law	Section 3.01(e)
Appraisal Shares	Section 2.01(e)
Assumed Awards	Section 2.03(g)
business day	Section 8.03(b)
Buyer Entities	Recitals
Cash Merger Consideration	Section 2.01(c)
Certificate	Section 2.01(c)
Certificate of Merger	Section 1.03
Charter Amendment	Section 3.02(d)
Claim	Section 5.05(b)
Closing	Section 1.02(a)
Closing Date	Section 1.02(a)
Code	Section 8.03(c)
Company	Recitals
Company 401(k) Plan	Section 3.01(c)
Company Adverse Recommendation Change	Section 4.02(c)
Company Benefit Agreement	Section 3.01(n)(vii)
Company Benefit Plan	Section 3.01(n)(vii)
Company Board Recommendation	Section 3.01(d)
Company Bylaws	Section 1.05(b)
Company Certificate of Incorporation	Section 1.05(a)
Company Common Stock	Section 2.01
Company Convertible Notes	Section 5.13(b)
Company Convertible Notes Indentures	Section 5.13(b)
Company Disclosure Letter	Section 8.03(d)
Company Employees	Section 5.04(a)
Company ERISA Affiliate	Section 3.01(n)(ii)
Company Filed SEC Documents	Section 3.01

Term

Company Intellectual Property	Section 3.01(q)(i)
Company Leased Real Property	Section 3.01(p)(ii)(A)
Company Material Adverse Effect	Section 8.03(e)
Company Material Contract	Section 3.01(j)(vii)
Company Owned Intellectual Property	Section 3.01(q)(ii)(A)
Company Owned Real Property	Section 3.01(p)(i)
Company Pension Plan	Section 3.01(n)(i)
Company Performance Restricted Cash Units	Section 3.01(c)
Company Performance RSUs	Section 3.01(c)
Company Performance Unit Award	Section 2.03(i)(A)
Company Permitted Liens	Section 3.01(p)(i)
Company Preferred Stock	Section 3.01(c)
Company Real Property Lease	Section 3.01(p)(ii)(A)
Company Restricted Cash Units	Section 3.01(c)
Company Restricted Stock	Section 3.01(c)
Company Restricted Stock Award	Section 2.03(i)(B)
Company Restricted Unit Award	Section 2.03(i)(C)
Company RSUs	Section 3.01(c)
Company SEC Documents	Section 3.01(f)(i)
Company Stock Awards	Section 3.01(c)
Company Stock Options	Section 3.01(c)
Company Stock Plans	Section 3.01(c)
Company Stock Price	Section 2.03(i)(D)
Company Stockholder Approval	Section 3.01(a)
Company Stockholders Meeting	Section 5.01(c)
Company Takeover Proposal	Section 4.02(h)
Company Termination Fee	Section 5.06(b)
Confidentiality Agreement	Section 5.02
Contract	Section 3.01(e)
Convertible Notes	Section 5.09(b)(iii)(D)
Copyrights	Section 3.01(q)(iii)
Covered Claim	Section 8.12
Deferred Directors’ Fees Program	Section 3.01(c)
DGCL	Section 1.01
Director Fee Unit	Section 2.03(i)(E)
Divestiture Action	Section 5.03(c)
Effective Time	Section 1.03
Environmental Claims	Section 3.01(l)
Environmental Law	Section 3.01(l)
Equity Award Settlement Amount	Section 2.03(i)(F)
ERISA	Section 3.01(n)(vii)(A)
Exchange Act	Section 3.01(e)
Exchange Agent	Section 2.02(a)
Exchange Fund	Section 2.02(a)
Exchange Ratio	Section 2.01(c)

2

Term

Financing	Section 3.02(x)
Financing Commitment	Section 3.02(x)
Financing Sources	Section 3.02(x)
Form S-4	Section 3.01(e)
Funding Failure Termination Fee	Section 5.06(d)
GAAP	Section 3.01(f)(ii)
Governmental Entity	Section 3.01(e)
Hazardous Materials	Section 3.01(l)
HSR Act	Section 3.01(e)
Incentive Awards	Section 2.03(d)
Indebtedness	Section 4.01(a)(ix)
Indemnified Party	Section 5.05(a)
Intellectual Property Rights	Section 3.01(q)(i)
Intended Tax Treatment	Recitals
IRS	Section 3.01(n)(i)
Joint Proxy Statement	Section 5.01(a)
Judgment	Section 3.01(e)
Knowledge	Section 8.03(f)
Law	Section 3.01(e)
Lenders	Section 8.03(g)
Liens	Section 3.01(b)
MAE Burdensome Condition	Section 5.03(c)
Marketing Period	Section 1.02(b)
Merger	Recitals
Merger Consideration	Section 2.01(c)
MergerCo	Recitals
MergerCo Common Stock	Section 2.01(a)
Multiemployer Plan	Section 3.01(n)(vii)(A)
Notice of Superior Proposal	Section 4.02(d)
Notice Period	Section 4.02(d)
Outside Date	Section 8.03(h)
Parent	Recitals
Parent Adverse Recommendation Change	Section 4.03(c)
Parent Benefit Agreement	Section 3.02(n)(vii)
Parent Benefit Plan	Section 3.02(n)(vii)
Parent Board Recommendation	Section 3.02(d)
Parent Bylaws	Section 3.02(e)
Parent Certificate of Incorporation	Section 3.02(e)
Parent Closing Price	Section 2.02(f)
Parent Common Stock	Recitals
Parent Convertible Notes	Section 3.02(c)
Parent Convertible Notes Indenture	Section 3.02(c)
Parent Disclosure Letter	Section 8.03(i)
Parent ERISA Affiliate	Section 3.02(n)(ii)

3

Term

Parent Filed SEC Documents	Section 3.02
Parent Intellectual Property	Section 3.02(q)(i)
Parent Leased Real Property	Section 3.02(p)(ii)
Parent Material Adverse Effect	Section 8.03(j)
Parent Material Contract	Section 3.02(j)(vii)
Parent Owned Intellectual Property	Section 3.02(q)(ii)
Parent Owned Real Property	Section 3.02(p)(i)
Parent Pension Plan	Section 3.02(n)(i)
Parent Permitted Liens	Section 3.02(p)(i)
Parent Preferred Stock	Section 3.02(c)
Parent Real Property Lease	Section 3.02(p)(ii)
Parent SEC Documents	Section 3.02(f)(i)
Parent Stock Awards	Section 3.02(c)
Parent Stock Plans	Section 3.02(c)
Parent Stock Price	Section 2.03(i)(G)
Parent Stockholder Approval	Section 3.02(a)
Parent Stockholders Meeting	Section 5.01(d)
Parent Takeover Proposal	Section 4.03(h)
Parent Termination Fee	Section 5.06(c)
Parent Vote Down Termination Fee	Section 5.06(e)
PBGC	Section 3.01(n)(iii)
Permits	Section 3.01(k)(i)
person	Section 8.03(k)
Post Signing Company Stock Option	Section 2.03(b)(i)
Post Signing Company Unit Award	Section 2.03(b)(ii)
Post Signing Performance Unit Award	Section 2.03(b)(iii)
Premium Cap	Section 5.05(c)
Proceeding	Section 3.01(i)
Release	Section 3.01(l)
Required Financial Information	Section 5.09(b)
Restraints	Section 6.01(b)
Rollover Exchange Ratio	Section 2.03(i)(H)
Sarbanes-Oxley Act	Section 3.01(f)(i)
SEC	Section 3.01
Section 262	Section 2.01(e)
Securities Act	Section 3.01(e)
Significant Subsidiary	Section 8.03(l)
Stock Issuance	Section 3.02(d)
Stock Merger Consideration	Section 2.01(c)
Stock Plan	Section 3.02(c)
Subsidiary	Section 8.03(m)
Superior Company Proposal	Section 4.02(h)
Superior Parent Proposal	Section 4.03(h)
Surety Bonds	Section 3.01(k)(iv)

4

Term

Surviving Corporation	Section 1.01
Taxes	Section 8.03(o)
Tax Return	Section 8.03(n)
Timing Agreement	Section 5.03(c)
Voting Company Debt	Section 3.01(c)
Voting Parent Debt	Section 3.02(c)
willful and material breach	Section 7.02

5